Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RITHM CAPITAL CORP.,

CALDER SUB, INC.,

CALDER SUB I, LP,

CALDER SUB II, LP,

CALDER SUB III, LP,

SCULPTOR CAPITAL LP,

SCULPTOR CAPITAL ADVISORS LP,

SCULPTOR CAPITAL ADVISORS II LP

AND

SCULPTOR CAPITAL MANAGEMENT, INC.

JULY 23, 2023

i

ii

Exhibit A          Form of Certificate of Merger
Exhibit B          Forms of LP Certificate of Merger
Exhibit C          Client Consent Condition

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 23, 2023, is entered into by and among Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), Sculptor Capital LP, a Delaware limited partnership and Subsidiary of the Company (“Capital LP”), Sculptor Capital Advisors LP, a Delaware limited partnership and Subsidiary of the Company (“Advisors LP”), Sculptor Capital Advisors II LP, a Delaware limited partnership and Subsidiary of the Company (“Advisors II LP” and, together with Capital LP and Advisors LP, the “Operating Partnerships”), Rithm Capital Corp., a Delaware corporation (“Parent”), Calder Sub, Inc., a Delaware corporation and Subsidiary of Parent (“Merger Sub Inc.”), Calder Sub I, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub I”), Calder Sub II, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub II”), and Calder Sub III, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub III” and collectively with Merger Sub I and Merger Sub II, the “LP Merger Subs” and collectively with Merger Sub Inc, the “Merger Subs”).  Each of the Company, Capital LP, Advisors LP, Advisors II LP, Parent, Merger Sub Inc., Merger Sub I, Merger Sub II and Merger Sub III is referred to herein as a “party” and, collectively, the “parties.”

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) (i) established a special committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”) to, among other things, review, evaluate and negotiate this Agreement, including the Public Merger and the LP Mergers (each as defined below) and the other transactions contemplated hereby (the Public Merger and the LP Mergers, collectively with such other transactions, the “Transactions”) and (ii) resolved not to approve or implement any transaction of the type contemplated by this Agreement without the prior independent review and determination of the Special Committee;

WHEREAS, the Special Committee has unanimously (i) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are fair to, advisable and in the best interests of, the Company and the Company Stockholders (as defined below) and (ii) recommended that the Company Board (A) approve and declare advisable this Agreement and the Transactions, (B) recommend adoption of this Agreement and the Public Merger to the Company Stockholders (such recommendation described in this clause (ii), the “Special Committee Recommendation”), and (C) instruct the General Partner (as defined below) to approve this Agreement and the Transactions;

WHEREAS, the board of directors of each of Merger Sub Inc. and Parent, and the general partner of each of Merger Sub I, Merger Sub II and Merger Sub III have each approved and declared advisable and in the best interests of each such Person and its respective stockholders or limited partners this Agreement and the Transactions, including (i) the merger of Merger Sub Inc. with and into the Company, with the Company surviving such merger as the surviving corporation (the “Public Merger”), as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (ii) the merger of Merger Sub I with and into Capital LP, with Capital LP surviving such merger as the surviving partnership (“LP Merger I”), (iii) the merger of Merger Sub II with and into Advisors LP, with Advisors LP surviving such merger as the surviving partnership (“LP Merger II”), and (iv) the merger of Merger Sub III with and into Advisors II LP, with Advisors II LP surviving such merger as the surviving partnership (“LP Merger III” and, together with LP Merger I and LP Merger II, the “LP Mergers,” and the LP Mergers, together with the Public Merger, the “Mergers”), as more fully provided in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DLPA”);

WHEREAS, the General Partner (as defined below), as the general partner of the Operating Partnerships, and the Company Board (acting upon the Special Committee Recommendation) have each approved this Agreement and the Transactions (collectively, the “General Partner Approvals”);

WHEREAS, Merger Sub Inc, as the general partner of each LP Merger Sub, has approved the adoption of this Agreement and the Transactions;

WHEREAS, the board of directors of Merger Sub Inc. has recommended that the sole stockholder of Merger Sub Inc. adopt this Agreement and the Transactions; and Parent, as the sole stockholder of Merger Sub Inc., will approve the adoption of this Agreement and the Transactions, immediately following the execution and delivery of this Agreement by each of the parties hereto;

WHEREAS, the Company Board (acting upon the Special Committee Recommendation) has, subject to Section 6.04, unanimously resolved to recommend that the Company Stockholders approve the adoption of this Agreement and the Transactions;

WHEREAS, in order to induce Parent to enter into this Agreement and cause the Mergers to be consummated, concurrently with the execution and delivery of this Agreement, Parent is entering into voting and support agreements with James Levin, Wayne Cohen, Brett Klein and Peter Wallach (the “Support Agreements”);

WHEREAS, in order to induce Parent to enter into this Agreement and cause the Mergers to be consummated, subject to the satisfaction or waiver of the condition that holders of a minimum number of units in the Operating Partnerships determine to participate in the Rollover (as defined below), certain existing limited partners of the Operating Partnerships (the “Rollover Holders”) are being offered the opportunity to enter into a rollover agreement (the “Rollover Agreement”) (or a joinder to the Rollover Agreement) with Parent and Calder Holdco I, LP (“HoldCo A”), Calder Holdco II, LP (“HoldCo B”) and Calder Holdco III, LP (“HoldCo C”), each a Delaware limited partnership (each a “HoldCo” and collectively, the “HoldCos”), pursuant to which each Rollover Holder would agree, subject to the terms and conditions set forth therein, immediately prior to the LP Mergers Effective Time, and conditioned upon the Closing (including the consummation of the Mergers), to contribute certain of its equity interests in the Operating Partnerships having an aggregate value as set forth in the Rollover Agreement (the “Contributed Value”, and such rollover equity interests, the “Rollover Interests”) to each of the HoldCos, and each HoldCo will accept the Rollover Interests from each such Rollover Holder, in exchange for a number of equity interests in such HoldCo having an aggregate value equal to the Contributed Value (such contribution and issuance, the “Rollover”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01       Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement; provided that such confidentiality agreement (a) need not include any “standstill” or similar terms and (b) does not contain terms that prevent the Acquired Companies from complying with their respective obligations under this Agreement.

“Acquired Companies” means, collectively, the Company, the Operating Partnerships and each of its and their respective Subsidiaries; provided that no Fund, Subsidiary of a Fund, Company Facilitator Vehicle or Portfolio Company shall be deemed to be an Acquired Company.

“Acquisition Proposal” means, other than the Transactions or any other proposal or offer from Parent or any of its Subsidiaries, any inquiry, proposal, offer or indication of interest from a Third Party relating to (a) any acquisition or purchase, in a single transaction or series of related transactions, of (i) fifteen percent (15%) or more of the consolidated revenue, net income or assets of the Acquired Companies (including equity interests of the Subsidiaries thereof), taken as a whole, or (ii) fifteen percent (15%) or more of any class of equity securities of the Acquired Companies; (b) any tender offer or exchange offer that if consummated would result in any Person or Group acquiring beneficial ownership of fifteen percent (15%) or more of any class of equity securities of the Acquired Companies; or (c) any merger, consolidation, business combination, joint venture, partnership, spin off, split off, reclassification, recapitalization, liquidation, dissolution, share exchange or other transaction involving the Company or any of its Subsidiaries in which a Third Party or its equityholders, if consummated, would hold fifteen percent (15%) or more of any class of equity securities of the Acquired Companies or the surviving entity or the resulting direct or indirect parent of the applicable Acquired Company (or Acquired Companies) or such surviving entity.

“Advisers Act” means the Investment Advisers Act of 1940.

“Advisors II LP LPA” means the Amended and Restated Agreement of Limited Partnership of Sculptor Capital Advisors II LP (formerly OZ Advisors II LP), dated as of February 7, 2019.

“Advisors LP LPA” means the Amended and Restated Agreement of Limited Partnership of Sculptor Capital Advisors LP (formerly OZ Advisors LP), dated as of February 7, 2019.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of this definition, (a) “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing, (b) no Fund, Subsidiary of a Fund, Company Facilitator Vehicle or any Portfolio Company shall be deemed to be an Affiliate of an Acquired Company and (c) no investment fund or other investment vehicle advised, managed, sponsored or controlled by Parent or any Person directly or indirectly controlling, controlled by or under common control with Parent or any portfolio company of such fund or other investment vehicle shall be deemed to be an Affiliate of Parent or any Merger Sub (except that Parent and Merger Sub shall always be deemed to be Affiliates of one another).

“Ancillary Agreements” means the Support Agreements, Company Confidentiality Agreement, Rollover Agreement and each of the documents, instruments and agreements delivered in connection with the Transactions, including each of the exhibits hereto and the Company Disclosure Letter.

“Anti-Corruption Laws” means all Applicable Laws relating to corruption, money laundering or bribery, including the U.S. Foreign Corrupt Practices Act of 1977, and 18 U.S.C. §§ 1956 and 1957 and the Bank Secrecy Act, as amended by the USA PATRIOT Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 C.F.R. Chapter X.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, any attorney general of any state of the United States or any other Governmental Authority of any other jurisdiction (whether U.S., foreign or multinational) with responsibility for enforcing any Antitrust Laws.

“Applicable Law” means, with respect to any Person, any Law or Governmental Order, in each case, of any Governmental Authority that is binding upon or applicable to such Person.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act and shall be calculated in accordance therewith.

“Black-Scholes Value” means, with respect to the Company Warrants, the meaning ascribed to such term in such warrant.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City, New York or Los Angeles, California.

“Capital LP LPA” means the Amended and Restated Agreement of Limited Partnership of Sculptor Capital LP (formerly OZ Management LP), dated as of February 7, 2019.

“CBO” means a collateralized bond obligation transaction or a warehouse transaction in anticipation of a collateralized bond obligation transaction.

“CBO Issuer” means a collateralized bond obligation vehicle, including any collateralized bond obligation warehouse special purpose vehicle and any special purpose entity that issues CBO Securities, including the entities listed on Section 1.01(b) of the Company Disclosure Letter.

“CBO Manager” means, with respect to any CBO Issuer, a manager or managers (or similar capacity) of the assets held by such CBO Issuer, or any sub-adviser to the CBO Issuer.

“CBO Securities” means the securities issued by the CBO Issuer.

“CFO” means a transaction where a special purpose entity directly or indirectly holds various fund assets (as well as certain liquid assets) and issues tranches of securities representing senior and subordinated returns on those assets.

“CFO Issuer” means a special purpose entity that issues CFO Securities, including the entities listed on Section 1.01(c) of the Company Disclosure Letter.

“CFO Manager” means, with respect to any CFO Issuer, a manager or managers (or similar capacity) of the assets held by such CFO Issuer.

“CFO Securities” means the securities issued by the CFO Issuers.

“Class A Unitholder Stockholders” means Company Stockholders that hold LP Class A Units or LP Class A-1 Units and their respective Affiliates that are holders of Company Common Stock.

“Client” means any Person to which the Company or any of its Subsidiaries provides (or, during the relevant period, provided) Investment Management Services.

“CLO” means a collateralized loan obligation transaction or a warehouse transaction in anticipation of a collateralized loan obligation transaction, or a static securitization or any other securitization other than a CFO.

“CLO Issuer” means a collateralized loan obligation vehicle or a static securitization vehicle, including any collateralized loan obligation warehouse special purpose vehicle and any special purpose entity that issues CLO Securities, including the entities listed on Section 1.01(d) of the Company Disclosure Letter.

“CLO Manager” means, with respect to any CLO Issuer, a manager or managers, advisor or sub-advisor (or similar capacity) of the assets held by such CLO Issuer.

“CLO Securities” means the securities or other obligations issued by the CLO Issuers.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of March 31, 2023 and the notes thereto, as contained in the Company SEC Documents.

“Company Balance Sheet Date” means March 31, 2023.

“Company Capital Stock” means the Company Common Stock, the Company Preferred Stock and the Company Warrants.

“Company Class A Common Stock” means the Class A common stock, $0.01 par value per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, $0.01 par value per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock and Company Class B Common Stock.

“Company Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 14, 2022, between Parent and the Company, as amended on June 28, 2023.

“Company Credit Agreement” means that certain Credit Agreement dated as of September 25, 2020 among Capital LP, as borrower, Delaware Life Insurance Company, as administrative agent and lender, and certain other subsidiaries of the Company, as guarantors.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub Inc. concurrently and in connection with the execution of this Agreement.

“Company Facilitator Vehicle” means any blocker, splitter, feeder or other entity formed for the purpose of investing in a Fund or any alternative investment vehicle, special purpose vehicle or other entity formed for the purpose of facilitating an investment by a Fund or, in lieu thereof, by the investors in a Fund.

“Company IT Assets” means all tangible and intangible information technology assets, computer hardware (whether general or special purpose), services, interfaces, networks, including Software, systems and any outsourced systems and processes, owned or used by or for the Acquired Companies in connection with the business of the Acquired Companies.

“Company Licensed IP” means all Intellectual Property Rights used in or necessary for the operation of the business of the Acquired Companies other than the Company Owned IP.

“Company Material Adverse Effect” means any effect, change, development, occurrence, circumstance or event (each, an “Effect”) that, individually or taken together with any other Effects, (a) prevents or would reasonably be expected to prevent the consummation of the Transactions by the Acquired Companies or (b) is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), assets, liabilities (contingent or otherwise), business operations or results of operations of the Acquired Companies, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effects to the extent arising from any of the following) be taken into account in determining whether there has been or will be, an Effect under or pursuant to clause (b) of this definition: (i) any change in Applicable Law, GAAP or any applicable accounting standards or any interpretation thereof, in each case, after the date hereof; (ii) any change in general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally; (iii) any change in political conditions in the United States or any other country or region in the world; (iv) any changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities or national or international calamity), acts of terrorism, cyberattacks or data breaches (including, in each case, any escalation or worsening thereof); (v) epidemics or pandemics (including COVID-19), or disease outbreaks, including, in each case, the escalation or worsening of any such events and the response thereto of any Governmental Authority (including COVID-19 Measures) in the United States or any other country or region in the world; (vi) any act of God or natural disaster (or escalation or worsening thereof); (vii) any changes in or affecting securities, equity, credit, real estate or financial and capital markets conditions, including interest rates and currency exchange rates, and any instability in the banking sector, including the failure or placement into receivership of any financial institution, in each case, in the geographic markets in which the Acquired Companies operate; (viii) any change generally affecting the industries in which the Acquired Companies operate; (ix) without limitation of Section 7.02(c) and Exhibit C, the negotiation, execution, announcement, performance, consummation or existence of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement (including (A) any Stockholder Litigation or other Proceeding threatened or initiated by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or any members of the Special Committee or Company Board alleging breach of fiduciary duty or violation of Applicable Law with respect to this Agreement or the Transactions) or (B) any termination or loss of, reduction in or similar negative impact on the Company’s reputation or relationships, contractual or otherwise, with any actual or potential Clients, suppliers, distributors, partners or employees of the Acquired Companies) due to (1) the negotiation, entry into, announcement, pendency or performance of this Agreement or identity of, or the facts and circumstances relating to, Parent or Merger Subs or (2) any communication by Parent or any of its Affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Acquired Companies, Parent or Merger Subs or (3)  any actions taken by Clients, investors or any of the Acquired Companies’ suppliers, service providers or personnel) (other than, in the case of this clause (ix), for purposes of Section 4.02, Section 4.03, Section 4.04, Section 4.05, Section 4.18(h) or Section 4.18(j) (or Section 7.02(a) as it relates to Section 4.02, Section 4.03, Section 4.04, Section 4.05, Section 4.18(h) or Section 4.18(j))); (x) the compliance with the terms of this Agreement or the taking of any action (or the omission of any action), in each case, expressly required by this Agreement or expressly requested by Parent in writing; (xi) any change in the price or trading volume of the Company’s securities or other financial instruments; (xii) any failure of the Acquired Companies to meet any internal or published projections, estimates or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Acquired Companies; and (xiii) any matter to which Parent has expressly consented in writing; provided that (A) neither clause (xi) nor clause (xii) shall prevent a determination that any cause underlying such change or failure, in and of itself, has resulted in a Company Material Adverse Effect and (B) such underlying cause may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded from this definition of Company Material Adverse Effect; provided, further, that, in the case of each of the foregoing clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii), the Effect referred to therein shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such Effect has a disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared to similarly situated participants operating in the industries in which the Acquired Companies operate; provided, further, that, in determining whether a Company Material Adverse Effect has occurred or would reasonably be likely to occur, there shall be taken into account any right to insurance or indemnification available to the Acquired Companies.

“Company Non-Unitholder Stockholder Approval” means the adoption of this Agreement and the approval of the Transactions, including, for the avoidance of doubt, the Public Merger, by the affirmative vote of the holders representing at least a majority of the aggregate voting power of the outstanding shares of Company Class A Common Stock owned by Non-Unitholder Stockholders entitled to vote thereon in accordance with the DGCL.

“Company Owned IP” means all Intellectual Property Rights owned, or purported to be owned by any Acquired Company.

“Company Performance Award” means (a) an outstanding award of performance-based restricted stock units in respect of shares of Company Common Stock granted pursuant to a Company Stock Plan and (b) an outstanding award of performance-based restricted shares of Company Common Stock granted pursuant to a Company Stock Plan.

“Company Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.

“Company Restricted Stock Award” means an outstanding award of service-based restricted shares of Company Common Stock granted pursuant to a Company Stock Plan which, for the avoidance of doubt, vests solely based on the passage of time.

“Company RSU Award” means an outstanding award of service-based restricted stock units in respect of shares of Company Common Stock (including, for the avoidance of doubt, any such restricted stock units to be settled in cash) granted pursuant to a Company Stock Plan which, for the avoidance of doubt, vests solely based on the passage of time.

“Company Service Provider” means each current or former director, officer, employee or independent contractor or other service provider of any of the Acquired Companies.

“Company Stock Award” means each Company RSU Award, Company Performance Award and Company Restricted Stock Award.

“Company Stock Plans” means the Company’s Amended and Restated 2007 Equity Incentive Plan, 2013 Incentive Plan and 2022 Incentive Plan, each as amended from time to time.

“Company Stockholder Approval” means the adoption of this Agreement and the approval of the Transactions, including, for the avoidance of doubt, the Public Merger, by the affirmative vote of the holders representing at least a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with the DGCL, voting together as a single class.

“Company Stockholders” means holders of shares of Company Common Stock.

“Company Termination Fee” means an amount in cash equal to $16,576,819.

“Company Warrants” means warrants for the purchase of Company Class A Common Stock issued pursuant to that certain Credit and Guaranty Agreement dated September 25, 2020, by and among Capital LP, as borrower, certain other guarantors party thereto from time to time, the lenders party thereto from time to time and Delaware Life Insurance Company, as administrative agent and as a lender.

“Continuing Employees” means all employees of any of the Acquired Companies who, as of the Closing, continue their employment with Parent, the Surviving Corporation, the Surviving Limited Partnerships or any of their Subsidiaries.

“Contract” means any legally binding contract, agreement, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, purchase order or other obligation, other than any Company Benefit Plan.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, workforce reduction, shut down, closure, sequester or similar Law or directive of or promulgated by any Governmental Authority.

“Data Privacy and Security Laws” means all Applicable Laws concerning the processing of Personal Information, the privacy of the data subjects to whom the Personal Information pertains, or unfair or deceptive acts or practices with respect to Personal Information, including U.S. state consumer protection Laws, U.S. state breach notification Laws, U.S. state data security and data disposal laws, the Federal Trade Commission Act, the Gramm-Leach-Bliley Act, the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography And Marketing (CAN-SPAM) Act, the Fair Credit Reporting Act and its state law equivalents, the California Consumer Privacy Act of 2018 and all similar U.S. state consumer privacy laws and the E.U. General Data Protection Regulation and UK Data Protection Act 2018.

“Environmental Laws” means any and all Laws relating to pollution, worker or public health and safety with respect to exposure to Hazardous Substance, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agreements” means, (a) the Exchange Agreement, dated as of March 1, 2017 by and among the Company, each Operating Partnership, the General Partner, each limited partner of the Operating Partnerships and the holders of the outstanding shares of Company Class B Common Stock and (b) the Amended and Restated Exchange Agreement, dated as of February 7, 2019 by and among the Company, each Operating Partnership, the General Partner, each limited partner of the Operating Partnerships and the holders of the outstanding shares of Company Class B Common Stock.

“Family Related Parties” means (a) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, niece or nephew of a Person, (b) the estate of any Person under clause (a), (c) any person who receives a direct or indirect beneficial interest in the Acquired Companies from any estate under clause (b), or (d) any corporation, partnership, limited liability company, trust or similar entity, directly or indirectly owned or controlled by any Person identified in clauses (a), (b) or (c).

“FCA” means the UK Financial Conduct Authority or any successor entity from time to time.

“Financing Deliverables” means the following customary documents to be delivered prior to (and in the case of the documentation and information described in clause (b) of this definition, at least three (3) Business Days prior to the Closing Date) and in connection with the Closing: (a) a Payoff Letter with respect to the Company Credit Agreement, and (b) documentation and other information reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by any Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations.

“Financing Documents” means the agreements, documents and certificates contemplated by any Financing, including any schedules, exhibits and annexes thereto.

“Financing Sources” means the Persons that are party to, and have committed to provide or arrange all or any part of any Financing, including any lenders, agents, arrangers and other persons acting in a similar capacity for any such Financing (but excluding, for the avoidance of doubt, Parent and Merger Sub Inc.).

“Fund” means any investment fund or other investment vehicle (including any general or limited partnership, account, parallel vehicle, alternative investment vehicle, co-investment vehicle, trust, limited liability company, limited company or other entity and whether or not dedicated to a single investor) or separately managed account (a) sponsored or controlled by any Acquired Company, (b) for which any Acquired Company acts or acted as investment adviser, investment sub-adviser, general partner, collateral manager, managing member or manager or otherwise provides Investment Management Services, (c) from which any Acquired Company receives or is entitled to receive, directly or indirectly, management fees, performance fees, incentive allocations or other revenues of any kind; provided that (x) solely for purposes of Section 4.20(c), (e), (f), (g) and (k) the term “Fund” shall not include any entity as to which there is a Sub-advisory Relationship, (y) a “Fund” shall not include any Portfolio Company, and (z) a Fund shall include a CFO Issuer, a CLO Issuer, a CBO Issuer and a Securitization Issuer.

“Fund Documentation” means, with respect to each Fund as of any date of determination, all organizational, governing and financing documentation that is material in respect of such Fund, including its memorandum and articles of incorporation or association, limited partnership agreement, operating agreement, shareholders agreement or other constitutional documents, Investment Advisory Arrangement, indenture, credit agreement or other financing documents, offering document or memorandum, placement agent agreement and form of subscription documents and investor side letters, in each case, that as of such date of determination, are in effect.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“General Partner” means Cadence Capital Holding Corporation, a Delaware corporation and wholly owned subsidiary of the Company and the general partner of each Operating Partnership.

“Governmental Authority” means any supranational, national, federal, state, territorial, provincial, municipal, local, foreign or domestic government, governmental authority, regulatory, legislative, tax or administrative agency, governmental commission, board, bureau, agency or instrumentality, arbitral body (public or private), court or tribunal or any self-regulatory organization or other non-governmental regulatory department (including, NYSE, the NFA and the Asset Management Associate of China), or any political other subdivision, department or branch of any of the foregoing.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, directive, ruling, settlement, determination, decision, verdict or award, whether civil, criminal or administrative, in each case, entered, issued, made or rendered by or with any Governmental Authority.

“Governmental Permit” means any approvals, authorizations, consents, licenses, ordinances, permits, certificates, franchises, registrations, accreditations, variance filings, exemptions or notifications issued or granted by, obtained from or made with or to a Governmental Authority.

“Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.

“Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive” (or words with similar meaning), including petroleum and petroleum products and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with such borrowed money), or with respect to deposits or advances of any kind to such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software (other than trade payables incurred in the Ordinary Course of Business), including any earn-out or other similar contingent payment obligations; (d) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (e) all obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (f) guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person of a type described in clauses (a) through (e); (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); or (h) reimbursement obligations with respect to letters of credit, bank guarantees and other similar contractual obligations, to the extent drawn or entered into by or on behalf of such Person.

“Intellectual Property Rights” means all intellectual property and proprietary rights throughout the world, including (a) patents, patent applications, and all related continuations, divisions, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, trade names, service marks and all goodwill associated therewith, (c) copyrights, copyrightable material and in works of authorship, (d) internet domain names, (e) all registrations, renewals and applications of the foregoing, (f) trade secrets and corresponding rights, confidential and proprietary information, including know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs and specifications and (g) rights in Software.

“Intervening Event” means any Effect (other than any Effect resulting from a breach of this Agreement by the Company or that involves or relates to an Acquisition Proposal or Superior Proposal or any inquiry or communications or matters relating thereto) that, (a) individually or in the aggregate, is material and is not, or the magnitude or consequences of which is not, known or reasonably foreseeable to or by the Company Board or the Special Committee as of the date of this Agreement, which Effect (or the magnitude or consequences of which) first becomes known or reasonably foreseeable to or by the Company Board or Special Committee prior to the Company Stockholder Meeting, (b) does not relate to (i) the mere fact in and of itself that the Company or Parent meets or exceeds (or fails to meet) any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics or (ii) changes in the market price or trading volume of the Company Common Stock, the common stock, par value $0.01 per share, of Parent or the credit rating of the Company or Parent and (c) does not result from the announcement, pendency or consummation of this Agreement or the Transactions or any actions required to be taken or to be refrained from being taken pursuant to this Agreement.

“Investment Adviser Subsidiaries” means each Subsidiary of the Company that is registered, licensed or qualified, or required to be registered, licensed or qualified, as an investment adviser, sub-adviser, relying adviser or similar term under the Advisers Act or other Applicable Law as of the date of this Agreement, including the Relying Investment Adviser Subsidiaries.

“Investment Advisory Arrangement” means a Contract (including any limited partnership agreement, limited liability company agreement or similar governing document of a Client) under which the Company or any of its Subsidiaries provides Investment Management Services.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Management Services” means investment management or advisory services, including sub-advisory services, administrative services, underwriting, distribution or marketing services or any other services related to the provision of investment management or investment advisory services, including any similar services deemed to be “investment advice” pursuant to the Advisers Act.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (a) with respect to the Company, the actual knowledge, after reasonable inquiry of direct reports, of each of Jimmy Levin, Wayne Cohen, Dava Ritchea, Steve Orbuch, David Levine, Julie Siegel, Steven Pahuskin and Ellen Conti, and (b) with respect to Parent and the Merger Subs, the actual knowledge, after reasonable inquiry of direct reports of each of Michael Nierenberg, Varun Wadhawan, Phil Sivin, Nick Santoro and Leah Fischler.

“Law” means any and all domestic (federal, state, county, city, municipal or local), foreign or other governmental laws (including common law), acts, statutes, codes, administrative interpretations, treaties, constitutions, rules, regulations, ordinances, Governmental Orders, Governmental Permits, or other requirements of or agreements with, a Governmental Authority.

“Lease” means any lease, sublease or other agreement under which any Person: (a) leases, uses, occupies or has the right to use or occupy, any real property, or (b) grants to a Third Party any right to lease, use or occupy any real property.

“Leased Real Property” means land, buildings, structures, improvements, fixtures or other interests in real property leased or subleased by an Acquired Company or that an Acquired Company otherwise has rights to use or occupy, in each case, which provides for annual base rental payments in excess of $65,000.

“Lien” means any mortgage, deed of trust, easement, pledge, hypothecation, encumbrance, usufruct, security interest, charge, claim, license, conditional sale, title retention agreement or other lien or restriction of any kind.

“Look-Back Date” means January 1, 2020.

“LP Class A Units” means the Class A Common Units of the Operating Partnerships.

“LP Class A-1 Units” means the Class A-1 Common Units of the Operating Partnerships.

“LP Class B Units” means the Class B Common Units of the Operating Partnerships.

“LP Class C Units” means the Class C Non-Equity Interests of the Operating Partnerships.

“LP Class E Units” means the LP Class E Additional Units, LP Class E-1 Units, LP Class E-2 Units, LP Class E-3 Units, LP Class E-4 Units, LP Class E-5 Units, LP Class E-6 Units, LP Class E-7 Units and LP Class E-8 Units, as applicable.

“LP Class E Additional Units” means the LP Additional Class E Common Units of the Operating Partnerships.

“LP Class E-1 Units” means the Class E-1 Common Units of the Operating Partnerships.

“LP Class E-2 Units” means the Class E-2 Common Units of the Operating Partnerships.

“LP Class E-3 Units” means the Class E-3 Common Units of the Operating Partnerships.

“LP Class E-4 Units” means the Class E-4 Common Units of the Operating Partnerships.

“LP Class E-5 Units” means the Class E-5 Common Units of the Operating Partnerships.

“LP Class E-6 Units” means the Class E-6 Common Units of the Operating Partnerships.

“LP Class E-7 Units” means the Class E-7 Common Units of the Operating Partnerships.

“LP Class E-8 Units” means the Class E-8 Common Units of the Operating Partnerships.

“LP Class P Units” means the Class P Common Units of the Operating Partnerships.

“LP Class P-4 Units” means the Class P-4 Common Units of the Operating Partnerships.

“LP Merger Consideration” means, with respect to any Operating Partnership Unit, the per-unit amount that a holder of such Operating Partnership Unit would be entitled to receive in a liquidity event pursuant to the terms of the Operating Partnership LPAs (including in accordance with Section 3.1(h) of the Operating Partnership LPAs), assuming the aggregate amount payable by the Operating Partnerships (other than in respect of LP Class B Units) is $167,367,690 and taking into account any Threshold Value applicable to such Operating Partnership Unit.

“LP Profit Sharing Interests” means the Profit Sharing Interests of the Operating Partnerships.

“NFA” means the National Futures Association.

“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not described in Section 856(c)(3) of the Code.

“Non-Unitholder Stockholders” means the holders of Company Class A Common Stock, other than the Class A Unitholder Stockholders and all executive managing directors of the Company employed by the Company or its Subsidiaries as of the date of this Agreement or the date of the Company Stockholder Meeting.

“NYSE” means the New York Stock Exchange or any successor exchange.

“Open Source Software” means any Software that is licensed pursuant to:  (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation.

“Operating Partnership LPAs” means, collectively, the Capital LP LPA, the Advisors LP LPA and the Advisors II LP LPA.

“Operating Partnership Units” means, collectively, the LP Class A Units, LP Class A-1 Units, LP Class B Units, LP Class C Units, LP Class D Units, LP Class E Units, LP Class P Units, LP Class P-4 Units and LP Profit Sharing Interests.

“Ordinary Course of Business” means actions that are consistent in all material respects with the past practices of the Company and the Operating Partnerships, taken in the ordinary course of the normal day-to-day operations of the Company and the Operating Partnerships.

“Other Securitization” means any securitization other than a CLO, CFO or a CBO.

“Owned Real Property” means each parcel of real property owned by an Acquired Company.

“Parent Expenses” means a cash amount of Parent’s and its Subsidiaries’ actual documented out-of-pocket costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions, not to exceed $5,100,560.

“Parent Related Party” means (i) Parent, (ii) Merger Sub Inc., Merger Sub I, Merger Sub II, Merger Sub III and (iii) any of Parent’s, Merger Sub Inc.’s, Merger Sub I’s, Merger Sub II’s and Merger Sub III’s former, current and future Representatives, assignees, stockholders, partners, members, managers, general or limited partners, other equityholders, controlling Persons and any Representatives of any of the foregoing.

“Pass-Through Tax Return” means any Tax Return for income Taxes filed by or with respect to the Operating Partnerships for any tax periods that end on or before (or include) the Closing Date to the extent that the items reflected on such Tax Return are required to be reported on the income Tax Returns of the partners of the Operating Partnerships (including, for the avoidance of doubt, IRS Form 1065 and Schedule K-1).

“Payoff Letter” means, with respect to any indebtedness for money borrowed from a third party by any Acquired Company, a customary payoff letter executed by the lender(s) (or their duly authorized Representative) of such indebtedness, in form and substance reasonably satisfactory to Parent, evidencing the payment in full of all obligations under such indebtedness, and the release of all Liens contemplated thereby, together with documentation reasonably satisfactory to Parent evidencing the termination of such indebtedness and all such Liens and of any further liabilities of the borrowing Acquired Company thereunder.

“Permitted Liens” means (a)  Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial statements of the Company as of the date hereof in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens, in each case, not yet delinquent or that are being contested in good faith and by appropriate proceedings, (c) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents to secure public or statutory obligations, (d) zoning, building codes and other land use Laws regulating the use or occupancy of Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Real Property and which are not violated by the current use and operation of such Real Property or the operation of the business of the Acquired Companies, (e) with respect to Real Property, (i) Liens disclosed on existing title reports or existing surveys made available to Parent, (ii) Liens that would be shown on a current title report or an accurate survey of the property, (iii) Liens encumbering the interest of the fee owner or any superior lessor, sublessor or sublicensor, and (iv) any other non-monetary Liens which, in the case of each of the foregoing clauses (i) through (iv), does not, and is not reasonably likely to, individually or in the aggregate, materially impair the continued use, operation or value of the specific parcel of such Real Property to which they relate or the conduct of the businesses of the Acquired Companies at such Real Property, (f) Liens, the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents, (g) Liens to be released and terminated in full with no further liabilities on any Person on or prior to the Closing Date, (h) Liens described in Section 1.01(a) of the Company Disclosure Letter, (i) non-exclusive licenses granted by an Acquired Company in the Ordinary Course of Business, (j) Liens in favor of holders of the CFO Securities, the CLO Securities, the CBO Securities and the Securitization Securities, (k) Liens in favor of lenders to the CFO Issuers, CLO Issuers, the CBO Issuers and the Securitization Issuers, (l) Liens in favor of trustees, collateral agents and other Company Service Providers in connection with CFO Securities, CLO Securities, CBO Securities and Securitization Securities or (m) any other Liens which would not, individually or in the aggregate, interfere materially with the Ordinary Course of Business of the Acquired Companies.

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, limited company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including data that constitutes personal information, personally-identifiable information or personal data under any agreement, Law (including any Data Privacy and Security Law) or published privacy policy applicable to any of the Acquired Companies.

“Plan Asset Arrangement” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code that is subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Plan Asset Regulation” means the U.S. Department of Labor Regulation located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulation.

“Portfolio Company” means any Person in which any Fund holds any direct or indirect investment.

“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date or such portion of a tax period that begins on or before and ends after the Closing Date.

“Proceeding” means any claim, action, cause of action, demand, litigation, suit, audit, review, charge, complaint, hearing, grievance, assessment, arbitration, subpoena, inquiry or investigation or any other proceeding, by, before or otherwise involving any Governmental Authority.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Registered IP” means all Company Owned IP that is registered, recorded, or filed with any Governmental Authority or a domain name registrar.

“REIT Requirements” means the requirements for qualification and taxation as a REIT pursuant to Sections 856 through and including 860 of the Code.

“Related Party” means a Company Related Party or a Parent Related Party, as applicable.

“Relying Investment Adviser Subsidiary” means each Subsidiary of the Company that operates as a relying adviser under the umbrella of the Investment Adviser Subsidiaries’ registration as an investment adviser under the Advisers Act.

“Representatives” means, with respect to any Person, (a) such Person’s Affiliates and (b) such Person’s and each such Affiliate’s respective officers, directors, employees, agents, attorneys, accountants, advisors, consultants and other authorized representatives.

“Required Company Stockholder Approval” means (a) the Company Stockholder Approval and (b) the Company Non-Unitholder Stockholder Approval.

“Required Irish FDI Filing” means any filing, as reasonably determined by Parent in good faith, in consultation with the Company and Irish local counsel, to be required for the timely consummation of the Transactions under the pending Irish Screening of Third Country Transactions Bill 2022, as may be amended, modified, or replaced, including any applicable implementing regulations and guidance related to the same.

“Required Operating Partnership Approval” means the approval of this Agreement by the General Partner of each of the Operating Partnerships in accordance with the Operating Partnership LPAs and the DLPA.

“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five (5) years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons (“OFAC’s SDN List”), or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (b) any Person located, organized, or ordinarily resident in a Sanctioned Country; or (c) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, as applicable, by a Person or Persons described in clauses (a) and (b).

“Sanctions” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), and the United Nations Security Council.

“SEC” means the United States Securities and Exchange Commission (or any successor thereto).

“Securities Act” means the Securities Act of 1933.

“Securitization Issuer” means a special purpose entity that issues Securitization Securities, including the entities listed on Section 1.01(e) of the Company Disclosure Letter.

“Securitization Manager” means, with respect to any Securitization Issuer, a manager or managers (or similar capacity) of the assets held by such Securitization Issuer, or any sub-adviser to the Securitization Issuer.

“Securitization Securities” means the securities issued by the Securitization Issuer set forth on Section 1.01(e) to the Company Disclosure Letter.

“SFC” means the Hong Kong Securities and Futures Commission (or any successor thereto).

“Similar Law” means any federal, state, local, non-U.S. or other Law that is substantially similar to Title I of ERISA or Section 4975 of the Code.

“Software” means all computer software (in object code or source code format), data and databases.

“Specified Acts” means harassment, abuse, discrimination or retaliation of any kind (including sexual, racial, gender, sexual orientation, disability or age-related harassment, abuse or discrimination).

“Stockholder Litigation” means any Proceeding commenced by a stockholder of an Acquired Company against a party or any of its Subsidiaries, Affiliates, directors, officers, employees or otherwise relating to, involving or affecting such party or any of its Subsidiaries, Affiliates, directors or employees, in each case in connection with, arising from or otherwise relating to the Mergers or other Transactions.

“Sub-advisory Relationship” means any Contract pursuant to which any Acquired Company provides sub-advisory services to any investment fund or other collective investment vehicle (including any general or limited partnership, trust, or limited liability company and whether or not dedicated to a single investor) or any account whose sponsor, principal advisor, general partner, managing member or manager is any Person who is not an Acquired Company.

“Subsidiary” of a Person means any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions of such other Person, (b) is the controlling general partner, managing member or otherwise controls such other Person or (c) is the Beneficial Owner of fifty percent (50%) or more of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons; provided that no Fund, Subsidiary of a Fund or Portfolio Company shall be deemed to be a Subsidiary of an Acquired Company.  For the avoidance of doubt and in furtherance of the foregoing, reference to “the Company and its Subsidiaries” as used in this Agreement, shall not be deemed to include or refer to any Fund, Subsidiary of a Fund, Company Facilitator Vehicle or Portfolio Company; provided, further, that, for the avoidance of doubt, the Operating Partnerships are Subsidiaries of the Company.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “fifteen percent (15%)” shall be replaced by “fifty percent (50%)”) (other than an Acquisition Proposal resulting from a material breach of Section 6.02) that the Company Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its outside financial and outside legal advisors, taking into account such factors as the Company Board considers to be appropriate, including the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Acquisition Proposal (including the sources and terms of any financing, financing market conditions and the existence of a financing contingency and the identity of the Person making the proposal) and any revisions to the terms of this Agreement made or proposed in writing by Parent, is reasonably likely to be consummated in accordance with its terms, and if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Transactions.

“Tax” means any and all U.S. federal, state, local, non-U.S. or other taxes, duties, assessments or similar governmental charges, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, gains, withholding, payroll, employment, excise, escheat or unclaimed property, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, estimated or other tax, together with any interest, penalty, or addition thereto.

“Tax Return” means any return, report, declaration, information return or other document (including schedules thereto, other attachments thereto or amendments thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax, or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to the imposition or collection of any Tax.

“Third Party” means any Person other than Parent, the Merger Subs and their respective Affiliates.

“Threshold Value” means, with respect to each Operating Partnership Unit, the “Threshold Value” of such Operating Partnership Units as defined in the Operating Partnership LPAs.

“Transfer Taxes” means all direct and indirect transfer, documentary, sales, use, stamp, court, registration and other similar Taxes (including any real estate transfer Taxes), and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the Transactions.

“Warrant Consideration” means, with respect to each share of Company Common Stock into which a Company Warrant is exercisable immediately prior to the Closing in accordance with the terms of such Company Warrant, an amount in cash equal to the Public Merger Consideration less the per-share exercise price for such Company Warrant as set forth in the applicable Company Warrant.

“Willful Breach” means a breach that is a consequence of an intentional act deliberately undertaken or intentionally omitted to be taken by the breaching party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, result in or constitute a breach of the relevant covenant or agreement; provided that, for the avoidance of doubt, a party’s failure to consummate the Closing when required pursuant to Section 2.01 shall be deemed a Willful Breach by such party.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Additional Notice Giver	6.03(c)(i)
Adverse Recommendation Change	6.02(d)(i)
Adviser Compliance Policies	4.23(a)
Advisors II LP	Preamble
Advisors LP	Preamble
Agreement	Preamble
Allocation	6.19(g)
Allocation Statement	6.19(g)
Alternative Acquisition Agreement	6.02(a)

Antitrust Laws	4.04(b)
Base Date Revenue Run Rate	4.20(a)
Book-Entry Share	3.01(a)
Book-Entry Unit	3.02(a)
Cancelled Shares	3.01(c)
Cancelled Units	3.02(f)
Capital LP	Preamble
Capitalization Date	4.06(a)
Certificate	3.01(a)
Certificate of Merger	2.02(a)(i)
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Benefit Plan	4.18(a)
Company Board	Recitals
Company Board Recommendation	4.03(b)
Company Closing Certificate	7.02(e)
Company Financial Statements	4.08(a)
Company Indemnified Parties	6.07(a)
Company Licenses	4.12(b)
Company Material Contract	4.11(a)(xiv)
Company Related Parties	8.03(b)
Company SEC Documents	4.07(a)
Company Securities	4.06(e)
Company Stockholder Meeting	6.04(a)
Compensatory Award Fund	3.03(a)
Contributed Value	Recitals
Converted Restricted Stock Award	3.06(c)
Converted RSU Award	3.06(b)
Current Employees	6.10(g)
Delaware Secretary of State	2.02(a)(i)
DGCL	Recitals
Dissenting Share	3.07(a)
DLPA	Recitals
DOL	4.24(d)
DTC	3.03(d)
DTC Payment	3.03(d)
Effective Time	2.02(a)(i)
End Date	8.01(b)
Enforceability Exceptions	4.02
Enforcement Expenses	8.03(d)
ERISA Affiliate	4.18(a)
ERISA Feeder Fund	4.24(d)
Exchange Fund	3.03(a)
FCA Approval	6.03(c)
FCA Rules	4.22(f)

Fee/Expense Amount	8.03(e)
Fee/Expense Amount Accountant’s Letter	8.03(e)
Fee/Expense Amount Tax Opinion	8.03(e)
Fee/Expense Escrow Account	8.03(e)
Filing Party	6.03(a)
Financing	6.17(a)
FIRPTA Certificate	3.05(b)
Founders	6.02(b)
FSMA	4.22(f)
General Partner Approvals	Recitals
HK-Regulated Entity	4.22(g)
HoldCo	Recitals
HoldCo A	Recitals
HoldCo B	Recitals
HoldCo C	Recitals
HoldCos	Recitals
Insurance Policies	4.16
Intellectual Property Agreement	4.15(j)(iii)
Intellectual Property Agreements	4.15(j)(iii)
Intervening Event Notice Period	6.02(f)(ii)
Labor Agreement	4.18(m)
LP Certificate	3.02(a)
LP Certificates of Merger	2.02(b)(i)
LP Merger I	Recitals
LP Merger II	Recitals
LP Merger III	Recitals
LP Merger Subs	Preamble
LP Mergers	Recitals
LP Mergers Effective Time	2.02(b)(i)
LTIP	6.10(g)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Sub III	Preamble
Merger Sub Inc	Preamble
Merger Subs	Preamble
Mergers	Recitals
Non-U.S. Plan	4.18(g)
Notice of Adverse Recommendation Change	6.02(e)(iii)
Notice of Intervening Event	6.02(f)(ii)
Notice Period	6.02(e)(iii)
Operating Partnerships	Preamble
Other Required Company Filing	6.04(b)
Parent	Preamble
Parent Closing Certificate	7.03(c)
parties	Preamble
party	Preamble

Paying Agent	3.03(a)
Potential Company Payment	8.03(e)
Premium Cap	6.07(b)
Proxy Statement	6.04(a)
PTCE	4.24(f)
Public Merger	Recitals
Public Merger Consideration	3.01(a)
REIT Cap	8.03(e)
REIT Qualification Ruling	8.03(e)
Related Person Agreements	4.25
Release Document	8.03(e)
Remedial Action	6.03(d)
Restricted Stock Consideration	3.06(c)
Retention Program	6.10(g)
Reviewing Party	6.03(a)
Rollover	Recitals
Rollover Agreement	Recitals
Rollover Holders	Recitals
Rollover Interests	Recitals
RSU Consideration	3.06(b)
Special Committee	Recitals
Special Committee Recommendation	Recitals
Support Agreements	Recitals
Surviving Corporation	2.02(a)(i)
Surviving Limited Partnership	2.02(b)(i)
Surviving Limited Partnerships	2.02(b)(i)
Takeover Statute	4.27
Tax Proceeding	6.19(e)
Tax Purchase Price	6.19(g)
Terminating Company Breach	8.01(e)
Terminating Parent Breach	8.01(f)
TRA	5.13
Trade Controls	4.12(f)
Transactions	Recitals
UK-Regulated Entities	4.22(a)
UK-Regulated Entity	4.22(a)
Unvested Restricted Stock Consideration	3.06(c)
Unvested RSU Consideration	3.06(b)
Unvested Units	3.02(b)
Vested Performance Consideration	3.06(a)
Vested Restricted Stock Consideration	3.06(c)
Vested RSU Consideration	3.06(b)
Withholding Certificates	3.05(b)

Section 1.02       Definitional and Interpretative Provisions.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein).

(d) Words denoting natural Persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.

(e) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, terms defined in the singular have a comparable meaning when used in the plural and vice versa, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(g) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(h) Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(i) The words “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(j) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(k) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(l) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement.  Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(m) Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.  All amounts in this Agreement shall be paid in U.S. Dollars, and if any amounts, costs, fees or expenses incurred by any party pursuant to this Agreement are denominated in a currency other than U.S. Dollars, to the extent applicable, the U.S. Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to U.S. Dollars at the foreign exchange rates published in the Wall Street Journal or, if not reported thereby, another authoritative source reasonably determined by Parent, in effect at the time such amount, cost, fee or expense is incurred or to be calculated (as the case may be), and if the resulting conversion yields a number that extends beyond two (2) decimal points, rounded to the nearest penny.

(n) Each reference to the Effective Time shall be deemed to be followed by the words “(if any).”

(o) The word “breach” means (i) in the context of a breach of a representation and warranty, that such representation and warranty is not true and correct and (ii) in the context of a breach of a covenant or other obligation by a party, that such party has not complied with or performed such covenant or other obligation.

ARTICLE II
THE TRANSACTION

Section 2.01       The Closing.  Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, at 10:00 a.m. (Eastern time) on the date which is two (2) Business Days after the date on which all conditions set forth in Section 7.01, Section 7.02 and Section 7.03 shall have been satisfied or waived (to the extent permitted by Applicable Law) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Parent and the Company may mutually agree.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.02        The Mergers.

(a) The Public Merger.

(i) Substantially contemporaneously with the Closing, the parties shall cause the Public Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) (A) a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and (B) all other filings or recordings required under the DGCL in order to consummate the Public Merger.  The Public Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary of State or at such later effective time and date that is agreed to by the Company and Parent and specified in the Certificate of Merger (the “Effective Time”).  As a result of the Public Merger, the separate corporate existence of Merger Sub Inc. shall cease and the Company shall continue its existence as a wholly owned Subsidiary of Parent (or a direct or indirect wholly owned Subsidiary of Parent) under the Laws of the State of Delaware.  The Company, in its capacity as the corporation surviving the Public Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”

(ii) The Public Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all property, rights, privileges, powers and franchises of the Company and Merger Sub Inc., and all of the obligations, liabilities and duties of the Company and Merger Sub Inc. shall become the obligations, liabilities and duties of the Surviving Corporation.

(iii) At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety pursuant to the Public Merger to read in the form of the certificate of incorporation of the Surviving Corporation attached to Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation.

(iv) From and after the Effective Time, the officers and directors of Merger Sub shall be the officers and directors of the Surviving Corporation, in each case, to hold office in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The LP Mergers.

(i) Substantially contemporaneously with the Closing, the parties shall cause the LP Mergers to be consummated by causing to be filed with the Delaware Secretary of State (A) the certificates of merger in the forms attached hereto as Exhibit B (the “LP Certificates of Merger”) and executed in accordance with the relevant provisions of the DLPA, and (B) all other filings or recordings required under the DLPA in order to consummate the LP Mergers.  The LP Mergers shall become effective at the time the applicable LP Certificates of Merger have been filed with the Delaware Secretary of State or at such later effective time and date that is agreed to by the Company and Parent and specified in the LP Certificates of Merger (the “LP Mergers Effective Time”).  As a result of the LP Mergers, the separate existence of Merger Sub I, Merger Sub II and Merger Sub III shall cease and each Operating Partnership shall continue its existence as a surviving partnership and a Subsidiary of Parent (or a direct or indirect wholly owned Subsidiary of Parent) under the Laws of the State of Delaware.  Each Operating Partnership, in its capacity as the limited partnership surviving the LP Mergers, is sometimes referred to in this Agreement as a “Surviving Limited Partnership” and, collectively, the “Surviving Limited Partnerships.”

(ii) The LP Mergers shall have the effects set forth in this Agreement, the LP Certificates of Merger and the applicable provisions of the DLPA.  Without limiting the generality of the foregoing, from and after the LP Mergers Effective Time, the Surviving Limited Partnership of each LP Merger shall possess all property, rights, privileges, powers and franchises of, as applicable, the Operating Partnership and Merger Sub that are constituents to such LP Merger, and all of the obligations, liabilities and duties of, as applicable, the Operating Partnership and Merger Sub that are constituents to such LP Merger shall become the obligations, liabilities and duties of the Surviving Limited Partnership of such LP Merger.

(iii) At the LP Mergers Effective Time, (A) the certificate of limited partnership of each Operating Partnership in effect immediately prior to the LP Mergers Effective Time (as amended by the applicable merger certificate) shall be the certificate of limited partnership of the applicable Surviving Limited Partnership, and (B) the limited partnership agreement of each Operating Partnership in effect immediately prior to the LP Mergers Effective Time shall be the limited partnership agreement of the applicable Surviving Limited Partnership, in each case, until thereafter amended in accordance with the DLPA and as provided in such limited partnership agreement.

(iv) From and after the LP Mergers Effective Time, (A) the General Partner shall continue as the general partner of each Surviving Limited Partnership, Parent (or a direct or indirect wholly owned Subsidiary of Parent) shall be admitted as a limited partner of each Surviving Limited Partnership and each Surviving Limited Partnership shall be continued without dissolution, and (B) the officers of the General Partner of each Operating Partnership immediately prior to the LP Mergers Effective Time shall be the officers of the General Partner of the Surviving Limited Partnership surviving the LP Merger to which such Operating Partnership is a constituent, each to hold office in accordance with the limited partnership agreement of such Surviving Limited Partnership until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the limited partnership agreement of such Surviving Limited Partnership, as the case may be.

ARTICLE III
CONVERSION OF SECURITIES

Section 3.01       Effect of Public Merger on Capital Stock.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Public Merger and without any action on the part of Parent, Merger Sub Inc. or the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Class A Common Stock.  Each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Cancelled Shares, any Dissenting Shares and any unvested Company Restricted Stock Awards to be cancelled without payment in respect thereof pursuant to Section 3.06(c)) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $11.15 (such amount of cash, as may be adjusted pursuant to Section 3.01(f), is hereinafter referred to as the “Public Merger Consideration”), payable to the holder thereof, without interest, in accordance with Section 3.03 (or in the case of a lost, stolen or destroyed Certificate, in accordance with Section 3.04).  All of the shares of Company Class A Common Stock converted into the Public Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such a share of Company Class A Common Stock represented by a certificate (each, a “Certificate”) and each holder of such a non-certificated share of Company Class A Common Stock represented by book-entry (each, a “Book-Entry Share”), in each case, outstanding immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such securities, except the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.03 (or in the case of a lost, stolen or destroyed Certificate, in accordance with Section 3.04), the Public Merger Consideration, without interest.

(b) Cancellation of Company Class B Common Stock.  All shares of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

(c) Cancellation of Certain Company Common Stock.  All shares of Company Common Stock that are owned directly by Parent, Merger Sub Inc. or any of their Subsidiaries immediately prior to the Effective Time or held in treasury of the Company (the “Cancelled Shares”) shall be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

(d) Conversion of Merger Sub Inc. Common Stock.  Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub Inc. issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e) Treatment of Company Warrants.  Each Company Warrant issued and outstanding immediately prior to the Effective Time shall survive the Public Merger and remain outstanding, but shall, upon any subsequent exercise of such Company Warrant (by delivery to the Surviving Corporation of the exercise notice and exercise price pursuant to the terms of such Company Warrant), be entitled to receive only the Warrant Consideration for each share of Company Common Stock for which such Company Warrant was exercisable immediately prior to the Closing; provided that the holder of any Company Warrant may notify the Company (or, after the Effective Time, the Surviving Corporation) in accordance with the terms of such Company Warrant before the 30th day after a Change of Control (as defined in each Company Warrant) that such holder is exercising the holder’s right to cause the Company to purchase such Company Warrant from such holder for the Black-Scholes Value of the remaining unexercised portion of such Company Warrant in accordance with its terms; provided, further, that in no event may any holder of Company Warrants receive both the Warrant Consideration and the Black-Scholes Value in exchange for such Company Warrant.

(f) Adjustments.  Without limiting the other provisions of this Agreement, if any change in the outstanding shares of Company Capital Stock has occurred, is occurring or shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares (including as a result of any Operating Partnership Units being exchanged into shares of Company Class A Common Stock), or any stock dividend or stock distribution thereon or unit dividend or unit distribution on the Operating Partnership Units (including any dividend or distribution of securities convertible into Company Capital Stock or Operating Partnership Units, as appropriate) with a record date during the period between the date of this Agreement and the Effective Time, the Public Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement.  Nothing in this Section 3.01(f) shall be construed to permit any action that is otherwise prohibited or restricted by any other provision of this Agreement (including, for the avoidance of doubt, Section 6.01).

Section 3.02      Effect of LP Mergers on Operating Partnership Units.  At the LP Mergers Effective Time, by virtue of the LP Mergers and without any action on the part of Parent, Merger Sub I, Merger Sub II, Merger Sub III or the Operating Partnerships or their respective partners, the following shall occur:

(a) Conversion of Certain Operating Partnership Units. Each LP Class A Unit, LP Class A-1 Unit, LP Class E Unit, LP Class P Unit and LP Class P-4 Unit issued and outstanding immediately prior to the LP Mergers Effective Time that is vested at the LP Mergers Effective Time or vests as a result of the consummation of the Transactions, in each case, in accordance with the Operating Partnership LPAs and any applicable award agreement (but excluding any Cancelled Units and Unvested Units) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to its applicable LP Merger Consideration, payable to the holder thereof, without interest, in accordance with Section 3.03 (or in the case of a lost, stolen or destroyed Certificate, in accordance with Section 3.04).  All of the Operating Partnership Units converted into the LP Merger Consideration pursuant to this Article III, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such an Operating Partnership Unit represented by a certificate (each, a “LP Certificate”) and each holder of such a non-certificated Operating Partnership Unit represented by book-entry (each, a “Book-Entry Unit”), in each case, outstanding immediately prior to the LP Mergers Effective Time shall thereafter cease to have any rights with respect to such securities, except the right to receive, upon surrender of such LP Certificates or Book-Entry Units in accordance with Section 3.03 (or in the case of a lost, stolen or destroyed Certificate, in accordance with Section 3.04), the LP Merger Consideration, without interest. The LP Merger Consideration payable in respect of each Operating Partnership Unit shall be set forth in a schedule to be prepared by the Company and delivered to Parent no later than two (2) Business Days prior to Closing, and (i) all amounts and allocations set forth in such schedule shall be conclusive and binding upon the Operating Partnerships and each holder of Operating Partnership Units, (ii) the parties acknowledge and agree that the Parent Related Parties shall be entitled to rely on such schedule as setting forth a true, correct and complete listing of all items set forth in such schedule, (iii) none of the Parent Related Parties or, after Closing, the Company Related Parties shall have any obligation to verify the accuracy of such schedule, (iv) none of the Parent Related Parties shall have any liability or obligation to any Person, including any holder of Operating Partnership Units, for any liabilities arising from or relating to errors, omissions or inaccuracies in calculating the LP Merger Consideration payable in respect of each Operating Partnership Unit and (v) the letter of transmittal required to be completed, executed and delivered by holders of Operating Partnership Units in accordance with Section 3.03 shall (x) set forth all of the foregoing and (y) include a release by the applicable holder of Operating Partnership Units of any purported or actual inaccuracy contained in such spreadsheet or any failure of such spreadsheet to allocate the LP Merger Consideration in accordance with the Operating Partnership LPAs, Applicable Law, this Agreement or any Contract governing or relating to any Operating Partnership Unit.

(b) Cancellation of Unvested Operating Partnership Units, LP Profit Sharing Interests and LP Class C Units.  Effective as of the Effective Time, the Acquired Companies will take all steps required prior to the Effective Time to cancel and retire without any conversion thereof any (i) Operating Partnership Unit held by a Company Service Provider that is unvested at the LP Mergers Effective Time and that does not vest as a result of the consummation of the Transactions, in each case, in accordance with the Operating Partnership LPAs and any applicable award agreement (the “Unvested Units”), (ii) LP Profit Sharing Interests and (iii) LP Class C Units such that the Unvested Units, the LP Profit Sharing Interests and the LP Class C Units shall cease to exist and no payment shall be made in respect thereof.

(c) No Conversion of LP Class B Units.  All LP Class B Units issued and outstanding immediately prior to the LP Mergers Effective Time shall not be converted, cancelled nor extinguished and shall continue to remain outstanding as LP Class B Units of the applicable Surviving Limited Partnership following the LP Mergers Effective Time, and the holder of such LP Class B Units that is the general partner of the Operating Partnerships immediately prior to the LP Mergers Effective Time shall continue as general partner of the Operating Partnerships.

(d) General Partner Interest.  The general partner interest of the General Partner as general partner of each Operating Partnership outstanding immediately prior to the LP Mergers Effective Time shall not be converted, cancelled nor extinguished and shall remain outstanding following the LP Mergers Effective Time, and the General Partner shall continue as the general partner of each Operating Partnership.

(e) Rollover Interests. For the avoidance of doubt, the Rollover Interests held by each of the Rollover Holders that are outstanding immediately prior to the LP Mergers Effective Time shall not be converted, cancelled or extinguished and shall be contributed to the applicable HoldCo in accordance with the Rollover Agreement and shall be treated in accordance with Section 3.02(f), and HoldCo A shall continue as a limited partner of Capital LP, HoldCo B shall continue as a limited partner of Advisors LP and HoldCo C shall continue as a limited partner of Advisors II LP.

(f) Cancellation of Certain Operating Partnership Units.  Subject to Section 3.02(c) and Section 3.02(e), all Operating Partnership Units that are owned directly by Parent, Merger Sub I, Merger Sub II, Merger Sub III or any of their Subsidiaries (including the Rollover Interests) or held in treasury of the Operating Partnerships immediately prior to the LP Mergers Effective Time (the “Cancelled Units”) shall, by virtue of the LP Mergers, and without any action on the part of the holder thereof, be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

(g) Conversion of Merger Sub I, Merger Sub II and Merger Sub III Units.  Each issued and outstanding limited partner interest of Merger Sub I, Merger Sub II and Merger Sub III issued and outstanding immediately prior to the LP Mergers Effective Time shall be converted into and become one (1) Class A Common Unit of the applicable Surviving Limited Partnership, and the holder of such limited partner interest of Merger Sub I, Merger Sub II and Merger Sub III shall be admitted as a limited partner of each Surviving Limited Partnership.

(h) Adjustments.  Without limiting the other provisions of this Agreement, if any change in the outstanding units of Operating Partnership Units has occurred, is occurring or shall occur by reason of any reclassification, recapitalization, or combination, exchange or readjustment of units (including any Operating Partnership Units being exchanged into shares of Company Class A Common Stock), or any unit dividend or unit distribution thereon or stock dividend or stock distribution on the Operating Partnership Units (including any dividend or distribution of securities convertible into Company Capital Stock or Operating Partnership Units, as appropriate) with a record date during the period between the date of this Agreement and the LP Mergers Effective Time, the LP Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement, the Operating Partnership LPAs and the Exchange Agreements.  Nothing in this Section 3.02(h) shall be construed to permit any action that is otherwise prohibited or restricted by any other provision of this Agreement (including, for the avoidance of doubt, Section 6.01).

Section 3.03       Surrender and Payment.

(a) Prior to the Effective Time and LP Mergers Effective Time, as applicable, Parent shall select a financial institution reasonably acceptable to the Company to act as paying agent for the Public Merger and the LP Mergers (the “Paying Agent”) and enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent.  Prior to the Effective Time and LP Mergers Effective Time, Parent shall deposit or cause to be deposited (i) with the Paying Agent, cash in an amount sufficient to pay the aggregate Public Merger Consideration, LP Merger Consideration and Warrant Consideration (if applicable) required to be paid in accordance with Section 3.01 and Section 3.02 (such cash shall be referred to in this Agreement as the “Exchange Fund”), and (ii) with the Company, cash in an amount sufficient to pay the aggregate RSU Consideration, Restricted Stock Consideration and Vested Performance Consideration in accordance with Section 3.06 (such cash shall be referred to in this Agreement as the “Compensatory Award Fund”).  In the event the Exchange Fund or the Compensatory Award Fund shall be insufficient to make the payments in connection with the Public Merger and the LP Mergers contemplated by Section 3.01, Section 3.02 or Section 3.06, respectively, Parent shall promptly deposit or cause to be deposited additional funds with the Paying Agent or the Surviving Corporation, as applicable, in an amount that is equal to the deficiency in the amount required to make the applicable payment.  The Paying Agent shall, pursuant to irrevocable instructions, deliver the Public Merger Consideration and LP Merger Consideration contemplated to be issued pursuant to Section 3.01 and Section 3.02 out of the Exchange Fund.  Parent shall cause the Surviving Corporation to pay the RSU Consideration, Restricted Stock Consideration and Vested Performance Consideration contemplated to be paid pursuant to Section 3.06 out of the Compensatory Award Fund.

(b) As soon as reasonably practicable after the Effective Time and the LP Mergers Effective Time, as applicable, and in any event not later than the second (2nd) Business Day following the Effective Time and the LP Mergers Effective Time, as applicable, Parent will cause the Paying Agent to send to each holder of record (as of immediately prior to the Effective Time and the LP Mergers Effective Time) of (i) an outstanding share of Company Class A Common Stock represented by a Certificate or an outstanding Book-Entry Share immediately prior to the Effective Time (other than the Cancelled Shares and except for any Dissenting Shares and any unvested Company Restricted Stock Awards to be cancelled without payment in respect thereof pursuant to Section 3.06(c)) and (ii) an outstanding Operating Partnership Unit represented by a LP Certificate or an outstanding Book-Entry Unit immediately prior to the LP Mergers Effective Time (other than the Unvested Units, LP Class B Units or Cancelled Units):  (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or LP Certificates (or effective affidavits of loss in lieu thereof as provided in Section 3.04) or Book-Entry Shares or Book-Entry Units, as applicable, to the Paying Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Class A Common Stock outstanding immediately prior to the Effective Time and Operating Partnership Units outstanding immediately prior to the LP Mergers Effective Time and entitled to LP Merger Consideration pursuant to Section 3.02 to the Paying Agent, and (y) instructions for use in effecting the surrender of Certificates or LP Certificates (or effective affidavits of loss in lieu thereof as provided in Section 3.04) or Book-Entry Shares or Book-Entry Units, as applicable, in exchange for the Public Merger Consideration or LP Merger Consideration in such form as Parent and the Company may reasonably agree.

(c) Upon the surrender of a Certificate or LP Certificate (or affidavit of loss in lieu thereof as provided in Section 3.04) or Book-Entry Shares or Book-Entry Units, as applicable, for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, including the Withholding Certificate from holders of Operating Partnership Units and such other documents as may be reasonably required pursuant to such instructions, the holder of such shares of Company Class A Common Stock or Operating Partnership Units represented by such Certificate or LP Certificate as of immediately prior to the Effective Time or of such Book-Entry Share or Book-Entry Unit immediately prior to the Effective Time shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor, as promptly as practicable (but in any event within two (2) Business Days), an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (i) the number of shares of Company Class A Common Stock or Operating Partnership Units represented by such Certificate or LP Certificate or of such Book-Entry Share or Book-Entry Unit by (ii) the Public Merger Consideration or LP Merger Consideration pursuant to the provisions of this Article III, and the Certificates, LP Certificates, Book-Entry Shares or Book-Entry Units surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of shares of Company Class A Common Stock or an Operating Partnership Unit that is not registered in the transfer records of the Company or the Operating Partnerships, as applicable, payment of the appropriate amount of Public Merger Consideration or LP Merger Consideration may be made to a Person other than the Person in whose name the Certificate, LP Certificate, Book-Entry Share or Book-Entry Unit so surrendered is registered, if such Certificate or LP Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such Book-Entry Share or Book-Entry Unit shall be properly transferred.  The Paying Agent will accept the Certificates, LP Certificates, Book-Entry Share or Book-Entry Unit upon compliance with such reasonable terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices.  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate, LP Certificate, Book-Entry Share or Book-Entry Unit.  Until so surrendered, the Certificates and the LP Certificates, Book-Entry Share or Book-Entry Unit shall be deemed from and after the Effective Time and the LP Mergers Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 3.01 or Section 3.02, as applicable.

(d) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 2:00 P.M. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of shares of Company Class A Common Stock and the number of Operating Partnership Units held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Public Merger Consideration and the LP Merger Consideration, as applicable (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 2:00 P.M. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(e) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate, LP Certificate, Book-Entry Share or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay, or cause to be paid, any Transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate, LP Certificate, Book-Entry Share or Book-Entry Unit or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

(f) After the Effective Time and LP Mergers Effective Time, as applicable, there shall be no further registration of transfers of shares of Company Class A Common Stock or Operating Partnership Units that were issued and outstanding immediately prior to the Effective Time, as applicable.  From and after the Effective Time and the LP Mergers Effective Time, as applicable, the outstanding shares of Company Class A Common Stock and Operating Partnership Units that are canceled pursuant to Section 3.02 represented by Certificates or LP Certificates immediately prior to the Effective Time, and the Book-Entry Shares or Book-Entry Units outstanding immediately prior to the Effective Time and LP Mergers Effective Time, as applicable, will no longer be outstanding and will be cancelled automatically and cease to exist and each holder thereof shall cease to have any rights with respect to such shares of Company Class A Common Stock and Operating Partnership Units, except as otherwise provided in this Agreement or by Applicable Law.  If, after the Effective Time and the LP Mergers Effective Time, as applicable, Certificates, LP Certificates, Book-Entry Shares, Book-Entry Units or the Company Warrants are presented to the Paying Agent, the Surviving Corporation, the Surviving Limited Partnerships or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(g) Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of shares of Company Class A Common Stock, Operating Partnership Units or the Company Warrants (if applicable) after the date which is one (1) year following the Effective Time shall be returned to Parent or an Affiliate thereof designated by Parent.  Any holder of shares of Company Common Stock, Operating Partnership Units or Company Warrants (if applicable) who has not exchanged his, her or its shares of Company Class A Common Stock (including the shares of the Company Class A Common Stock into which the Company Warrants are exercised pursuant to Section 3.01(e) (if applicable)) or Operating Partnership Units in accordance with this Section 3.03 prior to that time shall thereafter look only to Parent (as general unsecured creditors thereof) for delivery of the Public Merger Consideration, LP Merger Consideration, Warrant Consideration (if applicable) or Black-Scholes Value (after giving effect to any required Tax withholdings) in respect of such holder’s shares of Company Class A Common Stock, Operating Partnership Units or Company Warrants.  The Company shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Certificates, LP Certificates, Book-Entry Shares or Book-Entry Units for the Public Merger Consideration, the LP Merger Consideration or the Warrant Consideration (if applicable).  Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation or the Surviving Limited Partnerships shall be liable to any Person, including any former holder of shares of Company Class A Common Stock, Operating Partnership Units, Company Warrants or Company Stock Awards, including for any Public Merger Consideration, LP Merger Consideration, Warrant Consideration (if applicable), RSU Consideration, Restricted Stock Consideration and Vested Performance Consideration that is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Public Merger Consideration or LP Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Public Merger Consideration and LP Merger Consideration shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time and the LP Mergers Effective Time, as applicable, the Surviving Corporation or the Surviving Limited Partnerships; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Class A Common Stock or Operating Partnership Units in the amount of such losses and (ii) no such investment shall have maturities that could prevent or materially delay payment obligations of the Parent to be made pursuant to Section 3.03.  Any interest or income produced by such investments will be payable to Parent or its designee as directed by Parent.

(i) All Public Merger Consideration, LP Merger Consideration, Warrant Consideration (if applicable), RSU Consideration, Restricted Stock Consideration and Vested Performance Consideration issued or paid upon conversion of the shares of Company Class A Common Stock (including the shares of the Company Class A Common Stock into which the Company Warrants are exercised pursuant to Section 3.01(e) (if applicable)), Operating Partnership Units or the Company Stock Awards, as applicable, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Class A Common Stock, Operating Partnership Units, Company Warrants (if applicable) or Company Stock Awards, as the case may be, that were issued and outstanding immediately prior to the Effective Time.

Section 3.04       Lost Certificates.  If any Certificate or LP Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (in form and substance reasonably acceptable to Parent) by the Person claiming such Certificate or LP Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond reasonably sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate or LP Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate or LP Certificate the Public Merger Consideration or LP Merger Consideration, as applicable, to be paid in respect of the shares of Company Class A Common Stock represented by such Certificate or Operating Partnership Units represented by such LP Certificate, as of immediately prior to the Effective Time and the LP Mergers Effective Time, as applicable, as contemplated by this Article III.

Section 3.05       Withholding Rights.

(a) Each of Parent, Merger Sub Inc., Merger Sub I, Merger Sub II, Merger Sub III, the Surviving Corporation, the Surviving Limited Partnerships, their respective Subsidiaries and Affiliates and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, including consideration payable to any holder or former holder of Company Stock Awards, such amounts as is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of Tax Law.  Except with respect to any withholding or deduction (x) required pursuant to Sections 1445 or 1446(f) of the Code as a result of a failure to provide any Withholding Certificates or the FIRPTA Certificate or (y) related to any compensatory amounts payable in connection with any payment under this Agreement, in the event Parent determines that it or Merger Subs are required to withhold or deduct pursuant to this Section 3.05 with respect to amounts otherwise payable to holders of Operating Partnership Units on the Closing Date, Parent and the Merger Subs shall use reasonable best efforts to provide notice to the Company of any such deduction or withholding at least three (3) Business Days in advance of the Closing Date and shall reasonably cooperate with the Company or the Operating Partnerships, as applicable, to minimize or eliminate such deduction or withholding to the extent permitted by Law.  To the extent that amounts are deducted or withheld and paid over to the appropriate Governmental Authority by Parent, the Merger Subs, the Surviving Corporation, the Surviving Limited Partnerships, their respective Subsidiaries or the Paying Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b) The letter of transmittal shall require that each holder of an Operating Partnership Unit as of immediately prior to the LP Mergers Effective Time (other than LP Class B Units, Unvested Units and Cancelled Units) deliver a duly executed IRS Form W-9 or IRS Form W-8BEN or other applicable IRS Form W-8 (along with, unless such holder delivers a duly executed IRS Form W-9, such Section 1446(f) withholding certificate (in form and substance reasonably satisfactory to Parent) pursuant to Treasury Regulations Section 1.1446(f)-2 as reasonably determined by Parent that such holder is legally entitled to provide (the “Withholding Certificates”)).  Prior to any payment of LP Merger Consideration, unless each holder of an Operating Partnership Unit as of immediately prior to the LP Mergers Effective Time (other than LP Class B Units, Unvested Units and Cancelled Units) delivers a duly executed IRS Form W-9, the applicable Operating Partnership shall deliver to Parent a duly executed affidavit dated as of the Closing Date from the applicable Operating Partnership, in accordance with Treasury Regulation Section 1.1445-11T(d)(2) and in form and substance reasonably satisfactory to Parent (the “FIRPTA Certificate”), certifying that fifty percent or more of the value of its gross assets does not consist of U.S. real property interests, or that ninety percent or more of the value of its gross assets does not consist of U.S. real property interests plus cash or cash equivalents.  Notwithstanding anything to the contrary, the sole remedy in connection with a failure by a holder of an Operating Partnership Unit as of immediately prior to the LP Mergers Effective Time to deliver such Withholding Certificates or by the applicable Operating Partnership to deliver the affidavit described in the immediately preceding sentence shall be for Parent to withhold payment in accordance with this Section 3.05 with respect to the portion of the LP Merger Consideration payable to the relevant former holder of Operating Partnership Units.

Section 3.06       Treatment of Company Stock Awards.

(a) Treatment of Company Performance Awards.  Effective as of the Effective Time, automatically and without any action on the part of the holder thereof or the Acquired Companies, (i) each Company Performance Award that remains outstanding immediately prior to the Effective Time that is permitted to be or is automatically cancelled pursuant to its terms as in effect as of the date hereof, including after giving effect to Section 3.06(d) hereof, shall be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof, (ii) each Company Performance Award that remains outstanding immediately prior to the Effective Time that is vested or that vests at the Effective Time pursuant to its terms as in effect as of the date hereof shall be converted into the right to receive, subject to Section 3.05, an amount in cash (without interest and subject to applicable withholdings) (the “Vested Performance Consideration”), equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock underlying such Company Performance Award (or vested portion thereof, as applicable) immediately prior to the Effective Time, by (y) the Public Merger Consideration.  Effective as of the Effective Time, each other Company Performance Award that remains outstanding as of the Effective Time will be cancelled and terminated without any consideration payable to the holders thereof.

(b) Treatment of Company RSU Awards.  Effective as of immediately prior to the Effective Time, automatically and without any action on the part of the holder thereof or the Acquired Companies, (i) each Company RSU Award that remains outstanding immediately prior to the Effective Time that is vested or that vests at the Effective Time pursuant to its terms as in effect as of the date hereof shall be converted into the right to receive, subject to Section 3.05, an amount in cash (without interest and subject to applicable withholdings) (the “Vested RSU Consideration”), equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock underlying such vested Company RSU Award immediately prior to the Effective Time, by (y) the Public Merger Consideration and (ii) each Company RSU Award that remains outstanding immediately prior to the Effective Time that is unvested (and to the extent not vested at the Effective Time) will automatically be cancelled and converted into a restricted cash award (which, for the avoidance of doubt, is a contractual right and not an equity security), which shall have a cash value (each, a “Converted RSU Award”) equal to the product of (x) the aggregate number of shares of Company Common Stock underlying such unvested Company RSU Award immediately prior to the Effective Time multiplied by (y) the Public Merger Consideration.  Each Converted RSU Award corresponding to a Company RSU Award outstanding as of the date hereof shall be subject to substantially the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time and shall be paid (without interest and subject to applicable withholdings) promptly upon vesting (the “Unvested RSU Consideration,” and together with the Vested RSU Consideration, the “RSU Consideration”).

(c) Treatment of Company Restricted Stock Awards.  Notwithstanding anything herein to the contrary, effective as of immediately prior to the Effective Time, automatically and without any action on the part of the holders thereof or the Acquired Companies, (i) each Company Restricted Stock Award (or portion thereof) that is vested as of the Effective Time or that vests at the Effective Time pursuant to its terms as in effect as of the date hereof shall be treated as shares in accordance with Section 3.01(a) of this Agreement; provided that the payment of Public Merger Consideration in respect thereof shall be subject to applicable withholdings (the “Vested Restricted Stock Consideration”), and (ii) each Company Restricted Stock Award that remains outstanding immediately prior to the Effective Time that is unvested (and to the extent not vested at the Effective Time) will automatically terminate and be cancelled and converted into a restricted cash award (which, for the avoidance of doubt, is a contractual right and not an equity security), which shall have a cash value (each, a “Converted Restricted Stock Award”) equal to the product of (x) the aggregate number of shares of Company Common Stock underlying such unvested Company Restricted Stock Award immediately prior to the Effective Time multiplied by (y) the Public Merger Consideration.  Each Converted Restricted Stock Award corresponding to a Company Restricted Stock Award outstanding as of the date hereof shall be subject to substantially the same terms and conditions as applied to the corresponding Company Restricted Stock Award immediately prior to the Effective Time and shall be paid (without interest and subject to applicable withholdings) promptly upon vesting (the “Unvested Restricted Stock Consideration,” and together with the Vested Restricted Stock Consideration, the “Restricted Stock Consideration”).

(d) Termination of Company Stock Plans and Certain Company Performance Awards; Further Actions.  As of the Effective Time, no further Company Stock Awards, shares of Company Capital Stock, Operating Partnership Units or other rights with respect to Company Securities shall be granted or purchased, as applicable, pursuant to the Company Stock Plans, and the Company Stock Plans shall be terminated.  The Company shall adopt, or cause to be adopted, resolutions providing for the treatment of the Company Stock Plans and certain Company Performance Awards as set forth in this Section 3.06(d).

Section 3.07        Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Class A Common Stock held by a holder who neither voted in favor of adoption of this Agreement or consented thereto in writing with respect to such share and for which the holder or Beneficial Owner has properly and validly perfected its statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost its rights to appraisal (each such share, a “Dissenting Share”), if any, such Dissenting Shares shall not be converted into or represent a right to receive any portion of the Public Merger Consideration and such holders and Beneficial Owner thereof shall be entitled to such rights as are granted by Section 262 of the DGCL, and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder or Beneficial Owner of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively and effectively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (ii) if any holder or Beneficial Owner of Dissenting Shares fails to establish his, her or its entitlement to appraisal rights as provided in the DGCL or (iii) if a court of competent jurisdiction shall determine that such holder or Beneficial Owner is not entitled to the relief provided by Section 262 of the DGCL, such holder(s) or Beneficial Owner(s) (as the case may be) shall forfeit the right to appraisal of such shares of Company Class A Common Stock and such shares of Company Class A Common Stock shall thereupon cease to constitute Dissenting Shares, and each such share of Company Class A Common Stock shall, to the fullest extent permitted by Applicable Law, thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Public Merger Consideration.

(b) The Company shall give Parent (i) prompt notice of all demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL received by the Company in connection with the Mergers and (ii) the reasonable opportunity to participate in all Proceedings with respect to demands for appraisal under Applicable Law of Delaware in respect of Dissenting Shares.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any demands for payment, in respect of Dissenting Shares.  Any portion of the Public Merger Consideration made available to the Paying Agent pursuant to Section 3.03 to pay for shares of Company Class A Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Letter or (b) as disclosed in the Company SEC Documents (other than (i) disclosures contained or referenced in the “Risk Factors” section of any Company SEC Documents, (ii) any disclosures contained or referenced in any “forward-looking statements” section in the Company SEC Documents and (iii) any other disclosures or information contained or referenced in the Company SEC Documents, to the extent such statements are predictive, non-specific, cautionary or forward-looking in nature) filed by the Company on or after the Look-Back Date and available to the public at least two (2) Business Days prior to the date hereof, the Company represents and warrants to Parent and the Merger Subs as follows:

Section 4.01       Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority required to carry on its business as currently conducted and to own, lease or operate its properties and assets (except, in each case, where such failure would not reasonably be expected to be material and adverse to the Acquired Companies taken as a whole).  The Company is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 4.01(b) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization or formation and schedule of equityholders of each Subsidiary of the Company.  Each of the Subsidiaries of the Company (i) has been duly organized and is validly existing and, where such concept is recognized, is in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly qualified to do business and, where such concept is recognized, is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary; except where such failure would not reasonably be expected to be material to the Acquired Companies taken as a whole; and (iii) has all corporate or partnership power and authority required to carry on its business as currently conducted, except where such failure would not reasonably be expected to be material to the Acquired Companies taken as a whole.  The Company has made available to Parent true, correct and complete copies of the organizational documents of each of the Acquired Companies.

(c) Sculptor (Shanghai) Overseas Investment Fund Management Co., Ltd. (司韬（上海）海外投资基金管理有限公司) has deregistered as a PRC fund manager with the Asset Management Association of China (AMAC) and it remains to be a normal wholly-foreign-owned enterprise (WFOE) in China with no employee or business since June 21, 2021.

Section 4.02      Authority.  The Company and each Operating Partnership has all requisite corporate or partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Required Company Stockholder Approval, to consummate the Transactions.  Assuming the accuracy of the representations and warranties set forth in Section 5.07, the execution, delivery and performance by the Company and the Operating Partnerships of this Agreement, and the consummation of the Transactions have been duly and validly authorized and approved by all necessary corporate or partnership action on the part of the Company, the General Partner and each Operating Partnership subject to the receipt of the Required Company Stockholder Approval, and no other corporate or partnership proceedings on the part of the Company or Operating Partnerships are necessary to authorize the execution and delivery of this Agreement or for the Company or the Operating Partnerships to consummate the Transactions (other than, with respect to the Public Merger and the LP Mergers, the filing of the Certificate of Merger and the LP Certificates of Merger with the Delaware Secretary of State).  Assuming the due authorization, execution and delivery by Parent and the Merger Subs of this Agreement and the accuracy of the representations and warranties set forth in Section 5.07, this Agreement has been duly and validly executed and delivered by the Company and Operating Partnerships and constitutes the legal, valid and binding obligation of the Company and Operating Partnerships, enforceable against the Company and Operating Partnerships in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).  Prior to the execution of the Support Agreements, the Company Board (acting upon the unanimous recommendation of the Special Committee to take such action) approved the Support Agreements and the transactions contemplated thereby. Except for the Required Company Stockholder Approval and the General Partner Approvals, no other vote of the holders of any class or series of Company Capital Stock or Operating Partnership Units is necessary pursuant to Applicable Law or the organizational documents of the Acquired Companies to adopt this Agreement and consummate the Transactions.

Section 4.03        Company Board Approval; Fairness Opinion.

(a) The Special Committee has duly adopted resolutions (i) determining that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are fair to, advisable and in the best interests of, the Company and its stockholders, and (ii) making the Special Committee Recommendation.

(b) The Company Board, acting upon the Special Committee Recommendation, has duly adopted resolutions (i) determining that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company Stockholders, (ii) approving the execution and delivery of this Agreement by the Company, the performance by the Company and each of the Operating Partnerships of its obligations hereunder and the consummation of the Transactions on the terms and subject to the conditions set forth herein, (iii) directing that this Agreement be submitted to the Company Stockholders for their adoption and (iv) subject to Section 6.02, recommending adoption of this Agreement by the Company Stockholders in accordance with the DGCL (such recommendation, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c) As of the date of this Agreement:

(i) The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of the Company’s financial advisor J.P. Morgan Securities LLC, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, and matters considered and limitations on the review undertaken by J.P. Morgan Securities LLC in preparing its opinion, the Public Merger Consideration to be paid pursuant to, and in accordance with, the terms of this Agreement to the holders of shares of Company Class A Common Stock is fair, from a financial point of view, to such holders; and

(ii) The Special Committee has received the written opinion (or an oral opinion to be confirmed in writing) of PJT Partners LP to the effect that, as of the date of such opinion, and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and conditions, qualifications, and limitations on the review undertaken by PJT Partners LP in connection with the opinion, the Public Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of Company Class A Common Stock (other than holders of Company Class A Common Stock that hold Operating Partnership Units and their respective Affiliates that are holders of Company Class A Common Stock)  is fair, from a financial point of view, to such holders.  The Company shall, following the execution of this Agreement by all parties, furnish an accurate, complete and confidential copy of such said opinion letters to Parent solely for informational purposes.

(d) The Company has adopted resolutions providing that any Company Performance Award for which the applicable performance condition is not deemed to be satisfied on the basis of the Public Merger Consideration shall be deemed to be unable to satisfy the applicable performance condition and shall be cancelled.

Section 4.04      Governmental Authorization.  No Governmental Permits are required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions other than (a) the filing of the Certificate of Merger and each LP Certificate of Merger with the Delaware Secretary of State, (b) compliance with and filings or notifications under any applicable requirements of the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, the “Antitrust Laws”), (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (d) any Required Irish FDI Filing, (e) compliance with and filings or notifications listed in Section 4.04 of the Company Disclosure Letter, (f) such other Governmental Permits, the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect and (g) any filings, consents or other notifications as may be required as a result of the business or identity of Parent or any of its Affiliates.

Section 4.05        Non-Contravention.

(a) Except as set forth on Section 4.05 of the Company Disclosure Letter or any required Client Consent in connection with the Transactions, and assuming the accuracy of the representations and warranties set forth in Section 5.07, the execution, delivery and performance by the Company and Operating Partnerships of this Agreement and the consummation by the Company and Operating Partnerships of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of any Acquired Company or any Portfolio Company or any Fund Documentation, (ii) assuming that the Governmental Permits referred to in Section 4.04 have been obtained, contravene, conflict with or result in a violation or breach of any Applicable Law, (iii) assuming compliance with the matters referred to in clauses (a) through (f) of Section 4.04 and, in the case of the consummation of the Public Merger, subject to obtaining the Required Company Stockholder Approval, require any consent (other than Client Consents) by any Person under, constitute a default, or constitute an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which an Acquired Company, any Fund or any Portfolio Company is entitled under any Contract to which any Acquired Company, any Fund or any Portfolio Company is a party or to which any of their respective properties or assets are bound or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Acquired Company, any Fund or any Portfolio Company, except in the case of clauses (ii), (iii) and (iv) above and, in the case of clause (i) above solely as it relates to any Portfolio Company, any such violation, breach, default, right, termination, amendment, acceleration, cancellation, or loss that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

(b) No consent, waiver, approval, Governmental Order or Governmental Permit is required on the part of any Acquired Company, any CFO Manager, any CLO Manager, any CBO Manager, any Securitization Manager, any Fund or any Portfolio Company in connection with the execution and delivery by the Company and the Operating Partnerships of this Agreement, the compliance by the Company and the Operating Partnerships with any of the provisions hereof, or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger and the LP Certificates of Merger with the Delaware Secretary of State, and of appropriate documents with the relevant authorities of other states in which any Acquired Company is qualified to do business, (ii) any consent, waiver, approval, notice, Governmental Order, Governmental Permit or authorization the failure of which to obtain would not, individually or in the aggregate, (x) have a Company Material Adverse Effect or (y) reasonably be expected to prohibit or restrain the ability of the Acquired Companies to consummate the Transactions, and (iii) the consents set forth on Section 4.05(b) of the Company Disclosure Letter.

Section 4.06        Capitalization; Subsidiaries.

(a) As of 5:00 P.M. (Eastern time) on July 21, 2023 (the “Capitalization Date”), the authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Class A Common Stock, of which 29,647,428 shares (inclusive of 1,099,947 Company Restricted Stock Awards and 3,550,714 Company Performance Awards) are issued and outstanding, (ii) 75,000,000 shares of Company Class B Common Stock, of which 33,017,247 shares (inclusive of 436,810 shares of Company Class B Common Stock which relate to our Class A-1 Units and will be voted pro rata in accordance with the vote of the Class A Common Stock) are issued and outstanding and (iii) 250,000,000 shares of Company Preferred Stock, of which 0 shares are issued and outstanding.  As of the close of business on the Capitalization Date 4,338,015 shares of Company Class A Common Stock are issuable upon exercise of the Company Warrants.

(b) Section 4.06(b) of the Company Disclosure Letter contains, as of the Capitalization Date, (i) a complete, true and correct list of the designated partnership interests of each Operating Partnership and (ii) a complete, true and correct list of (A) each Subsidiary of the Company, (B) its place and form of organization and (C) the direct and indirect owner(s) of its capital stock, membership interests or other ownership interests, as applicable, to the extent such owner is not the Company or another wholly owned Subsidiary of the Company, together with the amount and/or percentage of ownership interests owned by each such Person.  The Company owns, directly or indirectly, all of the capital stock, membership interests or other ownership interests, as applicable, of each of its Subsidiaries except as set forth on Section 4.06(b) of the Company Disclosure Letter.

(c) Section 4.06(c) of the Company Disclosure Letter contains, as of the Capitalization Date, a complete and correct list of (i) the authorized and outstanding Operating Partnership Units, and (ii) for each award of Operating Partnership Units granted to a Company Service Provider that is or was subject to vesting or forfeiture conditions, as applicable, the holder, date of grant, the number and type of Operating Partnership Units subject to such award as of the date of this Agreement, the vesting schedule, and current vested status.

(d) As of the Capitalization Date, the Company has outstanding: ((i) awards of performance-based restricted stock units in respect of shares of Company Common Stock granted pursuant to a Company Stock Plan covering an aggregate of 912,500 shares of Company Class A Common Stock (determined based on achievement of maximum performance goals), (ii) awards of performance-based restricted shares of Company Common Stock granted pursuant to a Company Stock Plan covering an aggregate of 3,550,714 shares of Company Class A Common Stock (determined based on achievement of maximum performance goals), (iii) Company RSU Awards covering an aggregate of 2,621,916 shares of Company Class A Common Stock or, with respect to any such Company RSU Awards to be settled in cash pursuant to their terms, the cash equivalent of an aggregate of 1,099,940 shares of Company Class A Common Stock and (iv) Company Restricted Stock Awards covering an aggregate of 1,099,947 shares of Company Class A Common Stock.  As of the Capitalization Date, the Company has reserved 25,939,520 shares of Company Class A Common Stock under the Company Stock Plans for issuance on vesting or other conversion to Company Class A Common Stock of Company Stock Awards under the Company Stock Plans.  All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Operating Partnership LPAs, the Exchange Agreements and the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and non-assessable.  Section 4.06(d) of the Company Disclosure Letter contains, as of the Capitalization Date, a complete and correct list of each outstanding Company Stock Award, including, for each such Company Stock Award, as applicable, the holder, date of grant, the applicable type of such Company Stock Award, the number of shares of Company Common Stock (or the cash equivalent of shares of Company Common Stock) subject to such Company Stock Award as of the date of this Agreement (which, for the performance-vesting Company Stock Awards, is determined based on achievement of maximum performance goals), the vesting schedule and current vested status.

(e) Except as provided in Section 4.06(a), and for changes since the Capitalization Date resulting from the vesting or other conversion or exchange of Operating Partnership Units into or for shares of Company Common Stock (in accordance with the Operating Partnership LPAs and the Exchange Agreements and regardless of whether any consent is needed such exchange) or Company Stock Awards outstanding on such date or granted after the date of this Agreement (in accordance with the terms of the applicable Company Stock Plan and award agreements thereunder), as of the Capitalization Date, there are no outstanding (i) shares of capital stock or other equity or voting interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or binding arrangements to acquire from the Company, or other obligation of the Company to issue, any capital stock, equity or voting securities or securities convertible into or exchangeable for capital stock or equity or voting securities of the Company, (iv) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) other obligations by the Company to make any payments based on the price or value of any Company Securities, except for any deviations from any of the foregoing clauses (i) to (viii) that would not reasonably be expected to be material to the Acquired Companies taken as a whole.  The Company is not party to any contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities.  There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock.  The Company does not have a stockholder rights plan in effect.

(f) Except as provided in Section 4.06(b) of the Company Disclosure Letter, as of the Capitalization Date, there are no outstanding (i) partnership interests or other equity or voting interests of any Operating Partnership, (ii) contingent rights or entitlements to partnership interests or other equity or voting interests of any Operating Partnership, (iii) options or other rights to acquire from any Operating Partnership, or other obligation of any Operating Partnership to issue, any partnership interests or other equity or voting interests of such Operating Partnership, (iv) obligations or binding commitments of any character restricting the transfer of any partnership interest of, or other equity or voting interest in, any Operating Partnership to which an Operating Partnership is a party or by which it is bound; or (v) other obligations by any Operating Partnership to make any payments based on the price or value of interests in any Operating Partnership.  No Operating Partnership is a party to any contract that obligates it to repurchase, redeem or otherwise acquire any partnership interests or other equity or voting interests of any Operating Partnership.  There are no accrued and unpaid distributions with respect to any partnership interests of an Operating Partnership.

(g) All outstanding equity interests of the Subsidiaries of the Company are validly issued, fully paid and non-assessable, and other than with respect to the Operating Partnerships, all such shares are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens).  Other than pursuant to this Agreement and other than the issuance of shares of Company Class A Common Stock in exchange for Operating Partnership Units in accordance with the Operating Partnership LPAs and the Exchange Agreements (regardless of whether any consent is needed for such exchange, and which is subject to Section 6.01(a)(ii)), no Subsidiary of the Company has been or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or other agreements calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements (except, in each case, to or with the Company or any of its Subsidiaries).  Other than pursuant to this Agreement and other than the issuance of shares of Company Class A Common Stock in exchange for Operating Partnership Units in accordance with the Operating Partnership LPAs and the Exchange Agreements (regardless of whether any consent is needed for such exchange), there are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.

(h) Other than (i) equity securities held in the Ordinary Course of Business for cash management purposes, (ii) rights or interests held in Subsidiaries or (iii) as set forth on Section 4.06(h) of the Company Disclosure Letter, none of the Acquired Companies owns or holds the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

Section 4.07       Company SEC Documents.

(a) Since the Look-Back Date, the Company has filed or otherwise furnished (as applicable) with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed or furnished by the Company or any of its Subsidiaries with the SEC since such date, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”).  As of its respective filing date, each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder applicable to such Company SEC Document.  None of the Company SEC Documents at the time it was filed (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made not misleading.  True, correct and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC.  No Operating Partnership or Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

Section 4.08        Company Financial Statements; Disclosure Controls.

(a) The consolidated financial statements (including all related notes and schedules) of the Acquired Companies filed with the Company SEC Documents (collectively, the “Company Financial Statements”) (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (ii) fairly present, in all material respects, the consolidated financial position of the Acquired Companies and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Acquired Companies as of the dates and for the periods referred to therein, subject, in the case of unaudited interim statements, to normal year-end adjustments, to the absence of notes and to any other adjustments described therein, in each case, to the extent permitted by applicable rules and regulations of the SEC.

(b) The Acquired Companies have established and maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rules 13a-15 and 15d-15 of the Exchange Act) as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and such assessment concluded that such system was effective.  Since December 31, 2022, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) The Company has established and maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of an Acquired Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Acquired Company are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Company.  Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Acquired Companies that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Acquired Companies.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

Section 4.09        Absence of Certain Changes.

(a) Between the Company Balance Sheet Date and the date of this Agreement, (i) a Company Material Adverse Effect has not occurred, (ii) no Acquired Company has transferred any of its assets, other than sales of inventory for fair consideration in the Ordinary Course of Business, (iii) no Acquired Company has licensed any Company Owned IP except for non-exclusive licenses granted in the Ordinary Course of Business, (iv) no Acquired Company has sold, assigned, transferred, leased or otherwise disposed of any of its properties or assets that are material to the Acquired Companies (including any material Company Owned IP), (v) no Acquired Company has committed to do any of the foregoing, and (vi) the business of the Acquired Companies has been conducted in the Ordinary Course of Business.

(b) Since the Company Balance Sheet Date, through the date of this Agreement, (i) the business of the Acquired Companies has been conducted in the Ordinary Course of Business; and (ii) none of the Acquired Companies has taken any action that, if taken or proposed to be taken after the date of this Agreement, would be prohibited by Section 6.01 (with respect to any of the foregoing).

Section 4.10        Indebtedness; No Undisclosed Liabilities.

(a) Section 4.10 of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Acquired Companies as of the date hereof, other than Indebtedness reflected on the Company Balance Sheet or disclosed in the notes thereto included in the Company SEC Documents.  As of the date of this Agreement, there is no liability, debt or obligation of or claim against an Acquired Company of a type required to be reflected or reserved for on a consolidated balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected, disclosed or reserved for on the Company Balance Sheet or disclosed in the notes thereto of any Acquired Company included in the Company SEC Documents, (b) that have arisen since the Company Balance Sheet Date in the Ordinary Course of Business, (c) disclosed in Section 4.08 of the Company Disclosure Letter or (d) which would not have, individually or in the aggregate, a Company Material Adverse Effect.  None of the Acquired Companies is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

(b) With respect to any Subsidiaries of the Company or any Funds which have been dissolved (including but not limited to Och-Ziff Consulting (Beijing) Company Limited (奥氏咨询(北京)有限公司) and Shanghai Sculptor Overseas Investment Fund Partnership (Limited Partnership) (上海司韬海外投资基金合伙企业(有限合伙)), such Subsidiaries were duly and properly liquidated with no outstanding or threatened liabilities, obligations or other unresolved matters.

Section 4.11        Company Material Contracts.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Contract, to which an Acquired Company is a party or is bound as of the date hereof, and which falls within any of the following categories:

(i) any joint venture, limited liability company or partnership agreement, other than any Fund Documentation;

(ii) any Contract, other than Investment Advisory Arrangements, that involves annual future expenditures or receipts by an Acquired Company of more than $1,000,000;

(iii)           except with respect to Indebtedness set forth in the Company SEC Documents, any Contract relating to (A) Indebtedness for borrowed money or evidenced by promissory notes or debt securities or (B) any financial guaranty, in each case of clauses (A) and (B) in excess of $1,000,000 individually;

(iv)            any Contract relating to an acquisition, divestiture, merger or similar transaction that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations on an Acquired Company;

(v) any material lease, sublease or other Contract with respect to the Leased Real Property;

(vi)            any Contract between or among an Acquired Company, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of five percent (5%) or more of the outstanding shares of any class of Company Capital Stock, or any Affiliate of the foregoing, on the other hand;

(vii)          any Contract containing any covenant or other provision (A) prohibiting an Acquired Company from engaging in any business with any Person or levying a fine, charge or other payment for doing so; (B) containing and limiting the right of an Acquired Company pursuant to any “most favored nation” or “exclusivity” provisions; (C) limiting the right of an Acquired Company to engage in any material line of business or to compete with any Person in any line of business that is material to an Acquired Company; or (D) that, following the Closing, purports to limit in any respect the right of Parent or any of its Subsidiaries to compete with any Person, to market any product or service or to solicit customers or other Persons; in each case of clauses (A), (B) and (C), other than any such Contracts that (x) may be cancelled without material liability to an Acquired Company upon notice of 90 days or less, or (y) are not material to an Acquired Company;

(viii)          any Contract that by its terms limits the payment of dividends or other distributions to stockholders by the Company or any Subsidiary of the Company;

(ix)             any Investment Advisory Arrangement that is reasonably likely to provide annual payments in excess of $10,000,000;

(x) the Intellectual Property Agreements;

(xi)           any Contract that is an agreement in settlement of a dispute that imposes material obligations on the Acquired Companies after the date hereof;

(xii)         any employment, severance or other agreement related to the provision of services between any of the Acquired Companies and any Company Service Provider whose annualized compensation opportunities would exceed $500,000;

(xiii)         other than any Fund Documentation, any Contract under which any Acquired Company is obligated, directly or indirectly, to make any capital contribution, co-investment, provision of seed capital or other investment in any Person or invest in any investment product; and

(xiv)           any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act).

Each Contract of the type described in this Section 4.11(a), other than this Agreement, is referred to herein as a “Company Material Contract.”  True, correct and complete copies of each Company Material Contract have been made available by the Company to Parent, or publicly filed with the SEC.

(b) Except as set forth on Section 4.11(b) of the Company Disclosure Letter, (i) each Company Material Contract is a valid, binding and enforceable obligation of an Acquired Company or a Subsidiary of an Acquired Company and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to the Enforceability Exceptions; (ii) each Company Material Contract is in full force and effect, except to the extent any Company Material Contract expires or terminates in accordance with its terms; (iii) none of the Company, Operating Partnerships or any of their respective Subsidiaries has received written notice of any violation or default under any Company Material Contract; and (iv) each Acquired Company has in all material respects performed all obligations required to be performed by it under each Company Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As of the date of this Agreement, no Acquired Company has received written notice from any other party to a Company Material Contract that such other party intends to terminate, not renew or renegotiate in any material respects the terms of any such Company Material Contract.

Section 4.12        Compliance with Applicable Laws; Company Licenses; Data Privacy & Security.

(a) Except with respect to the matters set forth on Section 4.12(a) of the Company Disclosure Letter, the Acquired Companies are, and have been since the Look-Back Date in compliance with all Applicable Laws in all material respects.  Since the Look-Back Date through to the date of this Agreement, none of the Acquired Companies has received any written communication from a Governmental Authority that alleges that an Acquired Company is in material default or material violation of any Applicable Laws.

(b) Except as set forth on Section 4.12(b) of the Company Disclosure Letter, the Acquired Companies hold all Governmental Permits that are required for the Acquired Companies to conduct their business and operations (the “Company Licenses”), as presently conducted, except where the failure to hold any such Company License would not reasonably be expected to have a Company Material Adverse Effect.  Each Acquired Company complies with the terms of all Company Licenses, and no suspension or cancellation of any Company License is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate with other such noncompliance, suspensions or cancellations, reasonably be expected to have a Company Material Adverse Effect.

(c) Each Company License is valid and in full force and effect and has not, during the past five (5) years, been suspended, revoked, cancelled or adversely modified, except where the failure thereof to be in full force and effect, or the suspension, revocation, cancellation or modification thereof, would not, individually or in the aggregate with other such failures, suspensions, revocations, cancellations or modifications, reasonably be expected to have a Company Material Adverse Effect.  There are no Proceedings pending or threatened in writing, or to the Knowledge of the Company, otherwise threatened, that would reasonably be expected to result in the revocation or termination of any Company License, and during the past five (5) years, there has not been any event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), except for where any such revocation or termination of a Company License or the failure to be renewed would not, individually or in the aggregate with any other such revocations or terminations or failures to be renewed, reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth on Section 4.12(d) of the Company Disclosure Letter, in connection with its collection, storage, sharing, transfer, processing, disposal, disclosure or use of any Personal Information, since the Look-Back Date the Acquired Companies have complied with applicable requirements under the Data Privacy and Security Laws, privacy policies published by the Acquired Companies or to which the Acquired Companies are bound, and the requirements of any Contract relating to or involving the collection, storage, sharing, transfer, processing, disposal, disclosure or use of Personal Information to which an Acquired Company is a party, in each case, except as would not, individually or in the aggregate, be material to the business of the Acquired Companies.  The Acquired Companies have reasonable and appropriate physical, technical, organizational and administrative security measures and policies in place designed to protect all Personal Information they collect from and against unauthorized access, use and disclosure.  None of the Acquired Companies has received any communication from any Governmental Authority or other third party that alleges that such Acquired Company is not in compliance with any Data Privacy and Security Laws, except as would not, individually or in the aggregate, be material to the business of the Acquired Companies.

(e) Since the Look-Back Date, there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Company IT Assets, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information in the possession or control of the Acquired Companies, and no Acquired Company has received notice of the foregoing, in each case, except as would not, individually or in the aggregate, be material to the business of the Acquired Companies.

(f) Neither the Company, the Operating Partnerships, nor any of their respective Subsidiaries, nor any of their respective directors, officers, or employees, nor, to the Knowledge of the Company, any agent or other third party representative acting on behalf of any of the Company, the Operating Partnerships, or their respective Subsidiaries are, as of the date of this Agreement, or have, in the past five (5) years, been (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in violation of Sanctions; (iii) making or accepting any unlawful payment or giving, receiving, offering, promising or agreeing to give or receive any money or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws; or (iv) otherwise in violation of any Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”) or any Anti-Corruption Laws.

(g) Neither the Company, the Operating Partnerships, nor any of their respective Subsidiaries have (i) received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case of clauses (i), (ii) and (iii), related to Trade Controls or Anti-Corruption Laws.

(h) The Company, the Operating Partnerships and their respective Subsidiaries have implemented, maintained in effect and enforced written policies, procedures and internal controls, including an internal accounting controls system and appropriate identification procedures that have not been deemed ineffective by any Governmental Authority and that meet the requirements of applicable anti-money laundering Laws, that are reasonably designed to prevent, deter and detect violations of applicable Sanctions Laws and Anti-Corruption Laws.

(i) Notwithstanding the foregoing, no representation or warranty in this Section 4.12 is made with respect to Company SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” real property matters, Intellectual Property Rights matters, Tax matters, employee benefits matters or environmental matters, which are addressed exclusively in Section 4.07 (Company SEC Documents) Section 4.08 (Company Financial Statements; Disclosure Controls), Section 4.14 (Real Property), Section 4.15 (Intellectual Property), Section 4.17 (Tax Matters), Section 4.18 (Employees and Employee Benefit Plans) and Section 4.19 (Environmental Matters), respectively.

(j) Except as set forth on Section 4.12(j) of the Company Disclosure Letter, within the previous five (5) years, the Company has not had any dealings or transactions with persons named on OFAC’s SDN List.

Section 4.13      Litigation.  Except as set forth on Section 4.13 of the Company Disclosure Letter, since the Look-Back Date through to the date of this Agreement, there are no pending, threatened in writing or to the Knowledge of the Company otherwise threatened Proceedings at law or in equity to which an Acquired Company is a party or any Proceeding by any Governmental Authority against or involving an Acquired Company or any of its respective assets or properties, in each case that (i) involves an amount in controversy in excess of $1 million, (ii) would reasonably be expected to prevent or materially delay the consummation of the Transactions or any of the other transactions contemplated by this Agreement or (iii) would be material to the Acquired Companies, taken as a whole.  No Acquired Company, or any of its respective assets or properties, is subject to any outstanding Governmental Order, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14        Real Property.

(a) Section 4.14(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Owned Real Property.  Except as set forth on Section 4.14(a) of the Company Disclosure Letter or except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, an Acquired Company owns such Owned Real Property in fee (or the equivalent interest in the applicable jurisdiction), subject only to Permitted Liens.

(b) Section 4.14(b) of the Company Disclosure Letter sets forth the address of each Leased Real Property and contains a true, complete and correct list of all Leases for such Leased Real Property (including the date and name of the parties to such Lease document), and the Leased Real Property identified in Section 4.14(b) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Acquired Companies.  The Acquired Companies have delivered to Parent a true and complete copy of each Lease document (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto).

(c) Except as set forth on Section 4.14(c) of the Company Disclosure Letter, with respect to each of the Leases: (i) an Acquired Company has a valid and enforceable leasehold estate in all Leased Real Property, subject to the Enforceability Exceptions and any Permitted Liens, (ii) no Acquired Company, nor any other party to such Lease for Leased Real Property, is in breach or default under any Lease for Leased Real Property, and no event or circumstance has occurred or circumstance exists that, with notice or lapse of time, or both, would constitute such a breach or default by the party that is the lessee or lessor of such Lease for Leased Real Property, (iii) to the Knowledge of the Company, no Acquired Company’s possession or quiet enjoyment of the Leased Real Property under such Lease has been disturbed, and to the Company’s Knowledge, there are no disputes with respect to any such Lease, (iv) no Acquired Company has subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to such Lease or any portion thereof, and (v) no Acquired Company has collaterally assigned or granted any other security interest in such Lease or any interest therein.

Section 4.15        Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter contains a complete and accurate list of all Registered IP.  All Company Owned IP is subsisting, and, to the Knowledge of the Company, valid and enforceable.

(b) The Acquired Companies exclusively own and possess all right, title and interest to and in the Company Owned IP and have sufficient rights pursuant to an enforceable written license to use all Company Licensed IP, in each case free and clear of any Liens (other than Permitted Liens).  None of the Registered IP is subject to any pending challenge received by any Acquired Company in writing relating to the invalidity or unenforceability of such Registered IP (excluding ordinary course office actions at the U.S. Patent & Trademark Office or similar Governmental Authorities).

(c) All Persons (including current and former employees and independent contractors) who have developed, created or contributed to Company Owned IP have assigned to the Acquired Companies in writing, pursuant to a valid and enforceable agreement, all of their rights therein that did not initially vest with the Acquired Companies by operation of law.

(d) No Acquired Company has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting, or otherwise violating, in any material respect, any Intellectual Property Right of any other Person and no Proceeding is pending or has been threatened in writing or, to the Knowledge of the Company otherwise threatened, against any Acquired Company alleging any infringement or misappropriation by such Acquired Company of any Intellectual Property Rights of another Person.  To the Knowledge of the Company, no Person is infringing, misappropriating, diluting, or otherwise violating, any Company Owned IP.

(e) The Acquired Companies take and have taken all reasonable measures necessary to protect, safeguard and maintain the confidentiality of all of the Company Owned IP and their rights therein, including the secrecy, confidentiality and value of trade secrets and other confidential information of the Acquired Companies, and none of the Acquired Companies have disclosed any material confidential Company Owned IP to any Third Party other than pursuant to a written confidentiality agreement pursuant to which such Third Party agrees to protect such confidential information.

(f) The Acquired Companies own, lease, license, or otherwise have the legal right to use all Company IT Assets, and such Company IT Assets are adequate and sufficient for the business of the Acquired Companies as it is currently operated and proposed to be operated.  The Acquired Companies have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans and procedures.  In the last twelve (12) months, there has not been any material failure with respect to any of the Company IT Assets that has not been remedied or replaced in all respects.

(g) The Acquired Companies take commercially reasonable steps to prevent the introduction of bugs, disabling codes, spyware, Trojan horses, worms and other malicious code into the Company IT Assets.  Since the Look-Back Date, there have not been any material unauthorized intrusions or breaches of security with respect to the Company IT Assets.

(h) None of the Acquired Companies use or have used any Open Source Software in a manner that requires any of the Acquired Companies to publicly disclose or distribute the source code to any Software that constitutes Company Owned IP.

(i) The Acquired Companies are in compliance with all obligations under any agreement pursuant to which any of the Acquired Companies have obtained the right to use any third party Software, including Open Source Software.

(j) Except as set forth on Section 4.15(j) of the Company Disclosure Letter, none of the Acquired Companies is party to or bound by any:

(i) agreement under which it is a licensee of or is otherwise granted by a Third Party any rights under any Company Licensed IP (other than licenses of commercially available Software and Open Source Software);

(ii) agreement under which it is a licensor of or otherwise grants to a Third Party any rights under any material Company Owned IP (other than non-exclusive licenses granted in the Ordinary Course of Business); or

(iii) agreement pursuant to which any of the Acquired Companies obtain Personal Information from any Third Party (other than agreements pursuant to which any of the Acquired Companies acts solely as a service provider to such Third Party) or provides Personal Information to any Third Party (other than agreements pursuant to which such Third Party acts solely as a Company Service Provider to such Acquired Company);

(i) to (iii) each an “Intellectual Property Agreement,” and, collectively, the “Intellectual Property Agreements.”

Section 4.16      Insurance Coverage.  As of the date hereof, the Acquired Companies have all material policies of insurance covering the Acquired Companies and any of their directors, officers, members, managers, fiduciaries of any employment benefits plan or program, employees, properties or assets, including policies of property, fire, workers’ compensation, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Acquired Companies.  The Company has made available to Parent true, correct and complete copies of all such material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies (the “Insurance Policies”).  As of the date hereof, each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full, the limits of all of the Insurance Policies are fully in place without any exhaustion or erosion, and the Acquired Companies are in compliance in all respects with the terms and conditions of such Insurance Policies, including with respect to the giving of notice of any claim or occurrence that may be covered under any Insurance Policy.  Since the Look-Back Date no notice of cancellation or invalidation of any such Insurance Policy (other than in connection with ordinary renewals) has been received by an Acquired Company and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such default that, individually or in the aggregate with other such defaults, would not be material to the business of the Acquired Companies.  As of the date hereof, there are no material claims pending under any Insurance Policy for which the insurer(s) has disputed or denied coverage (other than a customary reservation of rights).

Section 4.17       Tax Matters.

(a) All U.S. federal income and other material Tax Returns required to be filed by or with respect to an Acquired Company have been duly and timely filed (taking into account any extension of time within which to file) and all Tax Returns filed are true, correct and complete in all material respects.

(b) All material Taxes payable by or with respect to each Acquired Company (whether or not shown to be due and payable on any such Tax Return) have been fully and timely paid to the appropriate Taxing Authorities.

(c) The Acquired Companies have established reserves in accordance with GAAP in the most recent the Company Financial Statements that, as of the date of such Company Financial Statement, were adequate for the payment of all material Taxes that have accrued but are not yet due and payable with respect to the Acquired Companies.

(d) No material agreements, consents, extensions or waivers of statutes of limitations (or extensions of time to file) have been entered into, given or requested with respect to any Taxes or Tax Returns of any Acquired Company (other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business or which have expired).  No deficiency for any material amount of Taxes has been asserted in writing or assessed by any Governmental Authority against any Acquired Company, except for deficiencies that have been fully satisfied by payment, settled, withdrawn or otherwise resolved in full.

(e) There are no audits or examinations by any Governmental Authority ongoing, being threatened in writing, or pending with respect to any material Taxes of any Acquired Company.

(f) No jurisdiction in which an Acquired Company does not file Tax Returns with respect to a particular type or category of Tax has made a written claim which is currently pending to the effect that any Acquired Company is or may be required to file such Tax Returns or is or may be subject to Tax of such type in such jurisdiction which claim has not been resolved or settled in full.  Each Acquired Company is and has always been resident for Tax purposes only in the country in which it is organized.  Each Acquired Company is not and has never been subject to Tax in any country other than its country of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that country;

(g) No Acquired Company (i) is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar agreement; (ii) is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Taxing Authority; (iii) is or has been a member of any affiliated, consolidated, combined, unitary, group relief, aggregate or other group for Tax purposes (other than for which the Company is the common parent); (iv) has any liability for any Tax or portion of a Tax of any Person (other than another Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) or other Applicable Law, as transferee or successor, by Contract (other than pursuant to customary commercial Contracts not primarily related to Taxes and entered into in the Ordinary Course of Business) or as a result of any composite Tax Return; (v) has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); and (vi) is subject to any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) or other written agreement (including a Tax ruling) with a Taxing Authority regarding Taxes or Tax matters since the Look-Back Date (or at any earlier time to the extent such written agreement with a Taxing Authority would reasonably be expected to be binding on any Acquired Company for any taxable periods (or portions thereof) beginning after the Closing Date).

(h) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period (or portion thereof) as a result of any (i) change in method of accounting on or before the Closing Date, including by reason of the application of Section 481 of the Code (or any similar provision of state, local or non-U.S. Tax Law); (ii) installment sale or open transaction disposition, intercompany transaction, excess loss account, or intercompany account made or existing on or before the Closing Date, including pursuant to Section 451(b) of the Code; (iii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date; or (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or before the Closing Date.

(i) All material Taxes which an Acquired Company is or was obligated to withhold or collect from amounts owing to or from any employee, creditor or other Third Party have been withheld, collected and paid over in the appropriate amounts to the proper Taxing Authority in accordance with Applicable Law, and each Acquired Company has complied in all respects with all Laws relating to the withholding, collection, reporting and remittance of Taxes (including payment and reporting obligations under Sections 864, 1441, 1442, 1445, 1446, 1471, 1472, 3402 and 3406 of the Code and the Treasury Regulations promulgated thereunder).

(j) Each Acquired Company’s U.S. federal income tax classification and the date of any Form 8832 filed with the IRS (and the applicable classification election made therewith) is set forth in Section 4.17(j) of the Company Disclosure Letter.

(k) There are no Liens for Taxes upon any property or assets of any Acquired Company, except for Permitted Liens.

(l)                Each of the Operating Partnerships has in effect a valid election under Section 754 of the Code.

(m) None of the Acquired Companies has deferred Taxes or claimed any Tax credits under any Applicable Law, rules and regulation, order or directive of any Governmental Authority enacted, implemented or issued in response to COVID-19 that has not been fully repaid.

(n)               None of the Acquired Companies have, within the past two (2) years, been a party to any transaction intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(o)              No Fund, Company Facilitator Vehicle, or Acquired Company directly or indirectly (i) manages a lodging facility or a health care facility or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated, in each case within the meaning of Section 856(l)(3) of the Code.

(p)               With respect to each Operating Partnership, less than 50% of its gross assets consists of U.S. real property interests for purposes of Section 897 of the Code, and less than 90% of the value of its gross assets consists of such U.S. real property interests plus cash or cash equivalents.

Section 4.18        Employees and Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA but whether or not subject to ERISA, (ii) employment, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, bonus or other incentive, or other compensation plans, programs, policies, arrangements, or agreements and (iii) medical, vision, dental, life, or other health, or other benefit plans, programs, policies, arrangements or agreements; in each case, (A) maintained, sponsored, or contributed to by any of the Acquired Companies, or required to be contributed to by any of the Acquired Companies, (B) for the benefit of any current or former Company Service Providers and/or their dependents or any other Person, or (C) under or with respect to which any of the Acquired Companies has or could have any current or contingent liability, including on account of at any time being considered a single employer with any other Person under Section 414 of the Code (an “ERISA Affiliate”); provided, however, that “Company Benefit Plan” will not include any plans or programs mandated by Applicable Law that are sponsored or maintained by a Governmental Authority for the benefit of Company Service Providers who reside or work primarily outside of the United States if the benefits provided thereunder are required to be provided by statute and do not exceed the level of benefits required to be so provided.

(b) The Company has made available to Parent prior to the date hereof copies of each Company Benefit Plan (and for any unwritten plan, a summary of the material terms) and any non-routine correspondence with any Governmental Authority related to a Company Benefit Plan.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code either has received a current favorable determination letter from the IRS as to its qualified status or may rely upon a current favorable prototype opinion letter from the IRS for a prototype plan, and, to the Knowledge of the Company, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability for any Acquired Company, each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained, funded, and administered in accordance with its terms and in compliance with ERISA, the Code and other Applicable Laws, and nothing has occurred and no condition exists with respect to any Company Benefit Plan that could result in any material Tax, penalty or other liability or obligation of any of the Acquired Companies, including with respect to Sections 6055, 6056, 4980B, 4980D, and 4980H of the Code.

(d) No Company Benefit Plan is, and no Acquired Company maintains, sponsors, participates in, contributes to, or has any obligation to contribute to, or has any other current or contingent liability or obligations (including, solely in the case of clauses (i), (ii) and (iii) below, on account of an ERISA Affiliate) under or with respect to, (i) any “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) any other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (iv) any multiple employer plan within the meaning of Section 413(c) of the Code, or (v) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) No Company Benefit Plan provides, and no Acquired Company has any current or potential obligation to provide, post-employment or retiree health, medical or other welfare benefits coverage, other than (i) health care continuation coverage required by Section 4980B of the Code or other Applicable Law for which the recipient pays the full premium cost of coverage or coverage through the end of the calendar month in which a termination of employment occurs or (ii) pursuant to a Company Benefit Plan listed on Section 4.18(a) of the Company Disclosure Letter under which an Acquired Company is obligated to pay or subsidize the full premium cost of coverage for a terminated employee and his or her respective beneficiaries for a period of time following the employee’s termination not to exceed 18 months.

(f) Except as could not, individually or in the aggregate, reasonably be expected to result in a material liability for any Acquired Company, (i) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA, and (ii) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium and benefit payments have been timely made, paid or properly accrued in accordance with the terms of the Company Benefit Plan and in compliance with the requirements of Applicable Law.  There is no Proceeding (other than routine and undisputed claims for benefits) pending or, to Company’s Knowledge, threatened in writing with respect to any Company Benefit Plan which could reasonably be expected to result in any material liability to any Acquired Company.

(g) Section 4.18(g) of the Company Disclosure Letter sets forth a list of each material Company Benefit Plan that is subject to the Applicable Law of a jurisdiction other than the United States (whether or not United States Law also applies) or primarily for the benefit of Company Service Providers who reside or work primarily outside of the United States (each a “Non-U.S. Plan”).  Without limiting the generality of this Section 4.18: (i) except as could not, individually or in the aggregate, reasonably be expected to result in a material liability for any Acquired Company, each Non-U.S. Plan (A) required to be registered or intended to meet certain regulatory or requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements and (B) has been maintained, funded, and administered in accordance with its terms; and (ii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any material unfunded or underfunded liabilities.

(h) Except as set forth in Section 4.18(h) of the Company Disclosure Letter, neither the execution by the Company of this Agreement nor the consummation of the Transactions could (either alone or in combination with any additional or subsequent events): (i) increase the amount or value of any compensation or benefits (whether in cash, property, the vesting of property or otherwise) due to any Company Service Provider; (ii) result in or cause any acceleration of the time of payment or vesting of any compensation or benefits, or trigger any funding or payment of any compensation or benefits (including funding of compensation or benefits through a trust or otherwise); (iii) result in any severance, termination or similar types of payments or benefits; (iv) result in any forgiveness of indebtedness to any Company Service Provider; (v) require a contribution by the Company or any of its Subsidiaries to any Company Benefit Plan; or (vi) limit or restrict the ability of Parent or its Affiliates to merge, amend or terminate any Company Benefit Plan. No amounts paid or payable by any of the Acquired Companies are subject to any Tax or penalty imposed under Section 457A of the Code.

(i) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and applicable guidance thereunder and no amount under any such Company Benefit Plan has been, is or could reasonably be expected to be, subject to interest, penalties or additional Tax under Section 409A of the Code.

(j) No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the Transactions, either alone or in combination with another event, by any Company Service Provider could not be deductible by reason of Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code.  Neither the Company nor any of its Subsidiaries maintain any current or contingent obligations to indemnify, gross-up, reimburse or otherwise make whole any individual for any Taxes or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(k) Each Operating Partnership Unit that is intended to constitute a “profits interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191 so qualifies, and to the Knowledge of the Company, each holder of such Operating Partnership Unit made a timely election under Section 83(b) of the Code.

(l) Neither the Company nor any of its Subsidiaries is, or in the last three (3) years has been, the subject of any pending or, to the Knowledge of the Company, threatened Proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law.  There is no, and for the last three (3) years has been no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown, lockout or other material labor dispute with respect to employees of the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Contract with a union, works council, labor organization, or other employee representative (each, a “Labor Agreement”); and there are no labor unions, works councils, or other labor organizations representing, or, to the Knowledge of the Company purporting to represent or, in the last three (3) years, attempting to represent, any employee of the Company or any of its Subsidiaries.

(n) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to any Acquired Company, each Acquired Company is, and for the last three (3) years has been, in compliance with all Applicable Laws relating to labor and employment, including Laws relating to discrimination, hours of work and the payment of wages or overtime wages.

(o) There have been no sexual harassment or sexual misconduct allegations against any partner, executive, officer or director of the Acquired Companies during the period of their employment or engagement at the Acquired Companies.

Section 4.19     Environmental Matters.  Except as set forth on Section 4.19 of the Company Disclosure Letter, the Acquired Companies (a) are in compliance with all Environmental Laws, (b) hold all Governmental Permits required under applicable Environmental Laws to permit the Acquired Companies to operate their assets in the manner in which they are now operated and maintained and to conduct the business of the Acquired Companies as currently conducted, (c) have not transported, produced, processed, manufactured, generated, used treated, handled, stored, released, disposed of, or owned or operated any property or facility contaminated by any Hazardous Substances so as to give rise to any liability (contingent or otherwise) pursuant to any applicable Environmental Law and (d) have not exposed any person to Hazardous Substances so as to give rise to any liability (contingent or otherwise) pursuant to any applicable Environmental Law, in each case of clause (a) through (d), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except as set forth on Section 4.19 of the Company Disclosure Letter, as of the date of this Agreement, there are no written claims or notices of violation pending, issued or threatened in writing or to the Knowledge of the Company otherwise issued to or threatened, against the Company or any of its Subsidiaries alleging violations of or liability under any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law, except for any such claim or notice that would not reasonably be expected to have a Company Material Adverse Effect.  This Section 4.19 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 4.20        Funds.

(a) The Revenue Run Rate Schedule sets forth a true, correct and complete list of each Base Date Existing Mandate (specifying if such Mandate has Excluded Client AUM), including (i) with respect to each such Mandate, (A) the relevant Investment Adviser Subsidiary and whether such Investment Adviser Subsidiary acts in a sub-advisory capacity, (B) the assets under management as of the Base Date, (C) the investment advisory, investment management, subadvisory or similar fee rate payable to the Company, any Operating Partnership or their respective Subsidiaries (or, if different, each investor thereof) as of the Base Date and any fee adjustments implemented or proposed to be instituted since the Base Date and (D) the Revenue Run Rate as of the Base Date, (ii) the aggregate Revenue Run Rate attributable to all such Mandates as of the Base Date (the “Base Date Revenue Run Rate”) and (iii) the aggregate Revenue Run Rate attributable to all such Mandates of all Related Clients in the aggregate as of the Base Date.

(b) Except as disclosed in Section 4.20(b) of the Company Disclosure Letter, since January 1, 2023, (i) no Client (or investor therein) has solicited, requested or provided written notice to the Company or any of its Subsidiaries of its intention to reduce its relationship with the Company or any of its Subsidiaries or adjust the fee schedule with respect to any Contract in a manner which would reduce the fees or other payments to the Company or any of its Subsidiaries in connection with such Client relationship and (ii) neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice that any Client (or investor therein) is terminating or cancelling, or expects to terminate or cancel, its Client or investor relationship with the Company or any of its Subsidiaries.

(c) No Fund (other than CFO Issuer, CLO Issuer, CBO Issuer and Securitization Issuer) is required to register as an investment company under the Investment Company Act and, to the Knowledge of the Company, no CFO Issuer, CLO Issuer, CBO Issuer and Securitization Issuer is required to register as an investment company under the Investment Company Act. Notwithstanding the foregoing, no such representation or warranty is made with respect to any Fund as to any period prior to the commencement of such Fund’s management by the Company, Operating Partnerships or any of their respective Subsidiaries.

(d) Section 4.20(d) of the Company Disclosure Letter sets forth for each Fund its (i) jurisdiction of organization, (ii) if applicable, the general partner of (or entity acting in a similar capacity with respect to) such Fund, (iii) the investment adviser and sub-adviser of such Fund and (iv) the ownership or equity interest owned or held by any Acquired Company in such Fund, including as a percentage of such Fund’s aggregate capital commitments and aggregate contributed capital.  The Company has made available to Parent, true, correct and complete copies of all Fund Documentation.  All such Fund Documentation, to the extent applicable, are (to the Knowledge of the Company with respect to any Sub-advisory Relationship) valid and binding obligations of the applicable Fund, and are (to the Knowledge of the Company with respect to any Sub-advisory Relationship) in full force and effect and to the Knowledge of the Company, enforceable against the other party or parties thereto in accordance with their terms (subject to the Enforceability Exception).

(e) Each Fund is duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law, except where failure to do so would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question or have a Company Material Adverse Effect.  Since the Look-Back Date (or the inception of such Fund if later), the shares, units or interests, as applicable, of each Fund have been issued and sold in compliance with the Fund Documentation and Applicable Law including, with respect to any Fund offered or sold outside the United States, the registration and licensing requirements of any applicable non-U.S. jurisdiction, except as would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question or have a Company Material Adverse Effect.  Notwithstanding the foregoing, no such representation or warranty is made with respect to any Fund as to any period prior to the commencement of such Fund’s management by the Company, Operating Partnerships or any of their respective Subsidiaries.

(f) The copies of audited financial statements (including, in each case, the notes, if any, thereto) for each of the Funds for the most recent fiscal year and, if available, the most recently available quarterly unaudited financial statements for such Funds, in each case that have been made available to Parent are true, correct and complete copies of such financial statements.  Each such financial statement (i) was prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein), and (ii) fairly presented in all material respects the financial position of the applicable Fund as of the date thereof and the results of its operations and changes in net asset value for the period then ended.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no liabilities or obligations of any Fund of any kind whatsoever of a type required to be reflected or reserved for on a consolidated balance sheet prepared in accordance with GAAP, except (A) for each Fund, liabilities or obligations disclosed and provided for in the balance sheet of such Fund or referred to in the notes thereto contained in the most recent report (1) distributed by the Fund to its shareholders or other interest holders or (2) as applicable, filed with a non-U.S. Governmental Authority or self-regulatory organization, in each case prior to the date hereof and provided or made available to Parent, or (B) for each Fund, liabilities or obligations incurred in the Ordinary Course of Business since the date of the Fund’s applicable report referenced in clause (A) above, or (C) which have been discharged or paid prior to the date of this Agreement.

(g) Except as would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question or have a Company Material Adverse Effect, each Fund currently is, and has since the Look-Back Date (or its inception, if later), been operated in compliance with (i) the applicable Fund Documentation, including any investment objectives, policies and restrictions contained therein, (ii) Applicable Law and (iii) any applicable Governmental Order or order, judgment or decree of any self-regulatory organization.

(h) Except as would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question or have a Company Material Adverse Effect, since the Look-Back Date, none of the offering memoranda used in connection with an offering of shares, units, interests or securities of any Fund, including any supplemental advertising and marketing materials prepared by or on behalf of the Company or any Subsidiary thereof, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (i) no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act and (ii) with respect to any Fund that is a Sub-advisory Relationship, no representation is made with respect to any information included in such offering memoranda or supplemental advertising and marketing materials that was provided by a Person other than the Company and its Subsidiaries. Except as would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question or have a Company Material Adverse Effect, since the Look-Back Date, the offering memoranda used in connection with an offering of shares, units, interests or securities of any Fund, including any supplemental advertising and marketing materials prepared by or on behalf of the Company or any Subsidiary thereof, contains all required disclosures and information to comply with Applicable Law; provided, however, that with respect to any Fund that is a Sub-advisory Relationship, no representation is made with respect to any information included in such offering memoranda or supplemental advertising and marketing materials that was provided by a Person other than the Company and its Subsidiaries.

(i) Each existing Investment Advisory Arrangement is in compliance with the Advisers Act and the Investment Company Act, if applicable, has been performed by the applicable Investment Adviser Subsidiary in accordance with its terms and in compliance with the Advisers Act and the Investment Company Act, if applicable, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each Fund is and has been managed and advised (and the fees, carried interest, and expenses payable to any Acquired Company thereunder have been calculated and charged) in compliance with the terms of the applicable Investment Advisory Arrangement, its investment guidelines and restrictions, any other Fund Documentation, the Advisers Act and the Investment Company Act, if applicable, in each case, in all material respects; provided that no such representation or warranty is made with respect to any Fund as to any period prior to the commencement of such Fund’s management by the Acquired Companies.  Except as set forth on Section 4.20(i) of the Company Disclosure Letter, since the Company Balance Sheet Date to the date hereof, (A) no party to any Investment Advisory Arrangement (or other Person entitled to give such notice) has given written or, to the Knowledge of the Company, other notice to an Acquired Company of its intention to terminate, remove or materially reduce its relationship with an Acquired Company or to adjust the fee schedule with respect to such Investment Advisory Arrangement in a manner that would materially reduce the fee under such Investment Advisory Arrangement and (B) except for the Transactions, to the Knowledge of the Company, no event has occurred that would permit the removal or termination of an Acquired Company with respect to any Investment Advisory Arrangement (whether now cured or uncured) and no event (whether now cured or uncured) that, with the giving of notice or the passage of time or both, would constitute any such event has occurred in connection with any Fund and no allegation that any such event has occurred has been made in writing to any of the Acquired Companies.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are (to the Knowledge of the Company with respect to any Sub-advisory Relationship, CFO Issuer, CLO Issuer, CBO Issuer and Securitization Issuer) no subpoenas, Proceedings or investigations pending or threatened in writing, before any Governmental Authority or self-regulatory organization, or before any arbitrator of any nature, brought by or against any of the Funds or any of their officers or directors involving or relating to the Funds, the assets, properties or rights of any of the Funds.

(k) There has been no occurrence, change or event, individually or in the aggregate with any other occurrences, changes or events, that has had a material adverse effect on the ability of the Acquired Companies to perform any of their respective obligations under any Fund Documentation.

(l) There is no joint venture, strategic alliance, distribution, partnership, revenue share, settlement, or similar Contract, excluding placement agent agreements, with a party other than the Acquired Companies, which involves a sharing of profits or expenses by or on behalf of the Acquired Companies, or payments by or on behalf of the Acquired Companies based on revenues, profits or assets under management of the Acquired Companies (including side arrangements to such effect).

(m) No Acquired Company or Fund (to the Knowledge of the Company with respect to any Sub-advisory Relationship CFO Issuer, CLO Issuer, CBO Issuer and Securitization Issuer) has given any guarantee, warranty or assurance as to the future investment performance of any of the Funds or the investment performance resulting from any Acquired Company’s Investment Management Services nor made any statement that could reasonably be understood as such.

(n) No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, and to the Knowledge of the Company, no requests are pending therefor, by or with respect to any CFO, any CLO, any CBO or any Other Securitization, other than as may generally apply to the CFO Issuers, the CLO Issuers, the CBO Issuers, the Securitization Issuers, the CFO Managers, the CLO Managers, the CBO Managers or the Securitization Managers.

(o) Since the Look-Back Date, the Company has not received any written notice from any Governmental Authority regarding any actual, threatened or alleged material violation of, or failure to comply in all material respects with, any Applicable Law by any CFO Issuer or CFO Manager, any CLO Issuer or CLO Manager, any CBO Issuer or CBO Manager, or any Securitization Issuer or Securitization Manager.

(p) As of the Base Date, there were no outstanding redemption notices that had been served by investors in a Fund to an Acquired Company that would, upon completion of such redemptions, result in a net reduction of $10,000,000 or more of the total assets under management of such Fund as compared to the Base Date (after including all new subscriptions or commitments, whether or not capital has yet been contributed in respect thereof).  As of the Base Date, there were no material outstanding redemption notices that had been served to an Acquired Company by any of the Company’s twenty (20) largest investors (based upon assets under management as of the Base Date across all Funds).  Since the Base Date, no investor in a Fund has notified any of the Acquired Companies that such investor intends to submit a redemption notice at the next available redemption date that would result in a net reduction of $10,000,000 or more of the total assets under management of such Fund at such next available redemption date (after including all new subscriptions or commitments, whether or not capital has yet been contributed in respect thereof).  Since the Base Date, none of the Company’s twenty (20)  largest investors (based upon assets under management as of the Base Date across all Funds) has notified any of the Acquired Companies that such investor intends to submit a redemption notice at the next available redemption date.

Section 4.21        Regulatory Matters.

(a) Section 4.21(a) of the Company Disclosure Letter sets forth the name of each Investment Adviser Subsidiary.  Each of the Investment Adviser Subsidiaries is duly registered with the SEC as an investment adviser under the Advisers Act and will maintain such registration.  The Relying Investment Adviser Subsidiaries each operate as a relying adviser under the umbrella of the Investment Adviser Subsidiaries’ registration with the SEC.  To the Knowledge of the Company, except for the Investment Adviser Subsidiaries’ registration and the Relying Investment Adviser Subsidiaries’ reliance thereon, no Acquired Company or any of their respective officers, managers, directors or employees is, or required to be, registered or appointed as an “investment adviser” or “investment adviser representative” with the SEC under Applicable Law, including the Advisers Act, or is otherwise required to be registered, licensed or qualified as an investment adviser under Applicable Law of any state or other jurisdiction.

(b) The Company has made available to Parent a copy (current as of the date of this Agreement) of each of the Investment Adviser Subsidiary’s Form ADV Parts 1, 2A and 2B, Form PF, and any other material regulatory filings as filed with the SEC or any other Governmental Authority or delivered to any Fund (or its investors), as applicable, since the Look-Back Date.  As of the date of each filing, amendment or delivery, as applicable, each such regulatory filing was timely filed, together with any amendments required to be made with respect thereto, and, to the Knowledge of the Company, at the time it was filed, and during the period of its authorized use, all fees and assessments due and payable in connection therewith were timely paid and each such filing complied in all material respects with Applicable Law, was accurate and correct in all material respects and did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, except, in each case, as has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) No Acquired Company (i) is, or any time since the Look-Back Date has been, required to be registered, licensed or qualified as a bank, trust company, broker, dealer, introducing broker, commodity dealer, futures commission merchant, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent, swaps firm, swap dealer, security-based swap dealer, major swap participant, major security-based swap participant, transfer agent, registered representative, principal, registered principal, associated person, swaps associated person or sales person under the applicable federal securities Laws or other Applicable Law, (ii) is subject to any material liability by reason of any failure to be so registered, licensed or qualified or (iii) has received since the Look-Back Date any notice from any Governmental Authority relating to any failure to be so registered, licensed or qualified.

Section 4.22        UK-Regulated Entities; HK-Regulated Entities.

(a) Each of Sculptor Capital Management Europe Limited and Sculptor Europe Loan Management Limited (each a “UK-Regulated Entity” and together the “UK-Regulated Entities”) is not party to any arrangement, agreement or contract pursuant to which it is or may become, subject to an obligation to (i) undertake any regulated activity (for the purposes of section 19 FSMA) except those in respect of which it has, and will at Closing Date have, the relevant permission under FSMA or will be otherwise exempt; or (ii) to the Knowledge of the Company, do anything which is in breach of any restrictions, limitations or requirements imposed by the FCA, as at Closing Date, in relation to any of its FSMA permissions.  Each of the UK-Regulated Entities has not applied for any variation to or cancellation of any of its current FSMA permissions in the past twelve (12) months.  To the Knowledge of the Company, each of the UK-Regulated Entities has not done or omitted to do anything as a consequence of which the FCA is entitled to vary or cancel any FSMA permission of the relevant UK-Regulated Entity.

(b) Copies of all material correspondence with any Governmental Authority relating to each UK-Regulated Entity within the last three (3) years (including notifications to the FCA of all actual or potential breaches made by the relevant UK-Regulated Entity) have been disclosed by or on behalf of the UK-Regulated Entities to the Parent and the Merger Subs on or prior to the date of this Agreement.

(c) Each UK-Regulated Entity’s compliance breaches register within the last three (3) years has been properly maintained and made available to Parent.

(d) Each UK-Regulated Entity’s annual compliance report within the last three (3) years has been made available to Parent.

(e) Each UK-Regulated Entity has at all times since the Look-Back Date complied in all material respects with Applicable Law, except in respect of the matters disclosed in each UK-Regulated Entity’s compliance breaches register and annual compliance reports since the Look-Back Date.

(f) To the Knowledge of the Company, there is no investigation or enquiry by, or order, decree or judgment of, the FCA, arbitrator or ombudsman which is outstanding or anticipated against the UK-Regulated Entities.  Since the Look-Back Date, to the Knowledge of the Company, neither of the UK-Regulated Entities has received any notice or indication from the FCA as to any material non-compliance with any Applicable Law, including the UK Financial Services and Markets Act 2000 (as amended from time to time) (“FSMA”) and the FCA Handbook of rules and guidance as amended from time to time (the “FCA Rules”).

(g) Sculptor Capital Management Hong Kong Limited (the “HK-Regulated Entity”) has at all times since the Look-Back Date adopted written policies and procedures, compliance with which would enable the HK-Regulated Entity to comply in all material respects with Applicable Laws. All employees of the HK-Regulated Entity have executed acknowledgments that they are bound by such written policies and procedures of the HK-Regulated Entity. Since the Look-Back Date, the HK-Regulated Entity has taken all reasonable steps to monitor compliance with such written policies and procedures, has maintained written records of the taking of such steps and any material non-compliance with such policies and procedures, and has made true and complete copies of such records available to Parent.

(h) Since the Look-Back Date, the HK-Regulated Entity has not received any written communication from the SFC requesting information from the HK-Regulated Entity in connection with any circumstance which may reasonably be expected to lead to Proceedings being threatened or commenced against the HK-Regulated Entity.

(i) Since the Look-Back Date, the HK-Regulated Entity has not received any written complaint alleging any material violation or breach of any Applicable Law.

Section 4.23        Compliance Procedures.

(a) The Investment Adviser Subsidiaries have adopted a compliance manual containing policies and procedures pursuant to Rule 206(4)-7 and Rule 204A-1 under the Advisers Act, including one or more formal codes of ethics, insider trading policies, privacy policies, electronic communications policies, cybersecurity and information security policies, anti-money laundering policies and personal trading policies (collectively, “Adviser Compliance Policies”), and have designated and approved a chief compliance officer.  True and correct copies of the Adviser Compliance Policies have been delivered to Parent prior to the date hereof.  To the Knowledge of the Company, the Investment Adviser Subsidiaries have been at all times since the Look-Back Date in compliance in all material respects with the Adviser Compliance Policies.  The Adviser Compliance Policies comply with Applicable Law in all material respects.  To the Knowledge of the Company, there have been no violations since the Look-Back Date of any code of ethics, insider trading policy and personal trading policy of any Investment Adviser Subsidiary, except as would not be material and adverse to the Investment Adviser Subsidiaries and the Company, taken as a whole.  Since the Look-Back Date, the Acquired Company has reviewed the adequacy of the Adviser Compliance Policies in compliance with Rule 206(4)-7 under the Advisers Act.

(b) Since the Look-Back Date, there have been no Proceedings threatened in writing by or before any Governmental Authority regarding any Specified Act against any Acquired Company or any employee, officer, director, partner or Person “associated with” (as defined in the Advisers Act) any Acquired Company.

(c) The subscription agreement that an investor of any Fund is required to execute prior to being admitted as an investor in such Fund contains customary representations and warranties that such investor is not identified on OFAC’s SDN list or otherwise subject to sanctions administered by OFAC or owned or controlled by or acting on behalf of any Person listed on OFAC’s SDN list.

(d) The Investment Adviser Subsidiaries have adopted written policies and procedures reasonably designed to prevent violations of Rule 206(4)-5 under the Advisers Act.  Since the Look-Back Date, neither any Acquired Company (including any Investment Adviser Subsidiary) has, as of the date of this Agreement, nor, to the Knowledge of the Company, any of the “covered associates” of any Acquired Company (including any Investment Adviser Subsidiary) has, as of the date of this Agreement, made a “contribution” to an “official” of a “government entity” that would disqualify any Acquired Company (including any Investment Adviser Subsidiary) or such Persons from providing investment advisory services for compensation to such government entity either directly or through a “covered investment pool” pursuant to Rule 206(4)-5 under the Advisers Act.

(e) None of the Funds (to the Knowledge of the Company with respect to any Sub-advisory Relationship) nor any Acquired Company (including any Investment Adviser Subsidiary), nor, to the Knowledge of the Company, any Person for whose acts or omissions any of them is vicariously liable, has since the Look-Back Date: (i) induced a Person to enter into an agreement or arrangement with any Acquired Company (including any Investment Adviser Subsidiary) or any Fund (to the Knowledge of the Company with respect to any Sub-advisory Relationship) by means of an unlawful payment, contribution, gift or other inducement, (ii) offered or made an unlawful payment, contribution, gift or other inducement to a government official or employee, (iii) directly or indirectly made an unlawful contribution to a political activity, (iv) been party to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets or (v) have been party to the making of any false or fictitious entries in the books or records of any Acquired Company (including any Investment Adviser Subsidiary) or any Fund (to the Knowledge of the Company with respect to any Sub-advisory Relationship).

(f) Neither any Acquired Company (including any Investment Adviser Subsidiary) nor any Person “associated with” (as defined in the Advisers Act) any Acquired Company (including any Investment Adviser Subsidiary), is, or at any time since the Look-Back Date, has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any settlement agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any deficiency or supervisory letter from, in each case, any Governmental Authority.  Neither any Acquired Company (including any Investment Adviser Subsidiary) nor, to the Knowledge of the Company, any Persons “associated with” (as defined in the Advisers Act) any Acquired Company (including any Investment Adviser Subsidiary): (i) has ever been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading or (ii) is subject to any outstanding order barring, suspending or otherwise materially limiting the right of any such individual to engage in any activity conducted as part of the Company’s business as currently conducted.  No “bad actor” disqualifying event described in Rule 506(d) under the Securities Act is applicable to the Company and, with respect to any Persons associated with the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1) under the Securities Act.  No Acquired Company (including any Investment Adviser Subsidiary) or any Person “associated with” (as defined in the Advisers Act) any of them is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or “associated person” (as defined in the Advisers Act) of a registered investment adviser, nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority which would result in the ineligibility of any Acquired Company (including any Investment Adviser Subsidiary) or any Person “associated with” (as defined in the Advisers Act) any Acquired Company to serve in any such capacities.

(g) True, complete and correct copies of all material correspondence relating to any investigation or inquiry by any Governmental Authority provided to or by any Acquired Company (including any Investment Adviser Subsidiary) or any Fund (except for any Sub-advisory Relationship) since the Look-Back Date have been delivered to the Parent.

(h) The Company has made available to Parent a true and correct copy of each material no-action letter, exemptive order or similar regulatory relief issued by any Governmental Authority specifically to any of the Acquired Companies or any Fund (except for any Sub-advisory Relationship) or any other “Person” “associated” (as defined in the Advisers Act) with any Acquired Company that remains applicable to its respective business as conducted on the date of this Agreement.  Except as has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company, each of its Subsidiaries and each Fund (except for any Sub-advisory Relationship) and each other “Person” “associated” (as defined in the Advisers Act) with any Acquired Company are in compliance in all material respects with any such material no-action letters, exemptive orders or similar regulatory relief.

(i) Any brokerage policies (if any) employed by the Investment Adviser Subsidiaries are, and since the Look-Back Date have been, in conformity in all material respects with the description set forth in the Form ADV of the applicable Investment Adviser Subsidiaries, and the only products or services obtained by the Investment Adviser Subsidiaries through the use of brokerage commissions have been “brokerage and research” services within the meaning of § 28(e) of the Exchange Act and SEC staff interpretations thereunder, other than exceptions that would not, and would not reasonably be expected to, be material to any Acquired Company (including any Investment Adviser Subsidiary), taken as a whole.

(j) The Investment Adviser Subsidiaries have implemented policies and procedures reasonably designed to comply with their duty to seek ‘best execution’ for Client transactions to the extent required by their business practices and Applicable Law.

(k) To the Knowledge of the Company, each Investment Adviser Subsidiary has been in compliance in all material respects with Rule 206(4)-2 under the Advisers Act since the Look-Back Date.

Section 4.24        ERISA Plan Asset Matters.

(a) No Acquired Company holds, or has at any time been deemed to hold, “plan assets” (within the meaning of the Plan Asset Regulation or otherwise) or the assets of any plan subject to any Similar Law.

(b) No Acquired Company provides, or has at any time provided, any services, directly or indirectly, to any Plan Asset Arrangement or any U.S. governmental plan, non-U.S. plan, church plan, or other employee benefit plan, account or arrangement that is subject to Similar Law.

(c) Except as contemplated by Section 4.24(d), no portion of the underlying assets of any Fund constitutes “plan assets” (within the meaning of the Plan Asset Regulation or otherwise) because participation by Plan Asset Arrangements is not and at all times has not been “significant” (calculated in accordance with the Plan Asset Regulation).  No portion of any assets of any Fund is, or at any time has been, subject to Similar Law.

(d) Section 4.24(d) of the Company Disclosure Letter contains a true, correct and complete list of each Fund whose underlying assets constitute “plan assets” (within the meaning of the Plan Asset Regulation or otherwise) subject to Title I of ERISA and/or Section 4975 of the Code (each, an “ERISA Feeder Fund”).  Each ERISA Feeder Fund is intended to be a conduit vehicle that exists solely to facilitate investment of all of its investible assets, directly or indirectly, into an underlying Fund vehicle, and has been operated at all times in compliance with such purpose, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.  With respect to each ERISA Feeder Fund, the Company has (1) at all times maintained bond coverage as required by Section 412 of ERISA and the U.S. Department of Labor (“DOL”) regulations promulgated thereunder and (2) satisfied the indicia of ownership requirements under Section 404(b) of ERISA and the DOL regulations promulgated thereunder, except to the extent that noncompliance therewith would not, individually or in the aggregate, reasonably be expected to result in a material liability for any Acquired Company.

(e) No Acquired Company or any Fund is or has been the subject of any proceeding, penalty or enforcement by the DOL or any state labor agency, either directly or in connection with any services or transactions relating to any investors in any Fund or any Investment Management Services.

(f) To the Knowledge of the Company, (i) no Acquired Company has been subject to disqualification under Section 411 of ERISA from holding the positions described under Section 411(a) of ERISA or any disqualification under Part I(g) of Prohibited Transaction Class Exemption (“PTCE”) 84-14, and (ii) no employee or “affiliate” of such Person (as defined in Part VI(d) of PTCE 84-14) has been subject to such disqualification so as to prevent any Acquired Company from relying on PTCE 84-14.

Section 4.25     Related Person Transactions.  Except for indemnification, compensation or other employment arrangements in the Ordinary Course of Business, there are no Contracts or other arrangements between the Acquired Companies, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders and that has not been disclosed in the Company SEC Documents (such Contracts or other arrangements, the “Related Person Agreements”).

Section 4.26       Information in the Proxy Statement.  The Proxy Statement (and any amendment thereof or supplement thereto) (a) at the date mailed to the Company Stockholders and at the time of any meeting of the Company Stockholders to be held in connection with the Public Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) will comply as to form in all material respects with the provisions of the Exchange Act, NYSE and any other applicable federal securities Laws, except that no representation or warranty is made by the Company with respect to (i) statements and information made or incorporated by reference therein based on information that was supplied by or on behalf of Parent for inclusion in the Proxy Statement or (ii) any financial projections or forward-looking statements.

Section 4.27       Takeover Statutes.  The Company Board and the Special Committee have adopted such resolutions and taken all actions so that no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) (each, a “Takeover Statute”), is applicable to this Agreement, the Rollover Agreement or the Transactions, including the Mergers and the Rollover.

Section 4.28      Related Party Agreements.  Except (a) as set forth on Section 4.28 of the Company Disclosure Letter, (b) payment of compensation (whether written or unwritten) for employment to employees, (c) any Company Benefit Plans and (d) indemnification rights relating to an individual’s service as a director, manager or officer, no Company Related Party is a party to any Contract or other commitment to which any Acquired Company is a party or by which any of its respective businesses, assets or properties is bound; provided that for purposes of this Section 4.28, “Company Related Party” shall include Family Related Parties of such Persons.

Section 4.29      No Brokers.  Except for J.P. Morgan Securities LLC and PJT Partners LP, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company, Operating Partnerships or any of their respective Subsidiaries who will be entitled to any finders’ fee or agents’ commission from the Company, Operating Partnerships or any of their respective Subsidiaries in connection with the Transactions.

Section 4.30       No Additional Representations and Warranties.  Except as provided in this Article IV or in any certificate to be delivered by the Company in connection with this Agreement, none of the Company, Operating Partnerships or any other Person on behalf of the Company or Operating Partnerships makes any express or implied representation or warranty with respect to the Company, Operating Partnerships, any of their respective Subsidiaries, or with respect to any other information provided to Parent, the Merger Subs or their respective Affiliates in connection with the Transactions, including the accuracy, completeness or timeliness thereof.  None of the Company, Operating Partnerships or any other Person will have or be subject to any claim, liabilities or any other obligation to Parent, the Merger Subs or any other Person resulting from the distribution or failure to distribute to Parent or the Merger Subs, or Parent’s or the Merger Subs’ use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Parent or the Merger Subs in the electronic data room maintained by the Company for purposes of the Transactions or management presentations in expectation of the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV. Except for the representations and warranties expressly contained in Article V, the Company and the Operating Partnerships acknowledge and agree (on their own behalf and on behalf of each of their respective Representatives) that neither Parent nor any of its Subsidiaries or Representatives makes, and none of the Company, the Operating Partnerships or any of their respective Representatives has relied upon or otherwise been induced by, any other representation or warranty, whether or not express or implied, by or on behalf of Parent, any of its Subsidiaries, any of their respective Representatives or any other Person, or with respect to any other information provided or made available to the Company, the Operating Partnerships or any of their respective Representatives by or on behalf of Parent, any of its Subsidiaries, any of their respective Representatives or any other Person in connection with the Transactions or otherwise.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Parent and the Merger Subs each represent and warrant to the Company:

Section 5.01       Organization.  Each of Parent and the Merger Subs is a corporation or limited partnership duly incorporated or formed, validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or formation and has all requisite corporate or partnership power and authority required to carry on its business as currently conducted.  Each of Parent and the Merger Subs is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not materially impair the ability of Parent or the Merger Subs to consummate the Transactions.

Section 5.02        Authority.

(a) Each of Parent and the Merger Subs has all requisite corporate or partnership power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by each of Parent and the Merger Subs of this Agreement have been duly and validly authorized by all necessary action on the part of Parent and the Merger Subs (subject, with respect to Merger Sub Inc., only to adoption of this Agreement by its sole stockholder, which will be effected by written consent immediately following the execution and delivery of this Agreement by each of the parties hereto), and no other corporate or partnership proceedings on the part of Parent and the Merger Subs are necessary to authorize the execution and delivery of this Agreement or for each of Parent and the Merger Subs to consummate the Transactions (other than, with respect to the Mergers, the filing of the Certificate of Merger and LP Certificates of Merger with the Delaware Secretary of State).  Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement has been duly and validly executed and delivered by Parent and the Merger Subs and constitutes the legal, valid and binding obligation of each of Parent and the Merger Subs, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

(b) The board of directors or similar governing body of each of Parent and Merger Sub Inc., and the general partner of each of Merger Sub I, Merger Sub II and Merger Sub III have duly adopted resolutions (i) determining that this Agreement and the Transactions are advisable and in the best interests of Parent, the Merger Subs and their respective stockholders or partners, as applicable, (ii) approving and adopting this Agreement and the Transactions and (iii) in the case of the board of directors of Merger Sub Inc., recommending that the sole stockholder of Merger Sub Inc. adopt this Agreement.  Parent, acting in its capacity as the sole stockholder of Merger Sub Inc., will immediately after execution and delivery hereof by each of the parties hereto approve and adopt this Agreement by consent pursuant to and in accordance with Section 228 of the DGCL.

(c) No vote of, or consent by, the holders of any equity interests of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions or otherwise required by Parent’s organizational documents, Applicable Law or any Governmental Authority.

Section 5.03      Governmental Authorization. No Governmental Permits are required in connection with the execution, delivery and performance of this Agreement by each of Parent and the Merger Subs or the consummation by Parent and the Merger Subs of the Transactions other than (a) the filing of the Certificate of Merger and the LP Certificate of Merger with the Delaware Secretary of State, (b) compliance with and filings or notifications under any applicable requirements of the Antitrust Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (d) compliance with any applicable rules of NYSE, (e) any Required Irish FDI Filing, (f) compliance with and filings or notifications listed in Section 4.04 of the Company Disclosure Letter, (g) where failure to take any such actions or filings would not materially impair or delay the ability of Parent or the Merger Subs to consummate the Transactions and (h) any filings, consents or other notifications as may be required as a result of the business or identity of the Company or any of its Affiliates.

Section 5.04       Non-Contravention.  The execution, delivery and performance by each of Parent and the Merger Subs of this Agreement, the consummation by each of Parent or the Merger Subs of the Transactions and the compliance by each of Parent or the Merger Subs with any of the provisions of this Agreement does not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Parent or the Merger Subs, (b) assuming the Governmental Permits referred to in Section 5.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such Governmental Permit has been satisfied or waived, contravene, conflict with or result in a violation or breach of any Applicable Law or (c) assuming compliance with the matters referred to in Section 5.03, require any consent by any Person under, constitute a default, or constitute an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any Contract, except in the case of clauses (b) and (c) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that would not, individually or in the aggregate, materially impair or delay the ability of Parent or the Merger Subs to consummate the Transactions.

Section 5.05     Litigation.  As of the date of this Agreement, there are no pending or to the knowledge of Parent or any of its Affiliates, threatened Proceedings at law or in equity or investigations before or by any Governmental Authority against Parent or any of its Subsidiaries that would reasonably be expected to materially impair or delay the ability of Parent or the Merger Subs to consummate the Transactions.  There is no unsatisfied judgment or any open injunction binding upon Parent or any of its Subsidiaries which would reasonably be expected to materially impair or delay the ability of Parent or the Merger Subs to consummate the Transactions.

Section 5.06      No Brokers.  Except for Citigroup Global Markets Inc., there is no financial advisor, investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Parent or its Subsidiaries who will be entitled to any fee or commission from Parent or its Subsidiaries, including the Merger Subs, in connection with the Transactions.

Section 5.07        Ownership of Company Capital Stock and Operating Partnership Units.

(a) Parent and the Merger Subs and their respective Subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock, Operating Partnership Units or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock, Operating Partnership Units or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company except pursuant to this Agreement, the Rollover Agreement and any other agreements entered into in connection with the Rollover.  None of Parent, any Merger Sub or any of their respective “affiliates” or “associates” (as each is defined in Section 203 of the DGCL) is, or has been at any time with the last three years, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).

(b) Other than the Support Agreements, the Rollover Agreement and any other agreements entered into in connection with the Rollover, neither Parent nor any of its Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which: (i) any Company Stockholder or holder of Operating Partnership Units would be entitled to receive consideration of a different amount or nature than the Public Merger Consideration and the LP Merger Consideration, (ii) any Company Stockholder (A) agrees to vote to adopt this Agreement or the Public Merger or (B) agrees to vote against, or not to tender its shares of Company Common Stock or Operating Partnership Units in, any Acquisition Proposal or (iii) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Mergers.

Section 5.08     Financial Capacity. Parent has, and will have on the Closing Date, the financial capability and sufficient available funds necessary to consummate the Transactions on the terms and subject to the conditions set forth herein, and does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such funds or otherwise impair such capability at the Closing.

Section 5.09       Solvency.  None of Parent or the Merger Subs is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of any Acquired Company.  Assuming that the representations and warranties of the Company and Operating Partnerships contained in this Agreement are true and correct and that the Company and Operating Partnerships have complied with and performed their respective covenants and other obligations set forth in this Agreement that require compliance and performance prior to Closing, Parent and the Merger Subs will, on a consolidated basis (i) be able to pay their respective debts as they become due and (ii) have adequate capital to carry on their respective businesses.

Section 5.10       Information in the Proxy Statement.  The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will not, as of the date such Proxy Statement is mailed to the Company Stockholders and at the time of any meeting of the Company Stockholders to be held in connection with the Public Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to (i) information made or incorporated by reference therein based on information that was not supplied by or on behalf of Parent or the Merger Subs for inclusion in the Proxy Statement or (ii) any financial projections or forward-looking statements.

Section 5.11      Ownership of the Merger Subs; No Prior Activities.  All of the authorized shares of capital stock of Merger Sub Inc. consists of 1,000 shares, par value $0.01 per share, all of which are validly issued and outstanding.  All of the authorized partnership interests in each of Merger Sub I, Merger Sub II and Merger Sub III consists of one (1) unit, which is validly issued and outstanding.  All of the issued and outstanding shares of capital stock of or partnership interests in the Merger Subs are, and immediately prior to the Effective Time and the LP Mergers Effective Time will be, held of record and owned directly by Parent or a direct or indirect wholly owned Subsidiary of Parent.  The Merger Subs were formed solely for the purpose of engaging in the Transactions.  Except for obligations or liabilities incurred in connection with its formation and the Transactions, the Merger Subs have not and will not prior to the Effective Time and LP Mergers Effective Time have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.12      Company Arrangements.  Other than this Agreement and the Ancillary Agreements, as of the date hereof, none of Parent or the Merger Subs, or their respective executive officers, directors or Affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors, Founders or Affiliates of the Company relating in any way to the Transactions or the operations of the Company.

Section 5.13       Acknowledgment of Tax Receivable Agreement.  Parent and the Merger Subs acknowledge that (i) they have had the opportunity to review that certain tax receivable agreement (as amended, the “TRA”) dated as of January 12, 2009 by and among the Company, the Operating Partnerships and each of the Partners (as defined in the TRA) and(ii) the Company has certain obligations under the TRA.

Section 5.14       Investment Intention.  Parent is acquiring through the Transactions the shares of capital stock of the Surviving Corporation and the units of the Surviving Limited Partnerships for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof.  Parent understands that the shares of capital stock of the Surviving Corporation and the units of the Surviving Limited Partnerships have not been registered under the Securities Act or any “blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” Laws or pursuant to an exemption from any such registration.

Section 5.15       No Additional Representations and Warranties.  Except as provided in this Article V or in any certificate to be delivered by Parent or the Merger Subs in connection with this Agreement, none of Parent, the Merger Subs or any other Person on behalf of Parent or the Merger Subs makes any express or implied representation or warranty with respect to Parent, the Merger Subs, any of their respective Subsidiaries, or with respect to any other information provided to the Company, the Operating Partnerships or their respective Affiliates in connection with the Transactions, including the accuracy, completeness or timeliness thereof.  None of Parent, the Merger Subs or any other Person will have or be subject to any claim, liabilities or any other obligation to the Company, the Operating Partnerships or any other Person resulting from the distribution or failure to distribute to the Company or the Operating Partnerships, or the Company’s or the Operating Partnerships’ use of, any such information, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article V. Except for the representations and warranties expressly contained in Article IV, Parent and the Merger Subs acknowledge and agree (on their own behalf and on behalf of each of their respective Representatives) that neither the Company nor any of its Subsidiaries or Representatives makes, and none of Parent, the Merger Subs or any of their respective Representatives has relied upon or otherwise been induced by, any other representation or warranty, whether or not express or implied, by or on behalf of the Company, any of its Subsidiaries, any of their respective Representatives or any other Person, or with respect to any other information provided or made available to Parent, the Merger Subs or any of their respective Representatives by or on behalf of the Company, any of its Subsidiaries, any of their respective Representatives or any other Person in connection with the Transactions or otherwise, including any information, documents, projections, forecasts or other material made available to Parent, the Merger Subs or their respective Representatives in certain “data rooms,” management presentations or otherwise in expectation of the Transactions.

ARTICLE VI
COVENANTS OF THE PARTIES

Section 6.01        Conduct of the Company Pending the Mergers.

(a) The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.01, except as set forth in Section 6.01(a) of the Company Disclosure Letter or as required by Applicable Law or as expressly contemplated by this Agreement or otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each other Acquired Company to, (i) use its reasonable best efforts to conduct its operations in the Ordinary Course of Business and (ii) use its reasonable best efforts to preserve the goodwill and current relationships of the Acquired Companies with Clients, investors, suppliers and other Persons with which each Acquired Company has significant business relations; provided, however, that no action by the Acquired Companies with respect to matters specifically addressed by any provision of the following sentence shall be deemed a breach of the covenants contained in this sentence unless such action would constitute a breach of such specific provision in the following sentence; provided, further, that the failure by an Acquired Company to take any action prohibited by any clause in the following sentence shall not be deemed to be a breach of the covenants contained in this sentence.  Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.01(a) of the Company Disclosure Letter or as required by Applicable Law or as expressly contemplated by this Agreement or otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of the other Acquired Companies to, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.01:

(i) amend or waive the certificate of incorporation, bylaws, limited partnership agreements, exchange agreements or other organizational documents of the Acquired Companies or side letters related thereto;

(ii) issue, sell, exchange, convert, dispose of, grant options or rights to purchase or receive, encumber or pledge (or authorize, permit or propose the issuance, sale, exchange, conversion, disposal, grant of options or rights to purchase or receive, encumbrance or pledge of), any shares of capital stock, any equity-based incentive awards or any other voting interests or equity interests of the Company or any of its Subsidiaries (other than shares of Company Common Stock issuable upon exchange of the Operating Partnership Units in accordance with the Operating Partnership LPAs and the Exchange Agreements or in connection with the vesting and/or settlement of Company Stock Awards outstanding as of the date hereof in accordance with the terms of the applicable Company Stock Plan and award agreement thereunder);

(iii) make, declare, set aside or pay any dividend or other distribution (other than tax distributions required to be made pursuant to the Operating Partnership LPAs, and, without duplication, distributions necessary to allow the Company to make payments as required pursuant to the TRA to the stockholders of the Company or holders of the Operating Partnership Units in their capacity as such);

(iv) (A) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, or (B) amend, modify or waive in any material respect or terminate any Company Material Contract (or any material rights thereunder) in a manner adverse to any Acquired Company (other than any expiration or termination for cause of any such Contract in accordance with its terms);

(v) disclose or abandon any trade secrets or other confidential information of the Acquired Companies (other than pursuant to a valid and written confidentiality agreement entered into in the Ordinary Course of Business with reasonable protections of, and preserving all rights of the Acquired Companies in, such trade secrets and other confidential information);

(vi) modify in any material respect any of the Acquired Companies’ policies related to Data Privacy and Security Law, or any administrative, technical or physical safeguards related to privacy or data security, other than (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with Data Privacy and Security Laws or (D) as otherwise directed or required by a Governmental Authority;

(vii) sell, assign, transfer, convey, lease, license, encumber or subject to any Lien or otherwise dispose of any material assets or properties;

(viii) amend, modify, extend or renew any Lease, other than in the Ordinary Course of Business, or enter into or terminate any Lease, or purchase any interest in real property;

(ix) except (x) as required by Applicable Law or the terms of this Agreement or (y) as required (without the exercise of discretion to increase the amount otherwise payable in the aggregate or to any given individual) by the terms of a Company Benefit Plan as in effect as of the date hereof: (A) grant or increase, promise to grant or increase or commit to grant or increase any rights to severance or termination pay to, or enter into or amend or otherwise modify the existing terms and conditions of any employment, engagement or severance agreement with, any Company Service Provider to increase the rights of any Company Service Provider or diminish the rights of any Acquired Company (other than in the Ordinary Course of Business with respect to any newly hired or engaged Company Service Provider whose annualized compensation opportunities do not exceed $250,000), (B) grant, award, pay or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable to any Company Service Provider (or any of their respective dependents or beneficiaries); (C) terminate, establish, adopt, enter into or amend any Labor Agreement, (D) recognize or certify any labor union, labor organization, works council or group of employees of the Acquired Companies as the bargaining representative for any employees of the Acquired Companies, (E) adopt, enter into, amend, modify or terminate any Company Benefit Plan, or adopt or enter into any plan or arrangement that would be Company Benefit Plan if it were in existence on the date hereof, (F) take any action to accelerate the vesting, funding or payment of any compensation payable or benefit provided to any Company Service Provider, (G) hire, promote or engage any Company Service Provider whose annualized compensation opportunities would exceed $250,000; (H) furlough or terminate any employee, officer, director, independent contractor or other Company Service Provider of any Acquired Company other than for cause, whose annualized compensation opportunities would exceed $250,000; or (I) implement any employee layoffs, office or plant closings, reductions in force, furloughs or similar actions affecting ten (10) or more employees;

(x) merge or consolidate any Acquired Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company;

(xi)            make any loans, advances or capital contributions to or investments in any Person exceeding $250,000, individually (in any one Person), or $1,000,000 in the aggregate (other than for transactions between the Company or an Operating Partnership, on the one hand, and its respective wholly owned Subsidiary, on the other hand);

(xii)          reclassify, split, combine, subdivide or redeem, purchase, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other voting or equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other voting or equity interests;

(xiii)         create, incur, assume or guarantee any Indebtedness, except for (A) borrowings in the Ordinary Course of Business that do not exceed $1,000,000 in the aggregate or (B) guarantees or credit support provided by an Acquired Company of the obligations of an Acquired Company in the Ordinary Course of Business to the extent such Indebtedness is in existence on the date of this Agreement or incurred in compliance with clause (A) of this Section 6.01(a)(xiii);

(xiv)           incur or commit to any capital expenditure or expenditures, except capital expenditures of less than $1,000,000 in the aggregate;

(xv)          settle, release, waive or compromise any pending or threatened material Proceedings at law or in equity, except for the settlement of any such Proceedings solely for monetary damages in an amount (A) not in excess of $1,000,000 in the aggregate or (B) that does not materially exceed the amount reflected or reserved against therefor in the Company Balance Sheet;

(xvi)         acquire, or agree to acquire, any business, assets that constitute a business or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation or otherwise), other than the acquisition of assets from vendors or suppliers of an Acquired Company in the Ordinary Course of Business, or enter into any joint venture, partnership or similar arrangement with any Person;

(xvii)         (A) make, change or rescind any material income Tax election, (B) settle or compromise any Proceeding relating to material Taxes, (C) file any amended income tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of material Taxes, (E) change or request to change any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Acquired Companies, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any Governmental Authority, in each case except as required by Applicable Law, (H) except as required by GAAP, change any material accounting policies, procedures principles, methods or practices, or (I) modify or amend the TRA;

(xviii)         enter into any new line of business;

(xix)          (x) cancel, reduce, terminate or fail to maintain insurance coverage under the Insurance Policies (other than replacements thereof providing similar coverage on substantially similar terms) or (y) fail to file claims in a timely manner as required under the Insurance Policies with respect to all material matters and material occurrences for which it has coverage; or

(xx)            enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.01(a).

Notwithstanding anything to the contrary in this Agreement: any action taken, or omitted to be taken, by any of the Acquired Companies in good faith pursuant to any COVID-19 Measures in the Ordinary Course of Business shall in no event be deemed to constitute a breach of this Section 6.01(a); provided that, with respect to actions taken or omitted to be taken in reliance on the foregoing clause, to the extent permitted under Applicable Law and practicable under the circumstances, the Company shall provide prior notice to and consult in good faith with Parent prior to taking such action.

(b) Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Acquired Companies prior to the Closing.  Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.02        No Solicitation.

(a) No Solicitation. Except as permitted by this Section 6.02, during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.01, the Company shall not, and shall (i) cause its Subsidiaries and the respective directors and officers of each Acquired Company and (ii) instruct and use its reasonable best efforts to cause the other Representatives of each Acquired Company not to, directly or indirectly: (A) solicit, initiate, seek or knowingly encourage (including by way of furnishing non-public information relating to any Acquired Company) any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to the Acquired Companies to, or afford access to the books or records or officers of the Acquired Companies to, any Third Party, in each case, with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (C) grant any waiver, amendment or release of any Third Party under any standstill or confidentiality agreement; provided that notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar agreement or obligation of any Third Party to the extent such agreement or obligation prohibits a confidential proposal being made to the Company Board or the Special Committee if the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its outside financial and outside legal advisors, that failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (D) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract with respect to any Acquisition Proposal other than an Acceptable Confidentiality Agreement in accordance with Section 6.02(c) (an “Alternative Acquisition Agreement”); (E) take any action to exempt any Third Party from the restrictions on “business combinations” contained in Section 203 of the DGCL or any other applicable Takeover Statute or otherwise cause such restrictions not to apply or (F) resolve, agree, authorize or commit to do any of the foregoing.

(b) Cessation of Discussions.  Immediately following the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and the respective directors and officers of each Acquired Company and instruct and use its reasonable best efforts to cause the other Representatives of each Acquired Company to immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with, and terminate any data room access (or other access to diligence) of, any Third Party and its Representatives (other than, with respect to data room access, certain founding partners of the Company (the “Founders”) and their Representatives, except as otherwise determined by Parent) with respect to an Acquisition Proposal.  Promptly following the date of this Agreement (and in any event within two (2) Business Days following the date hereof), the Company will request that each Third Party that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal (other than the Founders and their Representatives, except as otherwise determined by Parent) promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Third Party by or on behalf of the Company or its Representatives.

(c) Permitted Conduct Related to Certain Acquisition Proposals.  Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to adoption of this Agreement by the Required Company Stockholder Approval (i) the Company or any of its Subsidiaries has received a bona fide written Acquisition Proposal from a Third Party that did not result from a material breach of Section 6.02 and (ii) the Company Board (acting on the recommendation of the Special Committee) determines in good faith, after consultation with its outside financial and outside legal advisors, that (A) such Acquisition Proposal constitutes, or is reasonably expected to lead to, a Superior Proposal and (B) the failure to take the actions contemplated by this Section 6.02(c) would be inconsistent with its fiduciary duties pursuant to Applicable Law, then the Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with such Third Party and/or its Affiliates and Representatives and, subject to the terms and conditions of such Acceptable Confidentiality Agreement, furnish non-public information, and afford access to the books or records or officers of the Acquired Companies, to such Third Party and its Affiliates and Representatives, and (y) engage in discussions and negotiations with such Third Party and its Affiliates and Representatives with respect to such Acquisition Proposal; provided that (1) the Company shall notify Parent if the Company commences any action described in clause (x) or clause (y) of this Section 6.02(c) promptly thereafter (and in any event within forty-eight (48) hours of the Company’s commencement of such action) and (2) without limiting the generality of the last sentence of Section 6.02(g), the Company shall make available to Parent any material non-public information concerning the Acquired Companies made available to any Third Party to the extent not previously made available to Parent, as promptly as reasonably practicable after it is made available to such Third Party (and in any event within forty-eight (48) hours following the delivery of such information to such Third Party).  Notwithstanding anything to the contrary set forth in this Section 6.02 or elsewhere in this Agreement, the Company, its Subsidiaries and its Representatives may, in any event (without the Company Board or the Special Committee having to make the determination in clause (ii) of the preceding sentence), contact any Third Party to (i) seek to clarify and understand the terms and conditions of any Acquisition Proposal made by such Third Party solely to determine whether such Acquisition Proposal constitutes, or is reasonably expected to lead to, a Superior Proposal and (ii) inform such Third Party that has made or, to the Knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this Section 6.02.

(d) No Adverse Recommendation Change or Entry into an Alternative Acquisition Agreement.  Except as expressly permitted by Section 6.02(e), neither the Company Board nor the Special Committee shall:

(i) (A) withhold, withdraw, modify, qualify or propose publicly to withhold, withdraw modify or qualify, in a manner adverse to Parent, the Company Board Recommendation (it being understood it shall be considered a modification adverse to Parent if (x) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within eight (8) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (y) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within eight (8) Business Days of such public announcement stating that the Company Board reaffirms the Company Board Recommendation); (B) fail to publicly reaffirm the Company Board Recommendation within eight (8) Business Days after Parent so requests in writing (or, if the Company Stockholder Meeting is scheduled to be held within five (5) Business Days, then within three (3) Business Days after Parent so requests in writing); provided that, other than any reaffirmation following receipt of an Acquisition Proposal, Parent may only request such a reaffirmation on one occasion; (C) fail to include the Company Board Recommendation in the Proxy Statement; (D) authorize, adopt, approve, declare advisable, or recommend, or publicly propose to authorize, adopt, approve, declare advisable, or recommend, any Acquisition Proposal or any proposal reasonably likely to lead to an Acquisition Proposal; or (E) resolve, agree, authorize or commit to do any of the foregoing (any of the actions described in clauses (A) through (E) of this Section 6.02(d)(i), an “Adverse Recommendation Change”); or

(ii)          cause or permit the Company to enter into any Alternative Acquisition Agreement.

(e) Permissible Adverse Recommendation Change and Entry into Alternative Acquisition Agreement in Connection with a Superior Proposal.  Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Stockholder Approval, in the event that the Company has received a bona fide written Acquisition Proposal that did not result from a material breach of Section 6.02, the Special Committee and the Company Board, acting upon the recommendation of the Special Committee, may effect an Adverse Recommendation Change with respect to such Acquisition Proposal or cause the Company to terminate this Agreement pursuant to Section 8.01(h) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, if and only if:

(i)         the Company Board (acting upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside financial and outside legal advisors) that such Acquisition Proposal is a Superior Proposal;

(ii)        the Company Board (acting upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside financial and outside legal advisors) that the failure to effect an Adverse Recommendation Change with respect to such Superior Proposal or cause the Company to terminate this Agreement pursuant to Section 8.01(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties under Applicable Law;

(iii)       the Company has provided, at least three (3) Business Days in advance (the “Notice Period”), written notice (a “Notice of Adverse Recommendation Change”) to Parent to the effect that (A) the Company, the Company Board or the Special Committee has received a bona fide written Acquisition Proposal that has not been withdrawn; (B) the Company Board has (acting upon the recommendation of the Special Committee) concluded in good faith (after consultation with its outside financial and outside legal advisors) that such Acquisition Proposal constitutes a Superior Proposal; (C) the Company Board has (acting upon the recommendation of the Special Committee) determined in good faith (after consultation with its financial and outside legal advisors) that the failure to effect an Adverse Recommendation Change with respect to such Superior Proposal or cause the Company to terminate this Agreement pursuant to Section 8.01(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duty under Applicable Law; and (D) the Company Board has (acting upon the recommendation of the Special Committee) resolved to effect an Adverse Recommendation Change or to terminate this Agreement pursuant to Section 8.01(h), which notice shall describe the basis for such Adverse Recommendation Change or termination, including the identity of the Person or Group making such Acquisition Proposal, and the material terms of such Acquisition Proposal and shall include copies of all relevant documents relating to such Acquisition Proposal (it being understood that such delivery of a Notice of Adverse Recommendation Change and any amendment or update thereto (in each case, privately to Parent), the determination to so deliver such notice, amendment or update and the Special Committee’s making of any non-public recommendation to the Company Board with respect thereto will not, by itself, constitute an Adverse Recommendation Change); and

(iv)        prior to effecting such Adverse Recommendation Change or termination the Company and its Representatives, until 11:59 P.M. (Eastern time) on the last day of the Notice Period, shall have negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal would cease to constitute a Superior Proposal; it being understood that (x) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of Section 6.02(e)(iii) and (iv) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being three (3) Business Days from the delivery of such written notice to Parent) and (y) at the end of the Notice Period, the Company Board (acting upon the recommendation of the Special Committee) must have in good faith (after consultation with its outside financial and outside legal advisors and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement) reaffirmed its determination described in Section 6.02(e)(i) and Section 6.02(e)(ii).

(f) Permissible Adverse Recommendation Change in Connection with an Intervening Event.  Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Stockholder Approval, other than in connection with a bona fide written Acquisition Proposal, the Special Committee and the Company Board, acting upon the recommendation of the Special Committee, may effect an Adverse Recommendation Change in response to an Intervening Event, if and only if:

(i)          the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith (after consultation with its outside financial and outside legal advisors), that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law;

(ii)        the Company has provided, at least three (3) Business Days (the “Intervening Event Notice Period”) prior written notice (a “Notice of Intervening Event”) to Parent that the Company intends to take such action (it being understood that such delivery of a Notice of Intervening Event and any amendment or update thereto (in each case, privately to Parent) and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice shall include reasonably detailed information describing the Intervening Event and the basis for effecting such Adverse Recommendation Change; and

(iii)         prior to effecting such Adverse Recommendation Change, the Company and its Representatives, until 11:59 P.M. (Eastern time) on the last day of the Intervening Event Notice Period, shall have (A) negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement, in response to such Intervening Event so that the Company Board (acting upon the recommendation of the Special Committee and after consultation with its outside financial and outside legal advisors and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement) no longer determines in good faith that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; and (B) following such Intervening Event Notice Period, the Company Board (acting upon the recommendation of the Special Committee and after consultation with its outside financial and outside legal advisors and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement) has determined that the failure of the Company Board to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; it being understood that each time that material modifications or developments with respect to the Intervening Event occur (as reasonably determined by the Special Committee in good faith), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of Section 6.02(f)(ii) with respect to such new written notice (with the “Intervening Event Notice Period” in respect of such new written notice being two (2) Business Days from the delivery of such written notice to Parent).

The Company shall ensure that any withdrawal or modification of the Company Board Recommendation that is not accompanied by a termination of this Agreement: (x) does not alter the Company’s obligation to call, give notice of and hold the Company Stockholder Meeting in accordance with Section 6.04(a); and (y) does not have the effect of causing any corporate takeover statute or other similar statute (including any “moratorium”, “control share acquisition”, “business combination” or “fair price” statute) of the State of Delaware or any other state to be applicable to this Agreement, any of the Support Agreements, the Rollover Agreement, the Mergers or any of the other Transactions.

(g) Notice to Parent of Acquisition Proposals.  From and after the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, (i) as promptly as reasonably practicable (and in any event within forty-eight (48) hours from the receipt thereof) after receipt of any Acquisition Proposal or any request for non-public information or inquiry (including seeking to initiate or continue any discussion or negotiation) that could reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with written notice, which notice must include (A) the identity of the Person or Group making such proposal, request or inquiry (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement); (B) the material terms and conditions of such Acquisition Proposal, request or inquiry, and if in writing, an unredacted copy thereof (and, where no copy is available, a reasonably detailed written description thereof); and (C) copies of any material agreements, documents or other written materials submitted in connection therewith (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement, and, where no copies are available or such disclosure is prohibited, a reasonably detailed written description thereof), and (ii) thereafter, the Company shall keep Parent reasonably informed, on a prompt basis (and in any event through notifying Parent in writing within forty-eight (48) hours of any material development with regard to or material amendment of such proposal, request or inquiry), of the status and terms of any such proposal (including any amendments thereto) and the status of any such discussions or negotiations, including providing unredacted copies of any new or amended material agreements, documents or other written materials submitted in connection therewith (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement, and, where no copies are available or disclosure is prohibited, a reasonably detailed written description thereof).  From and after the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, the Company will promptly (and in any event within forty-eight (48) hours) make available to Parent any non-public information concerning any Acquired Company that is provided to any such Person or Group or its Representatives that was not previously made available to Parent or its Representatives.

(h) Permitted Disclosures by the Company.  Nothing contained in this Agreement shall prohibit the Company, the Company Board or the Special Committee, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company Stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or (iii) any other communication to the Company Stockholders if (in the case of this clause (iii)) the Special Committee has determined in good faith, after consultation with its outside financial and outside legal advisors, that such communication is required under Applicable Law; it being understood that (A) any such communication or disclosure made by the Company, the Company Board or the Special Committee must be subject to the terms and conditions of this Agreement and shall not limit or otherwise adversely affect the obligations of the Company, the Company Board or the Special Committee and the rights of Parent under this Section 6.02 and (B) nothing in the foregoing shall be deemed to permit the Company, the Company Board or the Special Committee to effect an Adverse Recommendation Change other than in accordance with Section 6.02(e); provided that, for the avoidance of doubt, the permitted disclosures pursuant to clause (i) and clause (ii) of the foregoing shall not be deemed to constitute an Adverse Recommendation Change.

(i) Breach of Non-Solicitation Obligations by Representatives of the Company.  The Company acknowledges and agrees that any action that if taken by the Company would constitute a breach of any provision set forth in this Section 6.02 is taken by any Representative of any of the Acquired Companies, whether or not such Representative is purporting to act on behalf of any of the Acquired Companies (but provided that, with respect to Representatives of the Acquired Companies who are attorneys, accountants, consultants and financial advisors, such Person has been engaged by the Acquired Companies in connection with the Transactions or are otherwise acting on behalf of the Acquired Companies), shall be deemed to constitute a breach of such provision by the Company.

Section 6.03        Governmental Consents and Filings.

(a) During the period from the date hereof and continuing through the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII, upon the terms and subject to the conditions of this Agreement and subject to Applicable Law, the parties shall use their respective reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law, including Antitrust Law and any Required Irish FDI Filing, or otherwise to consummate and make effective the Transactions as promptly as practicable (and in any event before the End Date) and to cooperate with the other parties in connection with the foregoing, including using reasonable best efforts to obtain all consents, licenses, permits, waivers, approvals, authorizations or orders that are required to be obtained by the parties or any of their respective Affiliates in connection with the consummation of the Transactions from any Governmental Authorities (including the FCA Approval and any Required Irish FDI Filing) (including those consents and approvals set forth in Section 6.03(a) of the Company Disclosure Letter) or other third parties, and to effect as promptly as practicable all necessary registrations, filings and responses to requests for additional information or documentary material from any Governmental Authorities, if any, in each case subject to the other provisions of this Section 6.03, or to avoid any Proceeding (including those in connection with the Antitrust Laws) in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions.  Without limitation of the foregoing, the parties shall, and shall cause their respective controlled Affiliates to, cooperate with each other and use their reasonable best efforts to as promptly as practicable and in no event later than twenty (20) Business Days after the date hereof prepare and file, or cause to be prepared and filed (including by causing a party’s relevant controlled Affiliates by which a filing is required to be made to a Governmental Authority to make such filing), all necessary documentation to effect all applications, notices, petitions and filings with, and to obtain as promptly as practicable after the date hereof all permits, consents, approvals, waivers and authorizations of, all Governmental Authorities that are necessary or advisable to timely consummate the Transactions, including, for the avoidance of doubt, the filings and applications related to (i) the FCA Approval, (ii) the clearances, approvals and consents set forth in Section 7.01(b) of the Company Disclosure Letter, and (iii) any Required Irish FDI Filing, except, as it pertains to any Required Irish FDI Filing, such filing shall be prepared and filed no later than fifteen (15) Business Days after the date upon which Parent communicates to the Company that Parent has reasonably determined that such filing is required.  Each Party (the “Reviewing Party”) or its outside counsel shall have the right to review in advance, and the other party (the “Filing Party”) shall consult with the Reviewing Party or its outside counsel on, all the information relating to the Reviewing Party and its Affiliates that appears in any filing or written materials submitted by the Filing Party to any Governmental Authority in connection with the Transactions and shall furnish to the other parties all information required for any such filings or written materials; provided, however, that (i) copies of the filings made under the HSR Act need not be shared, and (ii) that the parties may, as each deems reasonably necessary, designate any competitively sensitive material provided to the other party under this Section 6.03(a) as “outside counsel only” and materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of the Acquired Companies.  The parties agree that they shall keep the other parties apprised in a timely manner of the status of matters relating to completion of the Transactions.

(b) As promptly as reasonably practicable, and in any event within ten (10) Business Days after the date hereof, the parties shall make all necessary filings, and thereafter make an appropriate response to any requests for submission of additional documents and information, with respect to this Agreement required under the HSR Act.  Without limiting the generality of anything contained in this Section 6.03, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any Proceeding with respect to the Transactions; (ii) keep the other parties informed as to the status of any such Proceeding; (iii) provide the other parties with (A) advance copies of all material correspondence, filings or communications (or memoranda setting forth the substance thereof) from such party or any of its controlled Affiliates to any Governmental Authority in connection with the Transactions and (B) all material correspondence, filings or communications (or memoranda setting forth the substance thereof) from any Governmental Authority in connection with the Transactions as promptly as practicable following its receipt thereof; (iv) respond as promptly as practicable to any additional requests for information received from any Antitrust Authority or any other Governmental Authority with respect to the Transactions or filings contemplated by Section 6.03(a); (v) not agree to participate in any substantive meeting or communication with any Governmental Authority in respect of any filing or any investigation or inquiry related to the Transactions unless it consults with the other parties in advance and provides the other party the opportunity to attend and participate thereat; and (vi) use reasonable best efforts to (A) obtain termination or expiration of the waiting period (including any extensions thereof) under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any Applicable Laws, including any other applicable Antitrust Laws and (B) prevent the entry in any Proceeding brought by a Governmental Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions (provided that any such reasonable best efforts shall be subject to Section 6.03(d)). Each party shall consult and cooperate with the other parties and shall consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Transactions, and except as may be prohibited by any Governmental Authority or by Applicable Law, in connection with any such Proceeding, each party shall invite Representatives of the other parties to be present at each meeting or conference relating to such Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such Proceeding; provided that the parties agree that Parent shall control the strategy and process, in consultation with the Company, in connection with any filings and notifications under Antitrust Laws or other Applicable Laws. Parent shall pay all filing fees in connection with any filings and notifications under Antitrust Laws.

(c) Without limitation to Section 6.03(a), the condition relating to the FCA in the UK (the “FCA Approval”) shall be satisfied by the first to occur of the following:

(i) the delivery to any party by the FCA of notice in writing in accordance with section 189(4)(a) of FSMA that it has determined to grant approval unconditionally to Parent and each other person required to give notice under s178 of FSMA in connection with the acquisition (as defined in s191G FSMA) of control of the UK-Regulated Entities in accordance with this Agreement (each an “Additional Notice Giver”);

(ii) if the FCA has given notice in writing in accordance with section 189(4)(b)(i) of FSMA that it has determined to approve the acquisition subject to fulfilment of certain conditions:

(A) where such conditions are capable of being satisfied by the parties without final recourse to the FCA, upon the fulfilment of those conditions (as may be varied or cancelled) to the satisfaction of the FCA or the parties (acting reasonably);

(B) where such conditions are ongoing in nature, upon the FCA or the parties having agreed in writing that, in their reasonable opinion, such conditions (as may be varied or cancelled) will continue to be fulfilled; or

(C) where such conditions are stated in the written notice to require the FCA’s confirmation of being satisfied, upon receipt by either party of confirmation from the FCA that the conditions (as may be varied or cancelled) have been satisfied; or

(iii) the assessment period (as defined in section 189(1) of FSMA) having elapsed without the FCA having given, in relation to each of the UK-Regulated Entities, notice under section 189(4)(a) of FSMA or a notification under section 189(4)(b) of FSMA or a notification under section 189(6)(b) of FSMA that the application for consent is incomplete, so that the FCA may be treated under section 189(6) of FSMA as having approved the acquisition of control by Parent and any Additional Notice Giver of the UK-Regulated Entities.

(d) In connection with obtaining any approval or consent related to any Applicable Law, the parties shall (and shall cause their respective controlled Affiliates to) (i) cooperate in good faith with the Governmental Authorities and (ii) shall undertake (and cause their respective controlled Affiliates to undertake) promptly any and all action to complete lawfully the Transactions as soon as practicable (but in any event prior to the End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Public Merger or the LP Mergers, including (A) to promptly resolve any objections that may be asserted by any Governmental Authority and (B) to satisfy any reasonable conditions or requirements imposed on it by any Governmental Authority in connection with the consummation of the Transactions, including under the HSR Act and any other Antitrust Laws; provided that, notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be interpreted to require (1) Parent or any of its Affiliates to divest or hold separate, or agree to divest or hold separate, any of its or the Acquired Companies’ assets, businesses or operations, or to agree to any injunction, order or other restriction on, or to take any other action with respect to, its or the Acquired Companies’ assets, businesses or operations (collectively, each a “Remedial Action”), or to defend any litigation, in order to secure any Governmental Authority’s approval, clearance or non-action with respect to the consummation of the Transactions, unless such Remedial Action is conditioned upon the Closing and the taking of such Remedial Action would not reasonably be expected to result, individually or in the aggregate, in a material and adverse effect on the Acquired Companies, taken as a whole, or on Parent and its Affiliates, taken as a whole or  (2) Parent, the Company or any of their respective Subsidiaries to pay any fee or settlement amount in connection with preventing the entry of any Governmental Order (excluding, for the avoidance of doubt, the payment of any filing fees required to be paid in connection with seeking such Governmental Approval or any payments to Representatives of for services rendered in connection therewith).

(e) This Section 6.03 shall not apply to the obtaining of Client Consents, which shall be governed exclusively by Section 6.12.

Section 6.04        Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement (but in any event no earlier than thirty (30) days after the date of this Agreement), the Company shall prepare and file with the SEC a proxy statement in preliminary form, as required by the Exchange Act, relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”).  Unless an Adverse Recommendation Change has been made in accordance with Section 6.02, the Company shall include the Special Committee Recommendation and the Company Board Recommendation in any iteration of the Proxy Statement filed in preliminary or definitive form.  Parent shall, as promptly as reasonably practicable, furnish to the Company all information concerning Parent and the Merger Subs required by the Exchange Act to be set forth in the Proxy Statement upon request by the Company, and will, upon request of the Company, confirm and/or supplement the information relating to Parent, Merger Sub Inc., Merger Sub I, Merger Sub II or Merger Sub III supplied by it for inclusion in the Proxy Statement.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand.  If the Company receives comments from the SEC (or the staff of the SEC) on the preliminary Proxy Statement, (i) each of the parties shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments or any request from the SEC (or the staff of the SEC) with respect to the Proxy Statement, (ii) each of the Company and Parent shall use its reasonable best efforts to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statements and (iii) the Company shall file the Proxy Statement in definitive form with the SEC and cause the definitive Proxy Statement to be mailed to the Company Stockholders as of the record date for notice established for the Company Stockholder Meeting as promptly as reasonably practicable after the date of this Agreement, and in no event more than five (5) Business Days after the date on which the SEC confirms that it will not review, or that it has no further comments on the Proxy Statement, which confirmation shall be deemed to have occurred if the SEC has not affirmatively notified the Company by 11:59 P.M. (Eastern time) on the tenth (10th) calendar day following such filing with the SEC that the SEC will or will not be reviewing the Proxy Statement.  No filing of, or amendment or supplement to, the Proxy Statement or any response to any comment from the SEC with respect thereto shall be made by the Company without the written approval of Parent (which shall not be unreasonably withheld, conditioned or delayed), and the Company shall provide Parent and its counsel a reasonable opportunity to review and comment thereon.  In accordance with the Company’s organizational documents, the Company through the Company Board shall use its reasonable best efforts to, as promptly as reasonably practicable (but subject to the last sentence of this Section 6.04(a) and the timing contemplated in this Section 6.04(a)), (x) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) and (y) mail to the holders of Company Common Stock as of the record date for notice established for the Company Stockholder Meeting a Proxy Statement.  The Company shall use its reasonable best efforts to duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable (and in any event within thirty five (35) days following the date of first mailing of the Proxy Statement to the Company Stockholders); provided, however, that the Company (acting upon the recommendation of the Special Committee) may postpone, recess or adjourn the Company Stockholder Meeting:  (i) with the written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (ii) if as of the time for which the Company Stockholder Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholder Meeting, (iii) if as of the time for which the Company Stockholder Meeting is scheduled, there are insufficient shares of Company Common Stock with respect to which proxies have been submitted to vote in favor of the adoption of this Agreement to obtain the Required Company Stockholder Approval or (iv) if reasonable additional time is necessary for the filing and distribution of any supplemental or amended disclosure which the Special Committee or the Company Board, acting upon direction from the Special Committee, has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Laws for such supplemental or amended disclosure to be disseminated to and reviewed by the Company Stockholders prior to the Company Stockholder Meeting; provided, that, in the case of clauses (ii), (iii) and (iv), without the written consent of Parent, in no event shall the Company Stockholder Meeting be held on a date later than the earlier of (x) thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (in the case of clause (iv) excluding any postponements or adjournments required by applicable Law) and (y) three (3) Business Days before the End Date.  Unless the Special Committee or the Company Board, acting upon direction from the Special Committee, shall have effected an Adverse Recommendation Change pursuant to Section 6.02(e), the Company shall use its reasonable best efforts to solicit proxies from the Company Stockholders and obtain the Required Company Stockholder Approval.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement has been terminated in accordance with Article VIII.  Without the prior written consent of Parent or as otherwise required by applicable Law, the Company shall not hold or convene its 2024 annual meeting of stockholders or any other meeting of stockholders other than the Company Stockholder Meeting.

(b) If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Mergers or other Transactions pursuant to Applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall use its reasonable best efforts to promptly prepare and file such Other Required Company Filing to comply in all material respects with the applicable requirements of the Exchange Act and other Applicable Law.  Except in connection with an Adverse Recommendation Change or thereafter, the Company shall not file any Other Required Company Filing with the SEC without the written approval of Parent (which shall not be unreasonably withheld, conditioned or delayed), and the Company shall provide Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company shall give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel.

(c) If at any time prior to the Effective Time any event, circumstance or information relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, subject to Section 6.04(b), an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the Company Stockholders.  Each party agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

Section 6.05      Access to Information.  From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Acquired Companies, to their respective personnel, properties, Contracts, books and records, and shall furnish such Representatives with existing financial and operating data and other information concerning the affairs of the Acquired Companies as such Representatives may reasonably request in writing, in each case, for the purpose of consummating the Transactions contemplated hereby and integration planning related thereto; provided that such review shall only be upon reasonable written notice and shall be at Parent’s sole cost and expense; provided, further, that the Company will be permitted to redact any information or documentation provided to Parent or its Representatives to the extent that such information or documentation includes competitively sensitive information.  Nothing herein shall require the Acquired Companies to disclose any information to Parent or its Representatives if such disclosure (i) would violate Applicable Law or any of its material obligations with respect to any material provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which any Acquired Company is a party or (ii) jeopardize any attorney-client or work-product privilege; provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such compliance with Applicable Law, such compliance with provisions of any such Contract or such privilege. All information obtained by Parent, the Merger Subs and their respective Representatives shall be subject to the Company Confidentiality Agreement.  No investigation or access permitted pursuant to this Section 6.05 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.  Parent will use its reasonable best efforts to minimize any disruption to the respective business of the Acquired Companies that may result from requests for access under this Section 6.05 and, notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under Applicable Law as a result of COVID-19 or any COVID-19 Measures.

Section 6.06      Confidentiality; Public Announcements. Except as otherwise contemplated by Section 6.02(h) (and, for the avoidance of doubt, nothing herein shall limit the rights of the Company, the Company Board or the Special Committee under Section 6.02), the parties shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the Transactions, including by providing each other with the opportunity to review and comment upon such press release or public announcement prior to its issuance, and none of the parties or their controlled Affiliates shall issue any such press release or public announcement prior to obtaining the other parties’ written consent (which consent shall not be unreasonably withheld or delayed), except that, after having consulted with the other parties in accordance with this Section 6.06, no such consent shall be necessary to the extent disclosure may be required by Applicable Law.  The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent.  Each of Company and Parent may, without the consent of the other party, communicate to its directors, officers, employees, customers, suppliers and consultants so long as such communication is not inconsistent with previous statements made jointly by the Company and Parent (or made by one party hereto in accordance with this Section 6.06) after having consulted with the other parties in accordance with this Section 6.06 or is consistent with a communications plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan.  Notwithstanding anything to the contrary set forth therein or herein, the Company Confidentiality Agreement shall continue in full force and effect until the Closing. Nothing in this Section 6.06 shall limit the ability of any party hereto to make additional disclosures that are consistent in all but de minimis respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 6.07        Indemnification of Officers and Directors.

(a) From and after the Effective Time, (i) Parent agrees that it shall cause each of the Surviving Corporation and Surviving Limited Partnerships to, (ii) the Company, as the Surviving Corporation, agrees that it shall and shall cause each Surviving Limited Partnership to and (iii) each Operating Partnership as a Surviving Limited Partnership agrees that it shall, in each case of the foregoing clauses (i), (ii) and (iii) (as applicable), indemnify and hold harmless each present and former director and officer of the Acquired Companies (in their capacity as such) (the “Company Indemnified Parties”) against any costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any threatened, pending or completed Proceeding, whether civil, criminal, administrative or investigative, arising out of, related to or by reason of the fact that he or she is or was a director or officer of any Acquired Company and arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by the certificates of incorporation, bylaws, indemnification agreements and other organizational documents of the Acquired Companies, as applicable, in effect as of the date of this Agreement (and made available to Parent prior to the date of this Agreement) and subject to Applicable Law.  Parent also agrees to cause each of the Acquired Companies to, and each Acquired Company also agrees that it shall and shall cause each other Acquired Company to, promptly advance expenses as incurred by each present and former director and officer of the Acquired Companies (in their capacity as such) to the fullest extent permitted by the certificates of incorporation, bylaws, indemnification agreements and other organizational documents of the Acquired Companies, as applicable, in effect as of the date of this Agreement (and made available to Parent prior to the date of this Agreement) and subject to Applicable Law; provided that any such present or former director and officer to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not entitled to indemnification under Law.  Without limiting the foregoing, Parent shall cause the Acquired Companies (A) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective certificates of incorporation, bylaws, certificates of limited partnership, limited partnership agreements and other organizational documents concerning the indemnification and exculpation of (and provisions relating to expense advancement to) the Persons who were directors or officers of any Acquired Company at any time prior to the Closing that are no less favorable to those Persons than the certificates of incorporation, bylaws, indemnification agreements and other organizational documents of the Acquired Companies, as applicable, in each case, as of the date of this Agreement (and made available to Parent prior to the date of this Agreement) and (B) not to amend, repeal or otherwise modify such provisions in any respect that would materially adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.

(b) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation and Surviving Limited Partnerships to, the Surviving Corporation shall and shall cause the Surviving Limited Partnerships to and the Surviving Limited Partnerships shall, in each case, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies in effect as of the date hereof on terms not less favorable than the terms of such current insurance coverage; provided, however, that, in lieu of the foregoing, the Company may and (if the Company does not) Parent, the Surviving Corporation and the Surviving Limited Partnerships may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing Date a prepaid, non-cancelable six (6)-year “tail” insurance policy(ies) (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time; provided, further, that the aggregate annual premium (or the aggregate premium, if a 6-year “tail” insurance policy(ies) is procured) shall not exceed three hundred percent (300%) of the aggregate annual premium paid in 2022 by the Company or any other Acquired Company, as applicable, for such insurance (the “Premium Cap”), and if the premium for such insurance would at any time exceed the Premium Cap, then the Parent, the Company, the Surviving Corporation or any of the Surviving Limited Partnerships (as the case may be) may cause to be maintained policies of insurance that, in the Parent’s, the Company’s, the Surviving Corporation’s or any of the Surviving Limited Partnerships’ (as the case may be) good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  Prior to the Closing, the Company shall reasonably cooperate with Parent with respect to the insurance requirements set forth in this Section 6.07.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.07 shall survive the consummation of the Public Merger and the LP Mergers and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and the Surviving Limited Partnerships.  In the event that Parent, the Surviving Corporation or the Surviving Limited Partnerships or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or consummates any division transaction or conversion, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation or the Surviving Limited Partnerships, as the case may be, shall succeed to the obligations set forth in this Section 6.07.

(d) Parent shall cause the Acquired Companies to honor each of the covenants in this Section 6.07.

Section 6.08       Section 16 Matters.  Prior to the Effective Time, the Company shall take such actions as are required to cause the disposition of Company Common Stock, Company Stock Awards or other securities (in each case, including derivative securities with respect to Company Common Stock) in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company (including any director designated by any such Person and including any Person to the extent deemed a director by deputization) to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

Section 6.09        Stockholder Litigation.

(a) The Company shall keep Parent reasonably informed on a current basis regarding any Stockholder Litigation, whether commenced prior to or after the execution and delivery of this Agreement.

(b) The Company shall give Parent the opportunity to participate in (subject to a customary joint defense agreement) the defense, settlement or prosecution of any Stockholder Litigation and consider in good faith Parent’s advice with respect to any Stockholder Litigation.  The Company shall not compromise, settle or come to a binding arrangement regarding, or agree to compromise, settle or come to a binding arrangement regarding, any Stockholder Litigation unless Parent has consented thereto in writing.  For purposes of this Section 6.09, “participate” means that Parent shall be reasonably kept apprised of proposed strategy and other significant decisions with respect to the Stockholder Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Stockholder Litigation, which the Company and its counsel shall reasonably consider in good faith.

Section 6.10        Employee Matters.

(a) Subject to Section 6.05 of this Agreement, to the extent permitted by Applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Subsidiaries reasonable access to their respective personnel for purposes of evaluating and discussing potential post-Closing compensation arrangements with the Continuing Employees.

(b) With respect to benefit plans (excluding any equity or equity-based, nonqualified deferred compensation, retention, change in control, defined benefit pension and post-employment or retiree welfare benefits or compensation) maintained by Parent or any of Parent’s applicable Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans) following the Effective Time, for purposes of determining eligibility to participate, level of vacation or severance benefits and vesting, each Continuing Employee’s service with any Acquired Company, as reflected in the Company’s records, shall be treated as service with Parent or any Subsidiaries of Parent, including the Surviving Corporation to the same extent and for the same purpose as such Continuing Employee was credited with such service prior to the Effective Time under the corresponding Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c) Parent shall, or shall cause Parent’s applicable Subsidiaries (including the Surviving Corporation) to, use reasonable best efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively‑at‑work requirements and waiting periods under any group health benefit plan maintained by Parent or any of Parent’s Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods were not satisfied or waived under the corresponding Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time. Parent shall, or shall cause Parent’s applicable Subsidiaries, including the Surviving Corporation, to use reasonable best efforts to recognize, or cause to be recognized, in the plan year in which the Closing occurs, the dollar amount of all co-payments, deductibles and similar expenses incurred and paid by each Continuing Employee (and his or her eligible dependents) and credited under the Company Benefit Plan that is a group health plan during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the corresponding group health benefit plan of Parent or any of Parent’s Subsidiaries in which such Continuing Employee (and dependents) participates from and after the Effective Time.

(d) The provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) or other Person shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.10 shall create such rights in any such Persons.  Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to continue any Company Benefit Plans, or other benefit or compensation plans, policies, programs, agreements, or arrangements or prevent the establishment, amendment, modification or termination thereof after the Effective Time; or (iii) establish, modify, terminate or amend any Company Benefit Plans or other benefit or compensation plans, policies, programs, agreements or arrangements.

(e) Except as otherwise agreed in writing, prior to the Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to cause any director or officer of the Company, and any director or officer of a Subsidiary of the Company, in each case as and to the extent requested by Parent, to execute and deliver a letter effectuating his or her resignations as a director, member of a committee or officer of such entity effective as of the Effective Time.

(f) Prior to the Effective Time, Parent may negotiate and enter into employment and compensation arrangements with the executive officers or other employees of the Acquired Companies, which arrangements shall (i) be subject to and will become effective following the Effective Time and (ii) at Parent’s election, provide for assignment to an applicable Acquired Company at the Effective Time.

(g) Promptly following the date hereof, Parent shall establish (a) a retention plan to be effective as of Closing on terms and conditions no less favorable in any material respect from the perspective of the current employees and service providers of the Company and its Subsidiaries (the “Current Employees”) than as set forth on Schedule 6.10(g)(i) (the “Retention Program”) and (ii) a long-term incentive plan to be effective as of Closing on terms and conditions no less favorable in any material respect from the perspective of the Current Employees than as set forth on Schedule 6.10(g)(ii) (the “LTIP”).

Section 6.11       Third Party Consents.  Except as otherwise provided in this Agreement, in no event shall Parent, the Company or any of their respective Subsidiaries be obligated to bear any expense or pay any fee (other than payments to Representatives of any of the Acquired Companies or Parent, as applicable, or any of their respective Affiliates for services rendered in connection with the Transactions) or grant any concession in value in connection with obtaining any consents, authorizations or approvals required in order to consummate the Transactions pursuant to the terms of any Contract or any Company License to which the Company or any of its Subsidiaries is a party.

Section 6.12        Client Consents.

(a) The Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to obtain, as promptly as reasonably practicable following the date of this Agreement, the Client Consents pursuant to the procedures set forth on Exhibit C.

(b) In connection with obtaining the Client Consents, at all times prior to the Effective Time, the Company shall take reasonable steps to keep Parent promptly informed of the status of obtaining such Client Consents (including the receipt of written notice from any investor in any Client that such investor is not providing its consent to the consummation of the transactions contemplated by this Agreement) and, upon Parent’s reasonable request, make available to Parent copies of any executed Client Consents and any related materials.  Without limiting the foregoing, Parent shall have the right to review, and comment on, in advance of distribution any documentation to be distributed by any Acquired Company to any Client (or investors therein) pursuant to which the Company is requesting a Client Consent or otherwise in connection with the Transactions (in each case, other than materials that are substantially similar to materials already provided to Parent) and the Company shall consider all such comments of Parent in good faith prior to distribution (and the Company agrees that the documentation to be delivered to the Clients set forth on Section 6.12(b) of the Company Disclosure Letter (or any investors therein) shall address the matters described in Section 6.12(b) of the Company Disclosure Letter).  From the date hereof until the Closing, the Company shall provide written notice to Parent as promptly as possible (and in any event no later than the third (3rd) Business Day following the receipt by the Company or any of its Subsidiaries of such notification) of any notification to the Company or any of its Subsidiaries (x) that any Client has determined not to provide any Client Consent or (y) of any new request for redemption or withdrawal in respect of any Mandate or any other termination of an Investment Advisory Arrangement.

(c) Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), no Acquired Company shall (i) amend any Mandate, Investment Advisory Arrangement or Fund Documentation in a manner that would, in each such case, adversely affect the economic value of such Client relationship or otherwise materially modify any term, (ii) reduce or offer or promise to reduce any fee payable by any Client, investor or Mandate thereof or cap, reduce, waive, reimburse or otherwise modify the fees payable by (or in respect of) any Client, investor or Mandate thereof or (iii) make any payment to, or grant any other economic concession (including any obligation of the Company, any Subsidiary of the Company or Parent or any of their respective affiliates to make any payment or assume or incur any other obligation or liability) to, any Client or investor, in each case of the foregoing clauses (i) – (iii), to the extent such action would have a non-de minimis and adverse effect on the economic value of such Client or investor relationship during the period following the Closing.

(d) For any New Mandate, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to ensure that such New Mandate will not by its terms terminate (or give rise to a termination right) as a result of the consummation of the Transactions and shall use reasonable best efforts to obtain the written consent of the applicable Client to the Transactions, including the assignment of such New Mandate as a result of the consummation of the Transactions.

(e) Parent shall cooperate and use reasonable best efforts to assist the Company in all reasonable respects in connection with the seeking of the Client Consents (including by promptly providing any information reasonably requested by the Company in connection with the foregoing with respect to Parent or its Affiliates).  Except as consented to by the Company in writing (which shall not be unreasonably withheld, conditioned or delayed), and except for any contact or communication initiated by any Client (or investor therein), any officer, director, managing member or general partner of any Client (or investor therein) or any advisory committee or similar body with respect to any Client, Parent shall not, and Parent shall cause its officers, directors, employees and other agents and representatives not to, (x) communicate with any Client (or investors therein), any officer, director, managing member or general partner of any Client (or investors therein) or any advisory committee or similar body with respect to any Client in connection with the Transactions, including for the purpose of soliciting Client Consents or (y) propose any fee waiver, fee offset or other concessions to any Person listed in the foregoing clause (x) in connection with the solicitation of Client Consents. For the avoidance of doubt, nothing contained herein shall restrict any contact or communication by Parent or any of its Affiliates or any officer, director, employee or other agent or representative of any of them in the ordinary course of business and not in connection with the Transactions. Each of Parent and the Company shall not, and the Company and Parent shall cause their respective officers, directors, employees and other agents and representatives not to, request any Client (or investor therein), any officer, director, managing member or general partner of any Client (or investor therein) or any advisory committee or similar body with respect to any Client to withhold, withdraw or revoke a Client Consent.

Section 6.13        Notices of Certain Events.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation, the Surviving Limited Partnerships or Parent, and (ii) any Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement or the Transactions.

(b) Following the date hereof and prior to the Effective Time:

(i) The Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by any Acquired Company to comply with or satisfy in any material respect any covenant, condition or agreement to be compiled with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Subs to consummate the Mergers set forth in Section 7.02(a) or Section 7.02(b) to fail to be satisfied at the Closing.  No such notification shall affect or be deemed to modify any representation or warranty of the Company that is set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Mergers or the remedies available to the parties hereto under this Agreement.

(ii) Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or any Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Subs to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Mergers set forth in Section 7.03(a) and Section 7.03(b) to fail to be satisfied at the Closing.  No such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub that is set forth in this Agreement or the conditions to the obligations of the Company to consummate the Mergers or the remedies available to the Parties under this Agreement.

Section 6.14      Stock Exchange Delisting.  The Surviving Corporation shall cause the Company’s securities to be de-listed from NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time in compliance with Applicable Law, and prior to the Effective Time the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part with respect thereto.

Section 6.15       The Merger Subs.  Parent will take all actions necessary to cause each Merger Sub (a) to perform its obligations under this Agreement and to consummate the Public Merger and the LP Mergers, as the case may be, on the terms and subject to the conditions set forth in this Agreement, and (b) prior to the Effective Time and LP Mergers Effective Time, not to conduct any business, or incur or guarantee any Indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 6.16     Conduct of Business by Parent Pending the Mergers.  Parent and the Merger Subs covenant and agree that, between the date of this Agreement and the earliest of the Effective Time, the LP Mergers Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.01, Parent and the Merger Subs shall not, and shall not permit any of their Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in each case, if such business materially competes with any material line of business of the Acquired Companies and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Governmental Permit or Governmental Order necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of Transactions or (iii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, in each case, subject to the limitations on Parent’s and each Merger Sub’s obligations set forth in Section 6.03, and except for any acquisition (whether pending or consummated as of the date hereof) that has been publicly disclosed or disclosed to the Company prior to the date of this Agreement.

Section 6.17        Financing Cooperation.

(a) Prior to Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide (or cause its Subsidiaries to provide) such cooperation in connection with any debt, equity or equity-linked financing deemed necessary or appropriate by Parent, including, among other things, any debt or equity financing to be incurred or contemplated to be incurred in connection with the Transactions as reasonably requested by Parent (collectively, the “Financing”); provided that the Company shall in no event be required to provide (or cause its Subsidiaries to provide) such assistance that shall unreasonably interfere with its or its Subsidiaries’ business operations.  Such assistance shall include using reasonable best efforts to do the following, each of which shall be promptly upon Parent’s written request with reasonable prior notice and at Parent’s sole cost and expense:

(i) (A) furnish, or cause to be furnished to, Parent (x) the audited consolidated balance sheets, statements of cash flows and statements of operations of the Acquired Companies as of and for the most recently completed fiscal year ended at least 90 days prior to the Closing Date, (y) the unaudited consolidated balance sheets and related statements of income and cash flows of the Acquired Companies for each fiscal quarter (other than the fourth fiscal quarter) and related six-month period or nine-month period, as applicable, ended after the most recent fiscal year ended at least 45 days prior to the Closing Date and the comparable prior year three-month, six-month or nine-month period, as applicable and (z) any other financial data and other financial information regarding the Acquired Companies (1) that is reasonably requested by Parent in connection with Parent’s preparation of pro forma financial statements (giving effect to the Transactions and other appropriate matters), (2) that would be of the type and form that are customarily included in offerings or placements of securities or (3) that would otherwise be of the type, form and substance reasonably necessary for an investment bank to receive customary comfort from auditors (including “negative assurance” comfort and change period comfort), (B) inform Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company has knowledge of any facts as a result of which a restatement of any of the Acquired Companies’ financial statements provided pursuant to clause (A) hereto, in order for such financial statements to comply with GAAP, is necessary, in each case, reasonably promptly after such officer obtains notice thereof and (C) with respect to such Acquired Companies’ financial statements provided pursuant to clause (A) hereto, updating such financial statements (x) to the extent necessary to permit a registration statement filed by Parent using such financial statements to be declared effective by the SEC and (y) to the extent reasonably requested by the Acquired Companies’ independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures and including negative assurance);

(ii) make senior management of the Company available to assist in the preparation of customary presentations, marketing materials, offering and private placement documents and rating agency presentations, as well as a customary confidential information memorandum and authorization letters in connection therewith, and participate in road shows, drafting and due diligence sessions and meetings with rating agencies;

(iii) deliver to Parent the Financing Deliverables;

(iv) make senior management of the Company available to reasonably participate and cooperate with Parent in (A) the negotiation of the Financing Documents and reasonably facilitate the satisfaction of any conditions precedent therein, (B) the preparation of prospectuses, offering memoranda, investor presentations and other customary marketing materials in connection with any Financing and marketing and syndication efforts thereof solely with respect to business and financial information relating to the Acquired Companies as reasonably requested by Parent or its Financing Sources and to the extent customary for financings of the sort contemplated to be incurred by Parent and (C) reasonable and customary due diligence, in each case, with or by the Financing Sources (or prospective lenders or investors in any bank or capital markets Financing) at mutually agreed times and places;

(v) cause the Acquired Companies’ current independent accountants to provide customary assistance and cooperation in any Financing, including using reasonable best efforts to cause such accountants to (A) participate in a reasonable number of drafting sessions and accounting due diligence sessions upon reasonable advance notice and at mutually agreed times and places, (B) provide any necessary customary written consents to use their audit reports relating to the Acquired Companies and to be named as an “Expert” in documents as are customary and (C) provide any customary “comfort letters” (including customary negative assurance comfort, including change period comfort) with respect to financial information relating to the Acquired Companies as reasonably requested by Parent or its Financing Sources and to the extent customary for Financings of the sort contemplated to be incurred by Parent; and

(vi) assist Parent and/or any Merger Sub with any filings, at the Parent’s sole expense, required to be made with the SEC or any other administrative authority in order to consummate the Transactions and any Financing (which assistance shall be limited to information with respect to the Acquired Companies), including to deliver to Parent any underlying information with respect to the Acquired Companies required for Parent and/or any Merger Sub to make any required filings with the SEC in connection with the Transactions and any Financing (to the extent reasonably requested by Parent or its Financing Sources and to the extent customary for Financings of the sort contemplated to be incurred by Parent);

provided that (A) neither the Company nor any of its Affiliates will be required to make any filings with the SEC in connection with any Financing (other than in any applicable proxy statement), (B) nothing in this Section 6.17 shall require any such action to the extent it would (x) unreasonably interfere with the business or operations of the Acquired Companies or require the Acquired Companies to agree to pay any fees, reimburse any expenses or give any indemnities, in any case, that would be effective prior to the Closing, or for which Parent does not promptly reimburse or indemnify it, as the case may be, to the extent required under this Agreement or (y) require any of the Acquired Companies or their respective Representatives or Financing Sources to execute, deliver or enter into, or perform any financing document that is contemplated to be effective prior to the Closing (other than the authorization letters referred to in clause (ii) above), (C) none of the general partners or board of directors (or other similar governing body) or committee or subcommittee thereof of any Acquired Company shall be required to adopt resolutions approving the Financing Documents that are contemplated to be effective prior to the Closing (and any such adoption or approval at Closing shall be performed by such general partner, board of directors (or other similar governing body) or committee or subcommittee thereof as constituted after the Effective Time and Closing), (D) nothing in this Section 6.17 shall require any change in the Company’s or any of its Subsidiaries’ fiscal years and (E) none of the Acquired Companies shall be required to provide any information or take any action to the extent it would (1) violate Applicable Law (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information or to permit such action in a manner that preserves compliance with Applicable Law), (2) violate any attorney-client or work-product privilege or similar protection (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information or to permit such action in a manner that preserves such privilege or similar protection), (3) violate any applicable confidentiality obligation of any Acquired Company that is binding with respect to such information, and for which consent to disclosure has not been obtained (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information or to permit such action in a manner that preserves compliance with such confidentiality obligation), (4) require any Acquired Company to waive or amend any terms of this Agreement, (5) constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Acquired Company or to a loss of any benefit to which such Acquired Company is entitled under any provision of any agreement or other instrument binding upon such Acquired Company, (6) result in the creation or imposition of any Lien on any asset of such Acquired Company (except any Lien on any of the Acquired Companies’ respective assets that becomes effective only upon the Closing), (7) result in any Acquired Company’s or any of its Affiliates’ directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives incurring any personal liability with respect to any matters relating to any financing or (8) directly result in any condition to Closing set forth in Article VII to fail to be satisfied by the End Date or otherwise directly result in a breach of this Agreement by any Acquired Company.

(b) To the extent identifying any of the Acquired Companies by name, the Company shall have the right to review and comment on marketing materials used in connection with the arrangement of any Financing prior to the dissemination of such materials to potential Financing Sources or other counterparties to any proposed financing transaction (or filing with any Governmental Authority); provided that the Company shall communicate in writing its comments, if any, to Parent and its counsel within a reasonable period of time under the circumstances and consistent with the time accorded to other participants who were asked to review and comment on such marketing materials.  The Company shall not be required to agree to any contractual obligation of the Company relating to any financing that is not conditioned upon the Closing and that does not terminate without liability to the Company and its Affiliates (other than liability resulting from customary circumstances such as breach of any obligation of the Company and its Affiliates, bad faith, willful misconduct, fraud or gross negligence) upon the termination of this Agreement.  The Company shall not be required to deliver or cause the delivery of any legal opinions, authorization and representation letters or solvency certificates in connection with any financing, except the authorization letters set forth in clause (a) above.  In addition, the parties hereto agree that, notwithstanding anything herein to the contrary, any information with respect to the prospects and projections for the Acquired Companies in connection with any financing will be the sole responsibility of Parent, and neither the Acquired Companies nor any of their Affiliates, directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives, shall have any liability or incur any damages with respect thereto or be required to provide any projections or information or make any presentations with respect to capital structure or other pro forma information relating thereto or the manner in which Parent intends to operate, or cause to be operated, the Acquired Companies after the Closing (provided that prior to Closing, the Company may reasonably be requested to provide such historical and other underlying financial information as Parent may require to assemble any such presentations and other pro forma information to the extent reasonably required by the Financing Sources; provided, further, that the Company shall not be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such presentations or other pro forma financial information).

(c) Parent shall indemnify and hold harmless the Acquired Companies, and each of their Representatives, from and against any and all reasonable and documented out-of-pocket costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees of no more than one (1) primary firm of outside counsel to the Acquired Companies, taken as a whole), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement that are suffered or incurred in connection with any contemplated Financing or any information, assistance or activities provided in connection therewith, except in instances of gross negligence, fraud or willful misconduct of the Acquired Companies or their representatives as finally determined in a non-appealable judgment by a court of competent jurisdiction.  Parent shall promptly reimburse the Acquired Companies for any and all documented out-of-pocket Third Party costs and expenses incurred by the Acquired Companies and each of their respective Representatives in connection with any such financing or such assistance.

(d) Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.02(b), as applied to the Company’s obligations under this Section 6.17, shall be deemed to be satisfied unless the applicable financing has not been obtained as a direct result of the Company’s Willful Breach of its obligations under this Section 6.17.

Section 6.18     Financing.  Parent and the Merger Subs expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Mergers, are not subject to, or conditioned on, any Person’s consummation of any financing arrangement, the obtaining of any financing or the availability, grant, provisions or extension of any financing to any Person.

Section 6.19        Tax Matters.

(a) General.  Notwithstanding anything to the contrary in this Agreement, except as otherwise provided by this Section 6.19, Article IV of each Operating Partnership LPA in effect immediately prior to the LP Mergers Effective Time shall continue to remain in effect solely with respect to any Tax matters of the Operating Partnerships with respect to the Pre-Closing Tax Period.

(b) Pass-Through Tax Returns.  From and after the Closing, Parent shall prepare and timely file (or cause to be prepared and timely filed) (taking into account all valid extensions of time to file) all Pass-Through Tax Returns that are due (taking into account all valid extensions of time to file) after the Closing in a manner consistent with the past practices of the Operating Partnerships, except as otherwise required by Applicable Law; provided that, in preparing any such Pass-Through Tax Return, Parent and the Operating Partnerships shall act in good faith.

(c) Amendment of Tax Returns.  Except as contemplated by Section 6.19(b), Section 6.19(d), and Section 6.19(e), from and after the Closing, neither Parent nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Pass-Through Tax Return unless required by applicable Tax Law to take such action.

(d) 6226 Election. Except as otherwise determined by Parent, notwithstanding anything herein to the contrary, each Operating Partnership shall make and be permitted to make the election under Section 6226 of the Code (or a similar provision of state, local or other Tax Law) with respect to the alternative to payment of imputed underpayment by any Operating Partnership for any Pre-Closing Tax Period, and the parties shall take any other action such as filings, disclosures and notifications necessary to effectuate such election.

(e) Pass-Through Tax Contests.  From and after the Closing, Parent shall control the defense of any audit, inquiry, examination, assessment, adjustment, proceeding or similar event with respect to any Pass-Through Tax Return (a “Tax Proceeding”); provided that, in controlling the defense of any such Tax Proceeding, Parent and the Operating Partnerships shall act in good faith.  For the avoidance of doubt, nothing in this Section 6.19(e) shall prevent Parent or its Affiliates from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the foregoing, and neither Parent or its Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority in connection therewith.

(f) The Company shall reasonably cooperate with Parent regarding modifications to the structure of the transactions contemplated by this Agreement that Parent reasonably requests in writing (including to integrate the Acquired Companies and/or their assets with Parent and any Affiliate of Parent); provided that (i) any such modifications do not, directly or indirectly, in the Company’s reasonable determination, have an adverse effect on the Acquired Companies or the Company’s stockholders or the holders of Operating Partnership Units, including any adverse effect on the time by which the Mergers may be consummated, (ii) no Acquired Company shall be required to take any action, or to refrain from taking any action, in each case, in contravention of (A) any organizational document of any Acquired Company, (B) any Company Material Contract or other contract to which such Person is a party, or (C) Applicable Law, (iii) any such modifications that involve obligations of the Acquired Companies to incur any liabilities shall be contingent upon all of the conditions set forth in Article VII having been satisfied or waived and receipt by the Company of a written notice from Parent to such effect and that the Parent is prepared to proceed immediately with the Closing and any other evidence reasonably requested by the Company that the Closing will occur (and that any action taken be unwound to the extent the Closing does not so occur), and (iv) such modifications (or the inability to complete such modifications) shall not affect or modify in any respect the obligations of Parent under this Agreement, including the amount of or timing of payment of the Public Merger Consideration and LP Merger Consideration.  Subject to the limitations set forth above, such modifications shall be undertaken in the manner (including in the order) specified by Parent and, subject to the limitations set forth above and except as agreed by Parent and the Company, such actions or transactions shall be implemented immediately prior to or concurrent with the Closing.  Without limiting the foregoing, (x) none of the representations, warranties or covenants of the Company or any of its Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 6.19(f) and (y) the condition precedent set forth in Section 7.02(b), as applied to the Company’s obligations under this Section 6.19(f), shall be deemed to be satisfied unless the Company has committed a Willful Breach under this Section 6.19(f).  Any costs associated with the Acquired Companies undertaking any of the actions set forth in this Section 6.19(f) shall be borne by Parent.

(g) Purchase Price Allocation. Within 120 days after the Closing Date, Parent shall prepare an allocation (the “Allocation”) of the aggregate LP Merger Consideration with respect to each Operating Partnership and any other items that are treated as additional consideration for Tax purposes as of the Closing Date (collectively, the “Tax Purchase Price”) among the assets of each Operating Partnership (and any disregarded entities of such Operating Partnership) (the “Allocation Statement”) in accordance with the applicable provisions of the Code and taking into account the interests of the persons that were the limited partners of the Operating Partnerships immediately prior to the Closing.  The Allocation will be adjusted as appropriate to reflect any adjustments to the Tax Purchase Price.  All applicable Pass-Through Tax Returns shall be prepared in a manner that is consistent with the Allocation, except to the extent otherwise required by Applicable Law.

Section 6.20     Takeover Statutes.  Neither Parent nor the Company shall take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statute.  If any Takeover Statute or other similar state anti-takeover Laws may become, or may purport to be applicable to the Mergers, the Rollover or any other Transactions, then each of the Company and Parent, the Company Board and the Special Committee shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and by the terms of the Rollover Agreement and otherwise act to eliminate or minimize the effects of such Laws on the Transactions.

Section 6.21      Termination of Related Person Agreements.  Effective upon the Closing, each Related Person Agreement, except as set forth on Section 6.21 of the Company Disclosure Letter, shall be terminated, in each case in a form reasonably acceptable to Parent, and the Company shall deliver evidence of all such effective terminations to Parent at or prior to the Closing.

Section 6.22      Additional Agreements.  If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation and Surviving Limited Partnerships with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Subs, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

Section 6.23        Rollover Matters.  The parties agree to comply with Section 6.23 of the Company Disclosure Letter.

ARTICLE VII

CONDITIONS TO THE TRANSACTION

Section 7.01     Conditions to the Obligations of Each Party.  The respective obligations of each party to consummate the Mergers are subject to the satisfaction (or written waiver by all parties if permissible under Applicable Law, except with respect to Section 7.01(a) which shall not be waivable) at or prior to the Closing Date of each of the following conditions:

(a) Required Approvals.  The Required Company Stockholder Approval and the Required Operating Partnership Approval shall have been obtained.

(b) Regulatory Approvals.  (i) The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, (ii) the FCA Approval shall have been obtained in accordance with Section 6.03(c) and (iii) the clearances, approvals and consents required to be obtained under the Antitrust Laws or other Applicable Law set forth on Section 7.01(b) of the Company Disclosure Letter shall have been obtained and shall be in full force and effect.

(c) No Injunction.  No Governmental Order, whether temporary, preliminary or permanent, by any court or other Governmental Authority of competent jurisdiction shall have been entered into and shall continue to be in effect, and no Applicable Law shall have been adopted or be effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Transactions.

Section 7.02       Conditions to the Obligations of Parent and the Merger Subs.  The obligations of Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction (or written waiver by Parent, if permissible under Applicable Law), at or prior to the Closing Date, of each of the following further conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties made by the Company in Section 4.01(a) (Organization), Section 4.02 (Authority), Section 4.06(a), Section 4.06(b)(i), Section 4.06(c)(i), the first sentence of Section 4.06(d) (Capitalization; Subsidiaries) and Section 4.29 (No Brokers)  shall be true and correct in all respects (other than any de minimis inaccuracies) as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects (other than any de minimis inaccuracies) as of such date;

(ii) Each of the representations and warranties made by the Company in the second sentence of Section 4.06(b) shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date; and

(iii) Each of the representations and warranties made by the Company in this Agreement other than those set forth in clause (i) above (without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, in each case, (A) except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date, and (B) except where the failure to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Covenants.  Each of the covenants and obligations that the Company and each Operating Partnership is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Consenting Client Condition.  The condition set forth on Exhibit C under the heading “Condition” shall have been satisfied.

(d) No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(e) Company Closing Certificate.  Parent shall have received a certificate, dated the Closing Date and executed on behalf of the Company by an executive officer of the Company (the “Company Closing Certificate”) certifying that the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c) and Section 7.02(d) have been satisfied.

Section 7.03       Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Mergers are subject to the satisfaction (or written waiver by the Company, if permissible under Applicable Law), at or prior to the Closing Date, of each of the following further conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties made by Parent and the Merger Subs in Section 5.01 (Organization) and Section 5.02 (Authority) shall be true and correct in all respects (other than any de minimis inaccuracies) as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects (other than any de minimis inaccuracies) as of such date; and

(ii) Each of the representations and warranties made by Parent and the Merger Subs in this Agreement other than those set forth in clause (i) above (without giving effect to any references to “materiality” qualifications) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, in each case, (A) except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date and (B) except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and the Merger Subs to consummate the Mergers.

(b) Covenants.  Each of the covenants and obligations that Parent and the Merger Subs are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Parent Closing Certificate.  The Company shall have received a certificate, dated the Closing Date and executed on behalf of Parent by an officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Parent Closing Certificate”).

Section 7.04       Frustration of Closing Conditions.  Neither Parent nor the Merger Subs may rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if such failure was primarily caused by the failure of Parent, Merger Sub Inc., Merger Sub I, Merger Sub II or Merger Sub III to use the requisite efforts to cause the Closing to occur as required by this Agreement.  Neither the Company nor the Operating Partnerships may rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if such failure was primarily caused by the Company’s or any of the Operating Partnerships’ failure to use the requisite efforts to cause the Closing to occur as required by this Agreement.

ARTICLE VIII
TERMINATION

Section 8.01      Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Public Merger, the LP Mergers and the other Transactions may be abandoned at any time prior to the Effective Time and LP Mergers Effective Time, as applicable, notwithstanding receipt of the Required Company Stockholder Approval and the Required Operating Partnership Approval (except as expressly noted in Section 8.01(d), Section 8.01(g) and Section 8.01(h)), only as follows:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if the Closing shall not have occurred on or before 5:00 P.M. (Eastern time) on July 23, 2024 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date;

(c) by either the Company or Parent, if any Governmental Authority shall have issued a Governmental Order permanently enjoining or otherwise prohibiting the consummation of the Public Merger or the LP Mergers, and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the issuance of such Governmental Order;

(d) by either the Company or Parent, if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company Stockholders shall have voted on a proposal to adopt this Agreement and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Approval; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure to adopt the Agreement at the Company Stockholder Meeting.

(e) by Parent, (i) if there is any breach by the Company or the Operating Partnerships of any representation, warranty, covenant or agreement of the Company or the Operating Partnerships set forth in this Agreement, such that the conditions specified in Section 7.02(a) or Section 7.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), (ii) Parent shall have delivered written notice to the Company of such Terminating Company Breach, and (iii) such Terminating Company Breach is not capable of cure prior to the date that is five (5) Business Days prior to the End Date or such Terminating Company Breach shall not have been cured within the earlier of thirty (30) days after the date of delivery of such written notice to the Company and five (5) Business Days before the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if Parent, Merger Sub Inc., Merger Sub I, Merger Sub II or Merger Sub III is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that any condition set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied;

(f) by the Company, (i) if there is any breach by Parent, Merger Sub Inc., Merger Sub I, Merger Sub II or Merger Sub III of any representation, warranty, covenant or agreement of Parent, Merger Sub Inc., Merger Sub I, Merger Sub II or Merger Sub III, respectively, set forth in this Agreement, such that the conditions specified in Section 7.03(a) or Section 7.03(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), (ii) the Company shall have delivered written notice to Parent of such Terminating Parent Breach, and (iii) such Terminating Parent Breach is not capable of cure prior to the date that is five (5) Business Days prior to the End Date or such Terminating Parent Breach shall not have been cured within the earlier of thirty (30) days after the date of delivery of such written notice to Parent and five (5) Business Days before the End Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if the Company or the Operating Partnerships are then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that any condition set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied;

(g) by Parent, if, prior to receipt of the Required Company Stockholder Approval, an Adverse Recommendation Change shall have occurred; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.01(g) shall expire at 5:00 p.m. (Eastern time) on the tenth (10th) Business Day following the date on which such Adverse Recommendation Change occurs; or

(h) by the Company, at any time prior to the receipt of the Required Company Stockholder Approval, in accordance with Section 6.02(e) in order to enter into a definitive agreement with respect to a Superior Proposal either concurrently with or immediately following such termination.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give a notice of such termination to the other party setting forth the basis on which such party is terminating this Agreement.

Section 8.02     Effect of Termination.  Except as otherwise set forth in this Section 8.02 and Section 8.03, in the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, stockholders, partners or other equityholders or any Representative of any of the foregoing other than liability of the Company or the Operating Partnerships (in each case, subject to Section 8.03) or of Parent, Merger Sub Inc., Merger Sub I, Merger Sub II or Merger Sub III, as the case may be, for any intentional common law fraud or any Willful Breach of this Agreement occurring prior to such termination.  The provisions of Section 6.06, Section 8.02, Section 8.03, Article IX and the Company Confidentiality Agreement shall survive any termination of this Agreement.

Section 8.03        Company Termination Fee.

(a) If, but only if, this Agreement is validly terminated:

(i) (x) by Parent or the Company pursuant to Section 8.01(b) or Section 8.01(d) or by Parent pursuant to Section 8.01(e), and (1) in the case of a termination pursuant to Section 8.01(b), at the time of such termination, the conditions set forth in Section 7.01(b) and Section 7.01(c) have been satisfied or (2) in the case of a termination pursuant to Section 8.01(d) or Section 8.01(e), at the time of such termination, the Company is not able to terminate this Agreement pursuant to Section 8.01(c), and in each case of clauses (1) and (2), the conditions set forth in Section 7.03(a) and Section 7.03(b) would be satisfied if the date of such termination were the Closing Date (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied if the Closing were to occur); and (y) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.01(b), Section 8.01(d) or Section 8.01(e), as applicable, (A) an Acquisition Proposal has been made and has not been withdrawn and (B) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement for the consummation of, any Acquisition Proposal and such Acquisition Proposal is subsequently consummated (regardless of whether such consummation occurs within the twelve (12)-month period), then the Company shall pay, or cause to be paid, to Parent or its designee the Company Termination Fee within three (3) Business Days after the date on which such Acquisition Proposal is consummated; provided, however, that for purposes of this Section 8.03(a), the references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) by Parent pursuant to Section 8.01(g) or by the Company pursuant to Section 8.01(d) if an Adverse Recommendation Change shall have occurred, then the Company shall pay, or cause to be paid, to Parent or its designee the Company Termination Fee within three (3) Business Days following such termination; or

(iii) by the Company pursuant to Section 8.01(h), the Company shall pay, or cause to be paid, to Parent or its designee the Company Termination Fee within three (3) Business Days following such termination.

(b) Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.02 and except as set forth in the Ancillary Agreements, if this Agreement is terminated in accordance with any provision under which payment of the Company Termination Fee is required hereunder, then upon receipt and acceptance of such Company Termination Fee and the Enforcement Expenses (if any), the payment of such Company Termination Fee and the Enforcement Expenses (if any) (if payable and accepted by Parent) shall, constitute the sole and exclusive remedy of Parent, the Merger Subs and any other Parent Related Party against (i) the Company, (ii) the Operating Partnerships and (iii) any of the Company’s or any Operating Partnership’s former, current and future Representatives, assignees, stockholders, directors, officers, partners, members, managers, general or limited partners, other equityholders, controlling Persons and any Representatives of any of the foregoing (the Persons described in clauses (i), (ii) and (iii), collectively and in their capacity as such, the “Company Related Parties”) for any breach, loss or damage suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment and acceptance of the Company Termination Fee and the Enforcement Expenses (if any) (if payable and accepted by Parent), no Person shall have any rights or claims against the Company Related Parties under this Agreement, whether at Law or equity, in Contract, in tort or otherwise, and the Company Related Parties shall not have any other liability, relating to or arising out of this Agreement or the Transactions; provided, that, notwithstanding anything to the contrary contained in this Agreement, nothing shall limit Parent’s ability to recover damages in excess of the Company Termination Fee or to pursue such other remedies as permitted hereunder in the event of any intentional common law fraud or a Willful Breach by the Company or the Operating Partnerships unless (x) Parent accepts payment of the Company Termination Fee or (y) Parent fails to commence a Proceeding to recover damages in excess of the Company Termination within sixty (60) days after the date that the Company Termination Fee becomes due and payable, in which case after such sixty (60) days payment of the Company Termination Fee shall be Parent’s sole and exclusive remedy for such intentional common law fraud or Willful Breach (and for the avoidance of doubt, commencing a Proceeding to recover damages shall not waive any of Parent’s rights to accept payment of the Company Termination Fee). Nothing in this Section 8.03(b) shall in any way expand or be deemed or construed to expand the circumstances in which the Company, the Operating Partnerships or any other Company Related Party may be liable under this Agreement or the Transactions (including in respect of any Financing incurred in connection with the Transactions).  For the avoidance of doubt, while Parent or Merger Subs may pursue both a grant of specific performance of the type contemplated by Section 9.02 and payment of the Company Termination Fee pursuant to Section 8.03(a), under no circumstances shall Parent or any Merger Sub be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 9.02 and monetary damages, including all or any portion of the Company Termination Fee.

(c) Each of the parties acknowledge and agree that the agreements contained in Section 8.02 and this Section 8.03 are an integral part of the Transactions, and that, without these agreements, each party would not enter into this Agreement.  The parties acknowledge and agree that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent, Merger Sub Inc., Merger Sub I, Merger Sub II and Merger Sub III in the circumstance in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers.  The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, and any payment of the Company Termination Fee shall be paid net of (and not in addition to) any payment previously made by the Company of the Parent Expenses.

(d) Any amounts payable pursuant to Section 8.02, Section 8.03(a) or this Section 8.03(d) shall be paid by wire transfer of same day funds to an account designated by Parent or the Company, as applicable (at least two (2) Business Days prior to the date such amount is to be paid).  If the Company or Parent, as applicable, fails to pay when due any amount payable under Section 8.02 or Section 8.03(a), as applicable, and in order to collect such amount, Parent or the Company, as applicable, commences a Proceeding that results in a Governmental Order against the Company or Parent for monetary damages (including the Company Termination Fee), as applicable, then such party shall reimburse the other for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with such Proceeding, together with interest on such amount at an annual rate equal to the prime rate (as published in The Wall Street Journal) (or other authoritative source to the extent no such figure is published by The Wall Street Journal) on the date that such payment was required to be made plus five percent (5%) through the date that such payment was actually received, or a lesser rate that is the maximum permitted by Applicable Law (collectively, “Enforcement Expenses”).

(e) Notwithstanding anything in this Section 8.03 to the contrary, in the event that, at the time the Company Termination Fee, Enforcement Expenses, Parent Expenses, or payment of damages due to Willful Breach or fraud (each of the foregoing, a “Potential Company Payment”) is required to be paid, Parent (or the regarded parent of which Parent is a direct or indirect disregarded entity for U.S. federal income tax purposes) is an entity intended to qualify as a “real estate investment trust” under Section 856 of the Code, and counsel or independent accountants for Parent determines that there exists a material risk that any amounts due to Parent under this Section 8.03 would be treated as Nonqualifying Income upon the payment of such amounts to Parent, then the Company shall be notified pursuant to the procedures set forth below in this Section 8.03(e) and the provisions of this Section 8.03(e) shall apply such that the amount paid to Parent pursuant to this Section 8.03 in any tax year shall not exceed the maximum amount that can be paid to Parent (or its regarded parent) in such year without causing it to fail to meet the REIT Requirements for such year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to Parent as further described in this Section 8.03(e) (such maximum amount, the “REIT Cap”).  If (A) the REIT Cap for any tax year under the preceding sentence is less than (B) the amount which would otherwise be obligated to be paid to Parent with respect to Potential Company Payments (the excess of (B) over (A), the “Fee/Expense Amount”), then: (1) Parent shall promptly notify in writing the Company at least (2) Business Days prior to the date the applicable Potential Company Payment is scheduled to be paid of the Fee/Expense Amount, and the Company shall place the Fee/Expense Amount into an escrow account (the “Fee/Expense Escrow Account”) using an escrow agent and agreement reasonably acceptable to Parent and the Company and shall not release any portion thereof to Parent, (2) Parent shall not be entitled to any such amount, unless and until Parent delivers to the Company and the escrow agent, at the sole option and expense of Parent, (i) an opinion (a “Fee/Expense Amount Tax Opinion”) of Parent’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (a “Fee/Expense Amount Accountant’s Letter”) from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing the Parent (or its regarded parent) to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to Parent (or its regarded parent) indicating that the receipt of any Fee/Expense Amount hereunder will not cause Parent (or such regarded parent) to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with a Fee/Expense Amount Tax Opinion and a Fee/Expense Amount Accountant’s Letter, a “Release Document”) and, in each case, certifies that such delivery constitutes a Release Document; and (3) pending the delivery of a Release Document, Parent shall have the right, but not the obligation, to borrow the Fee/Expense Amount from the Fee/Expense Escrow Account pursuant to a loan agreement reasonably acceptable to Parent and the escrow agent that (i) requires the escrow agent to lend the recipient immediately available cash proceeds in an amount equal to the Fee/Expense Amount, and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of Parent or any guarantor of Parent at the time of such loan, and (B) a fifteen (15) year maturity with no periodic amortization.  Any portion of the Fee/Expense Amount that remains in escrow as of December 31 following the date which is five years from the date of this Agreement shall be released by the escrow agent to the Company and Parent shall have no rights thereto.  Upon deposit by the Company of the Fee/Expense Amount in the Fee/Expense Escrow Account (and paying the balance of the applicable Potential Company Payment as required by this Agreement), the Company shall have been deemed to have satisfied in full its obligation to Parent to pay the applicable Potential Company Payment (but for the avoidance of doubt not any other Potential Company Payments) and shall not be subject to any additional liability or obligation in respect of such Potential Company Payment under or pursuant to this Agreement.

(f) Without limiting any obligation of the Company to pay the Company Termination Fee or the Enforcement Expenses, if and when they become due and payable pursuant to this Section 8.03, if Parent or the Company terminates this Agreement pursuant to Section 8.01(d), then the Company shall pay or cause to be paid to Parent the amount of the Parent Expenses, in cash by wire transfer of immediately available funds to an account designated by Parent within two (2) Business Days of such termination.

ARTICLE IX
MISCELLANEOUS

Section 9.01       Notices.  All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the U.S. mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by nationally recognized overnight delivery service, or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if receipt via email is confirmed via return email from the primary recipient acknowledging receipt), addressed as follows:

if to Parent, Merger Sub Inc., Merger Sub I, Merger Sub II or Merger Sub III, to:

Rithm Capital Corp.
799 Broadway
New York, New York 10003
Attention: Philip Sivin
Email: *

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:  Peter D. Serating; Blair T. Thetford; David C. Hepp
Email: *

if to the Company, to:

Sculptor Capital Management
9 West 57th Street, 39th Floor
New York, NY 10019
Attention:  General Counsel
Facsimile No.:  *
Email:  *

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:  Peter Harwich; Alex Kelly; Leah Sauter
Email:  *

and

Weil Gotshal & Manges LLP
767 Fifth Avenue
New York NY 10153
Attention:  Harvey Eisenberg; Brian Parness
Email:  *

or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.01; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.01 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.01.

Section 9.02        Remedies Cumulative; Specific Performance.

(a) The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including any party hereto failing to take such actions as are required of it hereunder to consummate the Transactions).  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity.  Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b) To the extent any party hereto brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Proceeding to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Proceeding or (ii) such other time period established by the court presiding over such Proceedings (it being understood that this Section 9.02 is not intended and shall not be construed to limit in any way the provisions of Section 8.03(b) or Section 8.03(c)).

Section 9.03       Expenses.  Except as set forth in Section 8.03(a), Section 8.03(d), Section 8.03(f) and this Section 9.03, each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that, in the event that the Transactions are not consummated, Parent shall pay fees and expenses in connection with any financing arrangements pursuant to Section 6.17; provided, further, that except as set forth in Section 3.03(e), the Acquired Companies shall bear and timely pay all Transfer Taxes and shall prepare and timely file, at its expense, all Tax Returns and other documentation with respect to such Transfer Taxes. The parties shall cooperate in good faith to minimize, to the fullest extent possible under such Tax Laws, the amount of any such Transfer Taxes payable in connection therewith.

Section 9.04       No Survival of Representations and Warranties.  The representations and warranties and covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto by any Person, other than the representations and warranties set forth in Section 4.30 and Section 5.15, shall terminate at the Effective Time or LP Mergers Effective Time, as applicable, except (a) as provided in Section 8.02, upon the termination of this Agreement pursuant to Section 8.01, as the case may be, and (b) that this Section 9.04 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or the LP Mergers Effective Time, including those contained in Section 6.07 and Section 6.10.

Section 9.05        Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time or LP Mergers Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that no amendment or waiver shall be made subsequent to receipt of the Required Company Stockholder Approval which requires further approval of the stockholders of the Company pursuant to the DGCL without such further stockholder approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.06       Disclosure Letter References.  The parties hereto agree that any reference in a particular Section or subsection of the Company Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company and the Operating Partnerships, as applicable, that are contained in the corresponding Section or subsection of this Agreement and (b) any other representations and warranties (or covenant, as applicable) of the Company and the Operating Partnerships, as applicable, that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenant, as applicable) is reasonably apparent on the face of such disclosure.  The listing of any matter on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement.  No disclosure in the Company Disclosure Letter relating to any possible breach or violation by the Company of any Contract or Applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  In no event shall the listing of any matter in the Company Disclosure Letter be deemed or interpreted to expand the scope of the Company’s or the Operating Partnerships’ representations, warranties and/or covenants set forth in this Agreement except as set forth in this Agreement.

Section 9.07        Binding Effect; Benefit; Assignment.

(a) This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and assigns.  Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (i) from and after the Effective Time and the LP Mergers Effective Time, the Company Indemnified Parties shall be intended third-party beneficiaries of, and may enforce, Section 6.07, (ii) from and after the Effective Time and the LP Mergers Effective Time, the holders of shares of Company Class A Common Stock, Operating Partnership Units converted into the right to receive LP Merger Consideration and holders of Company Stock Awards as of immediately prior to the Effective Time and LP Mergers Effective Time shall be intended third-party beneficiaries solely for the purpose of receiving the consideration that such holder is entitled to pursuant to Section 3.01, Section 3.02 or Section 3.06 as applicable, and (iii) the Company Related Parties and the Parent Related Parties are intended third-party beneficiaries of, and may enforce, Section 8.03(b), Section 8.03(d), Section 9.02, Section 9.08, Section 9.09, Section 9.10 and Section 9.14.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent and each Merger Sub will have the right to assign all or any portion of its rights and obligations under this Agreement (i) to any of its Affiliates (provided that such assignment would not reasonably be expected to delay the Closing or satisfaction of any condition to Closing hereunder) or (ii) to any source of debt financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such debt financing; provided that, in the case of clauses (i) and (ii), any assignment by Parent or any Merger Sub shall not relieve Parent or any Merger Sub of its obligations hereunder. Notwithstanding anything in this Agreement to the contrary, Parent will have the right to assign all or any portion of its equity interests in the Merger Subs to any direct or indirect wholly-owned subsidiary of Parent. Any purported assignment in violation of this Section 9.07(b) shall be null and void.

Section 9.08       Governing Law.  This Agreement and all Proceedings (whether based on Contract, tort or otherwise) based upon, arising out of, or related to this Agreement, the Transactions, or the actions of Parent, Merger Sub Inc., Merger Sub I, Merger Sub II, Merger Sub III or the Company or any Operating Partnership in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 9.09        Jurisdiction.

(a) Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding based upon, arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such Federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such Federal court.  Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced by a court of competent jurisdiction in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.  Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 9.09 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.01.  However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on any other party in any other manner permitted by Applicable Law.

Section 9.10      Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11      Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or through an electronic signature service or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.  No party may raise the use of any of the foregoing methods to deliver a signature, or the fact that any signature, agreement, or instrument was transmitted or communicated through the use of any of the foregoing methods, as a defense to the formation of a Contract, and each party forever waives any such defense.

Section 9.12     Entire Agreement.  This Agreement and the Ancillary Agreements constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

Section 9.13      Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible.

Section 9.14      No Recourse.  Each party hereto agrees, on behalf of itself and its Related Parties, that all Proceedings (whether based on Contract, tort or otherwise, including whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, arise out of or relate to: (a) this Agreement or the Transactions; (b) the negotiation, execution or performance of this Agreement or any of the Transactions; (c) any breach or violation of this Agreement; or (d) any failure of any Transaction to be consummated, in each case, may be made only (i) against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement; and (ii) in accordance with, and subject to the terms and conditions of, this Agreement, except for Proceedings against any Person that is party to an Ancillary Agreement or other Contract pursuant to the terms thereof.  Notwithstanding anything in this Agreement to the contrary, each party hereto agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or in connection with any Transaction will be sought or had against any other Person, including any Company Related Party or Parent Related Party, and no other Person, including any Related Party, will have any liabilities or obligations (whether based on Contract, tort or otherwise, including whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities based upon, arising out of or related to any item in clauses (a) through (d) above, except for claims, causes of action, obligations or liabilities against any Person that is party to an Ancillary Agreement or other Contract pursuant to the terms thereof. For the avoidance of doubt, nothing in this Agreement shall limit the ability of the parties to the Agreement or their respective Related Parties to bring counterclaims in connection with any Proceeding brought against such parties or their Affiliates by any other Person.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

RITHM CAPITAL CORP.

By:	/s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer

CALDER SUB, INC.

By:	/s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer

CALDER SUB I, LP

By: /s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer

CALDER SUB II, LP

By:	/s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer

CALDER SUB III, LP

By:	/s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer

[Signature to Agreement and Plan of Merger]

SCULPTOR CAPITAL MANAGEMENT, INC.

By:	/s/ Dava Ritchea
Name: Dava Ritchea
Title: Chief Financial Officer

SCULPTOR CAPITAL LP

By: Sculptor Capital Holding Corporation, its General Partner

By:/s/ Dava Ritchea
Name: Dava Ritchea
Title: Chief Financial Officer

SCULPTOR CAPITAL ADVISORS LP

By: Sculptor Capital Holding Corporation, its General Partner

By:/s/ Dava Ritchea
Name: Dava Ritchea
Title: Chief Financial Officer

SCULPTOR CAPITAL ADVISORS II LP

By: Sculptor Capital Holding Corporation, its General Partner

By:/s/ Dava Ritchea
Name: Dava Ritchea
Title: Chief Financial Officer

[Signature to Agreement and Plan of Merger]

Exhibit C

Client Consent Condition

Condition:

The Client Consent Percentage shall be at least 85% and an executive officer of the Company shall have delivered a certificate to such effect.

Definitions:

“Adjusted Base Date Revenue Run Rate” means $235,772,323, which represents (a) the Base Date Revenue Run Rate less (b) the Base Date Revenue Run Rate attributable to Excluded Clients AUM, in each case, as set forth on the Revenue Run Rate Schedule.

“Base Date” means May 31, 2023.

“Base Date Existing Mandate” means a Mandate that is in effect as of the Base Date.

“Client Consent” means that the consent required for the “assignment” (as defined in the Advisers Act) of a Client of a Mandate (or the consent of an investor or investors in a pooled investment vehicle that is a Client, as applicable) resulting from the consummation of the transactions contemplated by this Agreement has been received in a manner required under the Mandate and Applicable Law (including the Advisers Act); provided that receipt of consent pursuant to the consent process set forth in the Revenue Run Rate Schedule as it relates to any particular Client will be deemed to constitute a valid Client Consent with respect to such Client.

“Client Consent Percentage” means a fraction (expressed as a percentage), the numerator of which is the Consenting Client Revenue Run Rate and the denominator of which is the Adjusted Base Date Revenue Run Rate.

“Closed-End Fund” means each of the Clients identified on the Revenue Run Rate Schedule as a “Closed-End Fund”.

“Consenting Client” means each Client of a Mandate (i) for which a Client Consent has been obtained (or has been deemed to have been obtained) in accordance with the consent process set forth in the definition of “Client Consent” and which remains in full force and effect (and has not been withdrawn or revoked) as of the Effective Time and (ii) that has not suffered a Termination Event.

“Consenting Client Revenue Run Rate” means, as of the date that is five Business Days prior to the Closing Date or, with respect to a New Mandate that is entered into following such date and prior to the Closing Date, as of the New Mandate Start Date (each such date, the “Closing Measurement Date”), the aggregate Revenue Run Rate attributable to all Mandates of all Consenting Clients (subject to the other provisions in this definition, calculated using the same methodology used to calculate the Adjusted Base Date Revenue Run Rate); provided that:

(i) without regard to the actual assets under management of any Mandate as of the Closing Measurement Date, the assets under management used to determine such aggregate Revenue Run Rate shall be determined by using the assets under management in respect of such Mandate as of the Base Date (or in the case of a New Mandate, as of the New Mandate Start Date) and (A) increasing such assets under management for new or additional capital commitments and additions and contributions of funds made after the Base Date (or New Mandate Start Date, if applicable) with respect to such Mandate (for the avoidance of doubt, that would be taken into account in the “fee base” used to calculate the applicable investment management or sub-advisory fees), (B) decreasing such assets under management for any reductions or waivers of capital commitments, withdrawals and redemptions occurring after the Base Date (or New Mandate Start Date, if applicable) with respect to such Mandate (or, solely in the case of this clause (B), written notice of any of the foregoing from any Client or, if applicable, any investor therein, to the extent the assets under management subject to such notice have not been included in the Excluded Clients AUM) and (C) decreasing such assets under management for capital commitments of any Client (or any investor in any Client) that is in default for failing to fund a capital call (and such default has not been cured in accordance with the applicable Fund Documentation);

 (ii) any increase or decrease in the applicable assets under management after the Base Date (or New Mandate Start Date, if applicable) with respect to such Mandate due to (A) market appreciation or market depreciation of the underlying investments or other assets managed pursuant to such Mandate, (B) currency fluctuations or (C) ordinary course distributions of interest, income or capital gains (and with respect to (I) Closed-End Funds, returns of capital from dispositions of investments in the ordinary course and (II) CLOs, payments of principal made in the ordinary course pursuant to the existing amortization waterfall provisions following the scheduled end of the reinvestment period) will not be taken into account in determining the assets under management used in the Revenue Run Rate for such Mandate for the purposes of the calculation of Consenting Client Revenue Run Rate; and

 (iii) the aggregate Revenue Run Rate attributable to all Mandates of all Related Clients shall not exceed $1,000,000 for purposes of the calculation of Consenting Client Revenue Run Rate.

For the avoidance of doubt, (x) to the extent the Company receives a written request from a Client to redeem or withdraw funds from a pooled investment vehicle following the date of the Agreement, and such Client has provided its Client Consent, then “Consenting Client Revenue Run Rate” in respect of such Client shall be calculated as if such withdrawal or redemption had already occurred (and the assets under management in respect of such Client that are utilized in the calculation of Revenue Run Rate and Consenting Client Revenue Run Rate shall be reduced to give effect to such withdrawal or redemption), (y) Consenting Client Revenue Run Rate shall not include any Revenue Run Rate attributable to Excluded Clients AUM and (z) Consenting Client Revenue Run Rate shall (1) include the Revenue Run Rate attributable to any Mandate from a Client that is a Consenting Client as of the close of business on the date immediately prior to the Closing Date (including Clients that become Consenting Clients subsequent to the Closing Measurement Date) and (2) exclude the Revenue Run Rate attributable to any Mandate from a Client that ceases to be a Consenting Client prior to the close of business on the date immediately prior to the Closing Date.

“Excluded Clients AUM” means the aggregate assets under management by the Acquired Companies as of the Base Date (i) in respect of the CLOs with Excluded Clients AUM set forth on the Revenue Run Rate Schedule or (ii) for which any Acquired Company has received any written withdrawal or redemption request prior to the date hereof.

“Mandate” means, with respect to any Client, an Investment Advisory Arrangement or similar agreement pursuant to which such Client agrees to, or has agreed to, a commitment of capital or renewal or extension of such commitment, or contribution of capital or has otherwise agreed to pay a fee in exchange for the provision of Investment Management Services.

“Negative Consent” or “negative consent” means, with respect to any Client (or an investor or investors in a pooled investment vehicle that is a Client, as applicable) of a Mandate, that the Company provides a written notice (a “Consent Notice”) to the Client of such Mandate stating that such Client’s affirmative written consent with respect to the Transactions will be deemed to have been granted, including for purposes of the Advisers Act, if such Client (or an investor or investors in a pooled investment vehicle that is a Client, as applicable) has not objected in writing to the assignment of its Mandate or the Transactions by a date that is at least forty-five (45) days after the provision of the Consent Notice.

“New Mandate” means a Mandate that is entered into following the Base Date and before the Closing Date in accordance with Section 6.01 of the Agreement. A commitment of capital or renewal or extension of such commitment, or contributions or withdrawals of capital from a Base Date Existing Mandate, in each case in accordance with Section 6.01 of the Agreement, shall be deemed not to constitute a New Mandate.

“New Mandate Start Date” means, with respect a New Mandate, the date that such New Mandate is established.

“Related Client” means (a) any Acquired Company and (b) any employee of any Acquired Company and any of their Family Related Parties; provided that Revenue Run Rate of a Related Client shall not include amounts invested by any Acquired Company as of the Base Date in Sculptor Alternative Solutions, LLC or any CLO.

“Revenue Run Rate” means, with respect to any Mandate as of any date of determination, the aggregate annualized investment advisory, investment management or sub-advisory fees payable to the Company, any Operating Partnership or their respective wholly-owned Subsidiaries in respect of such Mandate as of such date of determination under the applicable Investment Advisory Arrangement, in each case, (i) excluding any carried interest or similar performance-based fees, incentive fees, transaction or similar fees, and any non-recurring fees based upon a discrete transaction (such as distribution fees, securities lending fees, broker-dealer fees, registration and filing fees), (ii) after reduction for any fee rebates, fee waivers, expense reimbursement (or assumption) arrangements or discounts or similar offsets as of such date of determination, (iii) net of any sub-advisory fees paid to a Person other than the Company, any Operating Partnership or their respective Subsidiaries and (iv) calculated consistent with (A) for the Consenting Client Revenue Run Rate, the provisions set forth in such definition (which, for the avoidance of doubt, supersede the methodology under the applicable Investment Advisory Arrangement to the extent set forth in such definition) and (B) subject to the immediately preceding clause (A), the calculation principles utilized in calculating the Adjusted Base Date Revenue Run Rate and the other amounts set forth on the Revenue Run Rate Schedule.

“Revenue Run Rate Schedule” means the schedule set forth on Annex A hereto.

“Termination Event” means, with respect to a Mandate, that (a) the applicable Client (or, as applicable, the board of directors or trustees, advisory committee or investors thereof) of such Mandate has provided written notice to the Company, any Operating Partnership or any of their respective wholly-owned Subsidiaries (that has not been withdrawn) (i) that it is terminating such Mandate in accordance with its Fund Documentation, (ii) that it intends to withdraw its Client Consent or (iii) that it is seeking the acceleration or early termination of the investment or commitment period or term of the Fund (prior to the natural expiry of such investment or commitment period or term) applicable to such Mandate in a manner permitted by the applicable Fund Documentation or (b) with respect to a Client that is  a Fund, that there has been a key-man (or similar) event or an event constituting cause, disabling conduct, the requisite grounds for no-fault removal of the general partner or managing member (or equivalent) or no-fault termination under such Fund’s Fund Documentation, in each case under this clause (b), that (A) has been determined to have occurred pursuant to the requisite vote or other procedures provided for under such Fund’s Fund Documentation if required, (B) has not been cured or waived in accordance with  such Fund’s Fund Documentation, and (C) results in the early or accelerated termination of the investment or commitment period, term or dissolution of such Fund.

* * *